Exhibit 10.1

Execution Version

LOAN AGREEMENT
Dated as of August 11 2016
By and Among
DAVIES PACIFIC, LLC, PAN AM I, LLC, PAN AM II, LLC, PAN AM III, LLC, PAN AM IV, LLC, WATERFRONT A, LLC, WATERFRONT B, LLC, WATERFRONT C, LLC, WATERFRONT D, LLC and WATERFRONT E, LLC, each a Delaware limited liability company, collectively, as Borrowers,
GOLDMAN SACHS SPECIALTY LENDING GROUP, L.P., a Delaware limited partnership, as Agent,
and
DON QUIJOTE (USA) CO., LTD., a Hawaii corporation,
DON QUIJOTE HOLDINGS CO., LTD., a Japanese corporation, and
SPECIAL SITUATIONS INVESTING GROUP II, LLC, a Delaware limited liability company, and and any other lending institutions which may from time to time become a party hereto, collectively, as Lenders

PROPERTIES: Davies Pacific Center, Pan Am Building and Waterfront Plaza, Honolulu, Hawaii

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			Page

	3.1.33	Intellectual Property/Websites	54
	3.1.34	Operations Agreements	54
	3.1.35	Illegal Activity	54
	3.1.36	Control	54
	3.1.37	Ground Lease	54
	3.1.38	Pan Am PSA	56
	3.1.39	TIC Agreements	56
Section	3.2	Survival of Representations	57

ARTICLE 4 BORROWER COVENANTS			57
Section	4.1	Payment and Performance of Obligations	57
Section	4.2	Due on Sale and Encumbrance; Transfers of Interests	57
Section	4.3	Liens	64
Section	4.4	Special Purpose	64
Section	4.5	Existence; Compliance with Legal Requirements	65
Section	4.6	Taxes and Other Charges	65
Section	4.7	Litigation	65
Section	4.8	Title to the Properties	66
Section	4.9	Financial Reporting	66
	4.9.1	Monthly Reports	66
	4.9.2	Quarterly Reports	66
	4.9.3	Annual Reports	67
	4.9.4	Other Reports	68
	4.9.5	Annual Budget	68
	4.9.6	Extraordinary Operating Expenses	69
	4.9.7	Intentionally Omitted	69
Section	4.10	Access to Property	69
Section	4.11	Leases	69
	4.11.1	Generally	69
	4.11.2	Approvals	71
	4.11.3	Covenants	71
	4.11.4	Security Deposits	71
	4.11.5	Leasing Agent	72
Section	4.12	Repairs; Maintenance and Compliance; Alterations	72
	4.12.1	Repairs; Maintenance and Compliance	72
	4.12.2	Alterations	72
Section	4.13	Approval of Major Contracts	73
Section	4.14	Property Management	73
	4.14.1	Management Agreement	73
	4.14.2	Prohibition Against Termination or Modification	73
	4.14.3	Replacement of Manager	73
Section	4.15	Performance by Borrowers; Compliance with Agreements	74
Section	4.16	Licenses; Intellectual Property; Website	74
	4.16.1	Licenses	74
	4.16.2	Intellectual Property	74

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	4.16.3	Website	74
Section	4.17	Further Assurances	74
Section	4.18	Estoppel Statement	75
Section	4.19	Notice of Default	75
Section	4.20	Cooperate in Legal Proceedings	75
Section	4.21	Indebtedness	75
Section	4.22	Business and Operations	76
Section	4.23	Dissolution	76
Section	4.24	Debt Cancellation	76
Section	4.25	Affiliate Transactions	76
Section	4.26	No Joint Assessment	76
Section	4.27	Principal Place of Business	76
Section	4.28	Change of Name, Identity or Structure	76
Section	4.29	Costs and Expenses	77
Section	4.30	Indemnity	78
Section	4.31	ERISA	79
Section	4.32	Patriot Act Compliance	79
Section	4.33	Zoning	80
Section	4.34	Costs of Enforcement	81
Section	4.35	Interests in Borrowers Certificated	81
Section	4.36	Ground Lease	81
Section	4.37	Pan Am PSA	83
Section	4.38	TIC Agreements	83
Section	4.39	Payment of Applicable Taxes	84
Section	4.40	Environmental Matters	84

ARTICLE 5 INSURANCE, CASUALTY AND CONDEMNATION			85
Section	5.1	Insurance	85
	5.1.1	Insurance Policies	85
	5.1.2	Insurance Company	89
Section	5.2	Casualty	90
Section	5.3	Condemnation	91
Section	5.4	Restoration	91

ARTICLE 6 CASH MANAGEMENT AND RESERVE FUNDS			96
Section	6.1	Cash Management Arrangements	96
Section	6.2	Required Repairs Funds	97
	6.2.1	Deposit of Required Repairs Funds	97
	6.2.2	Release of Required Repairs Funds	97
Section	6.3	Tax Funds	98
	6.3.1	Deposits of Tax Funds	98
	6.3.2	Release of Tax Funds	99
Section	6.4	Insurance Funds	99
	6.4.1	Deposits of Insurance Funds	99
	6.4.2	Release of Insurance Funds	99

			Page

Section	6.5	Ground Rent Funds	99
	6.5.1	Deposits of Ground Rent Funds	100
	6.5.2	Release of Ground Rent Funds	100
Section	6.6	Rollover Funds	100
	6.6.1	Deposits of Rollover Funds	100
	6.6.2	Release of Rollover Funds	101
Section	6.7	Capital Expenditure Funds	102
	6.7.1	Deposits of Capital Expenditure Funds	102
	6.7.2	Release of Capital Expenditure Funds	102
Section	6.8	Casualty and Condemnation Account	103
Section	6.9	Cash Collateral Funds	103
Section	6.10	Property Cash Flow Allocation	103
	6.10.1	Order of Priority of Funds in Deposit Account	103
	6.10.2	Failure to Make Payments	104
	6.10.3	Application After Event of Default	105
Section	6.11	Security Interest in Reserve Funds	105

ARTICLE 7 INTENTIONALLY OMITTED			105

ARTICLE 8 DEFAULTS			105
Section	8.1	Events of Default	105
Section	8.2	Remedies	109
	8.2.1	Acceleration	109
	8.2.2	Remedies Cumulative	109
	8.2.3	Severance	110
	8.2.4	Additional Remedies	111
	8.2.5	Tenancy in Common	111
	8.2.6	Agent’s Right to Perform	111

ARTICLE 9 SPECIAL PROVISIONS			112
Section	9.1	Sale of Loan	112
Section	9.2	Register	113
Section	9.3	Severance	114
Section	9.4	Expenses	115

ARTICLE 10 MISCELLANEOUS			115
Section	10.1	Recourse	115
	10.1.1	Recourse to Borrower	115
	10.1.2	Intentionally Omitted	116
	10.1.3	Section 10.1 Obligations	116
	10.1.4	Section 10.1 Liabilities	116
	10.1.5	Springing Recourse Event	118
Section	10.2	Survival; Successors and Assigns	120
Section	10.3	Agent’s and Lenders' Discretion	120
Section	10.4	Governing Law	120

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Section	10.5	Modification, Waiver in Writing	122
Section	10.6	Notices	122
Section	10.7	Waiver of Trial by Jury	124
Section	10.8	Headings, Schedules and Exhibits	124
Section	10.9	Severability	124
Section	10.10	Preferences	124
Section	10.11	Waiver of Notice	124
Section	10.12	Remedies of Borrowers	125
Section	10.13	Offsets, Counterclaims and Defenses	125
Section	10.14	No Joint Venture or Partnership; No Third Party Beneficiaries	125
Section	10.15	Publicity	125
Section	10.16	Waiver of Marshalling of Assets	126
Section	10.17	Certain Waivers	126
Section	10.18	Conflict; Construction of Documents; Reliance	126
Section	10.19	Brokers and Financial Advisors	127
Section	10.20	Prior Agreements	127
Section	10.21	Servicer	127
Section	10.22	Joint and Several Liability	128
Section	10.23	Creation of Security Interest	128
Section	10.25	Cross Default; Cross Collateralization	128
Section	10.26	Contribution among Borrower	129
Section	10.27	Counterparts	129
Section	10.28	Set-Off	129
Section	10.29	Modification, Waiver in Writing; Approvals	129
Section	10.30	Waiver of Lender Liability	130

ARTICLE 11 AGENT			130
Section	11.1	Appointment	130
Section	11.2	Delegation of Duties	131
Section	11.3	Exculpatory Provisions	131
Section	11.4	Reliance by Agent	132
Section	11.5	Notice of Default	132
Section	11.6	Non‑Reliance on Agent and Other Lenders	132
Section	11.7	Indemnification	133
Section	11.8	Agent in Its Individual Capacity	133
Section	11.9	Appraisals	133
Section	11.10	Ratable Share	133
Section	11.11	Modifications to Article 11	134
Section	11.12	Successor Agents	134
Section	11.13	Limitations on Agent’s Liability	134
Section	11.14	Co-Lender Agreement	134
Section	11.15	Pan Am Property	134

Schedules and Exhibits

Schedules:

Schedule I	–	Rent Rolls
Schedule II	–	Required Repairs
Schedule III	–	Organizational Chart
Schedule IV	–	Exceptions to Representations and Warranties
Schedule V	–	Definition of Special Purpose Bankruptcy Remote Entity
Schedule VI	–	Intellectual Property/Websites
Schedule VII	–	Ratable Share
Schedule VIII	–	Allocated Loan Amounts
Schedule IX-A	–	Initial Roll Over Deposit Leases
Schedule IX-B	–	Initial Free Rent Deposit Leases
Schedule X	–	Description of the Ground Lease
Schedule 3.1.30	–	Major Contracts
Schedule 4.11	–	Leasing Guidelines

Exhibits:

Exhibit A-1	–	Davies Center Property Legal Description
Exhibit A-2	–	Pan Am Property Legal Description
Exhibit A-3	–	Waterfront Property Legal Description
Exhibit B	–	Pan Am PSA

LOAN AGREEMENT
THIS LOAN AGREEMENT, dated as of August 11, 2016 (as amended, restated, replaced, supplemented or otherwise modified from time to time, this “Agreement”), by and among SPECIAL SITUATIONS INVESTING GROUP II, LLC, a Delaware limited liability company (“GS Lender”), having an address at 200 West Street New York, New York 10282, and DON QUIJOTE (USA) CO., LTD., a Hawaii corporation (“DQ Lender 1”), having an address at 801 Kaheka Street, Honolulu, Hawaii 96814, DON QUIJOTE HOLDINGS CO., LTD., a Japanese corporation (“DQ Lender 2”), having an address at 2-19-10 Aobadai, Meguro-ku, Tokyo 153-0042 Japan (together with their respective successors and permitted assigns hereunder, including any Assignee (as defined herein) hereunder and such other co-lenders as may exist from time to time, each a “Lender” and collectively, the “Lenders”), GOLDMAN SACHS SPECIALTY LENDING GROUP, L.P., a Delaware limited partnership, as administrative agent (including any of its successors and assigns, “Agent”) for itself and the other Lenders party hereto from time to time, DAVIES PACIFIC, LLC, a Delaware limited liability company (“Davies Center Borrower”), PAN AM I, LLC, PAN AM II, LLC, PAN AM III, LLC and PAN AM IV, LLC, a Delaware limited liability company (collectively, “Pan Am Borrowers”), and WATERFRONT A, LLC, WATERFRONT B, LLC, WATERFRONT C, LLC, WATERFRONT D, LLC and WATERFRONT E, LLC, a Delaware limited liability company (collectively, “Waterfront Borrowers”, and together with the Davies Center Borrower and Pan Am Borrowers, each a “Borrower” and collectively, together with their respective permitted successors and assigns, “Borrowers”), each having an address at 841 Bishop Street, Suite 1700, Honolulu, Hawaii 96813.
All capitalized terms used herein shall have the respective meanings set forth in Article 1 hereof.
W I T N E S S E T H :
WHEREAS, Borrowers desire to obtain the Loan from Lenders; and
WHEREAS, Lenders are willing to make the Loan to Borrowers, subject to and in accordance with the terms and conditions of this Agreement and the other Loan Documents.
NOW, THEREFORE, in consideration of the covenants set forth in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree, represent and warrant as follows:
ARTICLE 1

DEFINITIONS; PRINCIPLES OF CONSTRUCTION

Section 1.1    Specific Definitions.
For all purposes of this Agreement, except as otherwise expressly provided:
“A-2 LIBOR Spread” shall mean 1.70%.
“Acceptable Blanket Policy” shall have the meaning specified in Section 5.1.1(c) hereof.

“Accounts” shall have the meaning specified in Section 6.1 hereof.
“Acknowledgment” shall mean the Acknowledgment, dated on or about the date hereof made by Counterparty, or as applicable, Approved Counterparty.
“Adjusted Market Vacancy Rate” shall mean (a) in the case of the Davies Center Property, the market vacancy for the “downtown” submarket of Honolulu as determined by CBRE Econometric Advisors (https://www.cbre-ea.com) and (b) in the case of the Waterfront Property, an amount equal to the vacancy factor determined under the immediately preceding clause (a), minus 1.8%.
“Adjusted Operating Income” shall mean (a) total annualized base rent as of the date of the determination based on in-place Leases with tenants who have taken occupancy, and have begun paying full, unabated rent (i.e. excluding tenants with free rent periods or discounted rent periods then in effect), and taking into account any contractual rent increases within the twelve (12) months following the date of such calculation, but excluding (i) any tenant that is in default under its Lease, (ii) tenants in bankruptcy that have not assumed their Leases, (iii) tenants with less than 120 days remaining under their Leases that have not exercised a renewal option within the applicable notice period, (iv) tenants that have given notice that they are vacating within the next 120 days and (v) month-to-month tenants, plus (b) without duplication, ancillary income (e.g. parking, tenant services, signage, etc.) for the twelve (12) month period immediately preceding the date of determination; in each case adjusted to reflect Agent’s determination of: (1) a vacancy factor for each Property equal to the greatest of (A) the Adjusted Market Vacancy Rate for such Property, (B) the actual vacancy rate at the relevant Property, and (C) five percent (5.0%) of the rentable area of such Property, (2) exclusion of amounts representing non-recurring items; and (3) such other adjustments deemed necessary by Agent based upon Agent’s reasonable underwriting criteria. Agent’s calculation of Adjusted Operating Income shall be final absent manifest error.
Adjusted Operating Income shall not include (a) any Insurance Proceeds (other than business interruption and/or rental loss insurance proceeds and only to the extent allocable to the applicable reporting period), (b) any proceeds resulting from the Transfer of all or any portion of the Property owned by a Borrower, (c) any item of income paid directly by any Tenant to a Person other than a Borrower as an offset or deduction against Rent payable by such Tenant, provided such item of income is for payment of an item of expense (such as payments for utilities paid directly to a utility company) and such expense is otherwise excluded from the definition of “Operating Expenses” pursuant to clause (6) of the definition thereof, (d) security deposits received from Tenants until forfeited or applied, (e) any Lease Termination Payments, and (f) any amount recovered in a litigation proceeding.
“Adjusted Operating Expenses” shall mean all Operating Expenses, adjusted to reflect Agent’s determination of (i) required deposits to the Rollover Account and the Capital Expense Reserve, and (ii) an adjustment so that property management fees are equal to the greater of three percent (3%) of Rents and the property management fees actually paid under the Management Agreement. To the extent the period of determination of Adjusted Operating Expenses is less than one year and an Adjusted Operating Expense relates to an entire calendar year (e.g., real estate taxes), then, for purposes of determining the calculation of such Adjusted Operating Expense, the same shall be prorated for the relevant period of determination based on the total annual amount paid with respect thereto.
“Affiliate” shall mean, as to any Person, any other Person that (i) owns directly or indirectly ten percent (10%) or more of all equity interests in such Person or is under common ownership, directly or indirectly, with ten percent (10%) or more of all equity interests of such Person, and/or (ii) is in direct and/or indirect control of, is directly and/or indirectly controlled by or is under common direct and/or indirect ownership or control with such Person, and/or (iii) is a direct or indirect director, officer, manager, trustee or agent of such Person or of an Affiliate of such Person, and/or (iv) is the spouse, issue or parent of such Person or of an Affiliate of such Person.
“Agreement” shall have the meaning specified in the introductory paragraph hereto.
“ALTA” shall mean American Land Title Association, or any successor thereto.
“Allocated Loan Amount” shall mean, with respect to each Property, the amount set forth with respect to such Property on Schedule VIII, as the same may be reduced pursuant to Section 6.10 hereof.
“Alteration Threshold” shall mean, with respect to each Property, one percent (1%) of the Allocated Loan Amount for such Property.
“Annual Budget” shall mean the operating and capital budget for each Property setting forth, on a month-by-month basis, in reasonable detail, each line item of Borrower’s good faith estimate of anticipated Operating Income, Operating Expenses and Capital Expenditures for the applicable Fiscal Year.
“Applicable Taxes” have the meaning specified in Section 10.24 hereof.
“Appraisal” shall mean, as of any date, a then-current “as-is” appraisal of a Property addressed to Agent by an appraiser selected by (or acceptable to) Agent, which appraisal shall be in compliance with the requirements of the Uniform Standard of Professional Appraisal Practice, or any successor thereto, and the Financial Institutions Reform, Recovery and Enforcement Act of 1989 (as amended from time to time, and the regulations promulgated and rulings issued thereunder) and paid for by Borrowers, and that is (i) dated not more than ninety (90) days prior to the date of anticipated the sale of any Property pursuant to Section 2.5.1, (ii) signed by a qualified, independent MAI appraiser selected or approved by Agent, (iii) addressed to Agent and its successors and assigns for the benefit of Lenders, and (iv) otherwise reasonably satisfactory to Agent in its reasonable discretion in all material respects.
“Appraised Value” shall mean, the fair market value of each Property that will remain subject to the Lien of the Loan Documents (after giving effect to the release of a Property pursuant to Section 2.5.1, if applicable) reflected in an Appraisal.
“Approved Annual Budget” shall have the meaning specified in Section 4.9.5 hereof.
“Approved Capital Expenditures” shall mean Capital Expenditures incurred by a Borrower for each Property owned by such Borrower and either for an amount that does not exceed $50,000 per occurrence or $150,000 in the aggregate per Property per annum, or for an amount that is expressly (i) included in the Approved Annual Budget, or (ii) approved by Agent in writing.
“Approved Counterparty” shall mean a bank or other financial institution which has (a) a long-term unsecured debt rating of “A” or higher by S&P; and (b) a long-term unsecured debt rating of not less than “A2” by Moody’s.
“Approved Extraordinary Operating Expense” shall have the meaning specified in Section 4.9.6 hereof.
“Approved Leasing Expenses” shall mean actual out-of-pocket expenses incurred by a Borrower in leasing space at the Property owned by such Borrower pursuant to Leases entered into in accordance with the Loan Documents, including brokerage commissions and tenant improvements, which expenses (i) are (A) specifically approved by Agent in connection with approving the applicable Lease, (B) incurred in the ordinary course of business and on market terms and conditions in connection with Leases that do not require Agent’s approval under the Loan Documents (provided that the expenses incurred pursuant to this clause (B) shall not exceed the amounts set forth in the Leasing Guidelines), or (C) otherwise approved by Agent, which approval shall not be unreasonably withheld, conditioned or delayed, and (ii) are substantiated by executed Lease documents, brokerage agreements and such other bills and receipts that may be reasonably requested by Agent.
“Approved Monthly BI Expenses” shall have the meaning specified in Section 5.4(f) hereof.
“Approved Replacement Guarantor” shall mean a Person (i) that satisfies the conditions set forth in clauses (x) and (y) of the definition of “Qualified Transferee”, (ii) is formed in, maintains its principal place of business in, and is subject to service in the United States, (iii) has all or substantially all of its assets in the United States or Canada, (iv) whose identity, experience, financial condition and creditworthiness, including net worth and liquidity, is acceptable to Agent in Agent’s reasonable discretion, and (v) who Controls Borrowers and owns a direct or indirect interest in Borrowers in an amount reasonably acceptable to Agent.
“Assignment of Agreements” shall mean that certain Assignment of Agreements, Licenses, Permits and Contracts, dated as of the date hereof, from Borrowers, as assignor, to Agent (on behalf of Lenders), as assignee.
“Assignment of Leases” shall mean that certain first priority Assignment of Leases and Rents, dated as of the date hereof, from Borrowers, as assignor, to Agent (on behalf of Lenders), as assignee.
“Assignment of Management Agreement” shall mean that certain Assignment of Management Agreement and Subordination of Management Fees dated as of the date hereof among Borrowers, Manager and Agent (on behalf of Lenders).
“Available Cash” shall have the meaning set forth in Section 6.10.1 hereof.
“Award” shall mean any compensation paid by any Governmental Authority in connection with a Condemnation in respect to all or any part of a Property.

“Bankruptcy Code” shall mean Title 11 of the United States Code entitled “Bankruptcy”, as amended from time to time, and any successor statute or statutes and all rules and regulations from time to time promulgated thereunder, and any comparable foreign laws relating to bankruptcy, insolvency or creditors’ rights.
“Borrower” shall have the meaning specified in the introductory paragraph hereto.
“Borrower Operating Account” shall mean the separate operating account at First Hawaiian Bank for each of Davies Center Borrower, Pan Am Borrower and Waterfront Borrower for each Property.
“Borrower Party” shall mean each of Borrowers, Sole Member and Guarantor.
“Borrower Related Party” means, collectively and individually, any Borrower Party and any Affiliate of any of the foregoing, and any officer, director, manager, agent, employee or immediate family member of the foregoing, and any Person acting at the direction of any of the foregoing; provided, however, that for the purposes of Section 10.1.5 hereof, no Person that is a Borrower Related Party solely due to its direct or indirect ownership of ten percent (10%) or more of equity interests in any Borrower Party shall be considered a Borrower Related Party.
“Breakage Costs” shall have the meaning specified in Section 2.2.5 hereof.
“Broker” shall have the meaning specified in Section 10.19 hereof.
“Business Day” shall mean any day other than a Saturday, Sunday or other day on which national banks in New York, New York, Honolulu, Hawaii or Tokyo, Japan are not open for business. For the avoidance of doubt, Monday through Friday in Honolulu, Hawaii shall be Business Days, unless otherwise excluded due to a holiday when national banks are not open for business in New York, New York or Tokyo, Japan.
“Calculation Date” shall mean the last day of each calendar quarter during the Term.
“Capital Expenditures” for any period shall mean amounts expended for replacements and alterations to any Property (excluding tenant improvements) and required to be capitalized according to GAAP.
“Capital Expenditure Account” shall have the meaning set forth in Section 6.7.1 hereof.
“Capital Expenditure Funds” shall have the meaning set forth in Section 6.7.1 hereof.
“Cash Collateral Account” shall have the meaning set forth in Section 6.9 hereof.
“Cash Collateral Funds” shall have the meaning set forth in Section 6.9 hereof.
“Cash Flow Sweep Period” shall commence upon the occurrence of (i) an Event of Default or (ii) the commencement of a Low Debt Yield Period; and shall end if, (A) with respect to a Cash Flow Sweep Period continuing pursuant to clause (i), the Event of Default commencing the Cash Flow Sweep Period has been cured and such cure has been accepted by Agent (and no other Event of Default is then continuing) or (B) with respect to a Cash Flow Sweep Period continuing due to clause (ii), the Low Debt Yield Period has ended pursuant to the terms hereof.
“Cash Management Accounts” shall have the meaning specified in Section 6.11 hereof.
“Cash Management Agreement” shall mean that certain Cash Management Agreement of even date herewith among Agent (on behalf of Lenders), Borrowers, and Deposit Bank.
“Casualty” shall have the meaning specified in Section 5.2 hereof.
“Casualty and Condemnation Account” shall have the meaning specified in Section 6.8 hereof.
“Casualty and Condemnation Funds” shall have the meaning specified in Section 6.8 hereof.
“Casualty Consultant” shall have the meaning specified in Section 5.4(b)(iii) hereof.
“Casualty Retainage” shall have the meaning specified in Section 5.4(b)(iv) hereof.
“Clearing Account” shall have the meaning specified in Section 6.1 hereof.
“Clearing Account Agreement” shall mean that certain Clearing Account Agreement dated the date hereof by and among Borrowers, Agent (on behalf of Lenders) and First Hawaiian Bank.
“Clearing Bank” shall have the meaning specified in Section 6.1 hereof.
“Closing Date” shall mean the date of the date of this Agreement.
“Co-Lender Agreement” shall have the meaning set forth in Section 11.14 hereof.
“Code” shall mean the Internal Revenue Code of 1986, as amended, and as it may be further amended from time to time, any successor statutes thereto, and applicable U.S. Department of Treasury regulations issued pursuant thereto in temporary or final form.
“Collateral” shall have the meaning ascribed thereto in the Pledge Agreement.
“Condemnation” shall mean a temporary or permanent taking by any Governmental Authority as the result or in lieu or in anticipation of the exercise of the right of condemnation or eminent domain, of all or any part of any Property, or any interest therein or right accruing thereto, including any right of access thereto or any change of grade affecting any Property or any part thereof.
“Condemnation Proceeds” shall have the meaning specified in Section 5.4(b) hereof.
“Control” shall mean, with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, through the ownership of voting securities, by contract or otherwise, including, without limitation, having approval or consent rights over the actions or conduct of a Person, and the terms Controlled, Controlling and Common Control shall have correlative meanings.
“Control Transfer” shall have the meaning set forth in Section 4.2(d)(xi) hereof.
“Control Transferee” shall have the meaning set forth in Section 4.2(d)(xi) hereof.
“Counterparty” shall mean, with respect to the Interest Rate Cap Agreement, [______________] and with respect to any Replacement Interest Rate Cap Agreement, any Approved Counterparty thereunder.
“Counterparty Opinion” shall have the meaning specified in Section 2.6.3(g) hereof.
“Davies Center Borrower” shall have the meaning specified in the introductory paragraph hereto.
“Davies Center Property” shall mean the parcel of real property described on Exhibit A-1 attached hereto and made a part hereof, the Improvements now or hereafter erected or installed thereon and all personal property owned by Davies Center Borrower and encumbered by the Mortgage, together with all rights pertaining to such property and Improvements, all as more particularly described in the granting clauses of the Mortgage.
“Debt” shall mean the Outstanding Principal Balance together with all interest accrued and unpaid thereon and all other sums (including, if applicable, Spread Maintenance Premium) due to Agent or Lenders from time to time in respect of the Loan under the Notes, this Agreement, the Mortgage, the Environmental Indemnity or any other Loan Document.
“Debt Service” shall mean, with respect to any particular period, the amount of interest due pursuant to and in accordance with this Agreement with respect to such particular period.
“Debt Service Coverage Ratio” shall mean, a ratio, as reasonably determined by Agent in which:
(a)    the numerator is the Net Operating Income of the Properties; and
(b)    the denominator is the annual Debt Service.
“Debt Yield” shall mean, as of any date, the percentage calculated by Agent equal to the quotient, stated as a percentage, obtained by dividing (i) the Net Operating Income of the Davies Center Property and the Waterfront Property by (ii) the aggregate of the Allocated Loan Amounts for such Properties, in the case of each of clauses (i) and (ii), to the extent that the relevant Property remains subject to the Lien of the Loan Documents. Each determination by Agent of the Debt Yield shall be conclusive and binding for all purposes, absent manifest error.
“Default” shall mean the occurrence of any event hereunder or under any other Loan Document which, but for the giving of notice or passage of time, or both, would constitute an Event of Default.

“Default Rate” shall mean, with respect to the Loan, a rate per annum equal to the lesser of (i) the Maximum Legal Rate or (ii) five percent (5%) above the Interest Rate.
“Deposit Account” shall mean an Eligible Account at the Deposit Bank.
“Deposit Bank” shall mean the bank or banks selected by Agent to maintain the Deposit Account. Agent may in its sole discretion change the Deposit Bank from time to time.
“Easements” shall have the meaning specified in Section 3.1.11 hereof.
“Eligible Account” shall mean a separate and identifiable account from all other funds held by the holding institution that is either (i) an account or accounts (or subaccounts thereof) maintained with a federal or state-chartered depository institution or trust company which complies with the definition of Eligible Institution or (ii) a segregated trust account or accounts (or subaccounts thereof) maintained with the corporate trust department of a federal depository institution or state chartered depository institution subject to regulations regarding fiduciary funds on deposit similar to Title 12 of the Code of Federal Regulations §9.10(b), having in either case corporate trust powers, acting in its fiduciary capacity, and a combined capital and surplus of at least $50,000,000, subject to supervision or examination by federal and state authorities and having a long-term unsecured debt rating of “BBB-” or higher by S&P and “A2” or higher by Moody’s and a short-term unsecured debt rating of “A-1” or higher by S&P and “P-1” or higher by Moody’s. An Eligible Account will not be evidenced by a certificate of deposit, passbook or other instrument.
“Eligible Institution” shall mean a depository institution or trust company insured by the Federal Deposit Insurance Corporation the short term unsecured debt obligations or commercial paper of which are rated at least “A-1” by S&P, “P-1” by Moody’s and “F-1” by Fitch (and the long term unsecured debt obligations of such depository institution are rated at least “A” by Fitch) in the case of accounts in which funds are held for thirty (30) days or less or, in the case of accounts in which funds are held for more than thirty (30) days, the long term unsecured debt obligations of which are rated at least (i) “A” by S&P, (ii) “A” by Fitch (and the short term deposits or short term unsecured debt obligations or commercial paper of such depository institution are rated no less than “F1” by Fitch), and (iii) “A2” by Moody’s, or in the case of Letters of Credit, the long term unsecured debt obligations of which are rated at least (i) “A+” by S&P, (ii) “A+” by Fitch (and the short term deposits or short term unsecured debt obligations or commercial paper of such depository institution are rated no less than “F1” by Fitch) and (iii) “A1” by Moody’s; provided, however, for purposes of the Deposit Bank, the definition of Eligible Institution shall have the meaning set forth in the Cash Management Agreement.
“Embargoed Person” shall have the meaning specified in Section 4.32(c) hereof.
“Environmental Indemnity” shall mean that certain Environmental Indemnity Agreement dated as of the date hereof executed by Borrowers and Guarantor in connection with the Loan for the benefit of Agent (on behalf of Lenders).
“Equipment” shall have the meaning specified in the Mortgage.
“Equity Collateral Enforcement Action” shall have the meaning specified in Section 10.1.4(xii) hereof.

“Equity Collateral Transfer Date” shall have the meaning specified in Section 10.1.4(xii) hereof.
“ERISA” shall have the meaning specified in Section 4.31 hereof.
“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) which is a member of the same controlled group of corporations or group of trades or businesses under common control with any Borrower or the Guarantor, or is treated as a single employer together with any Borrower or the Guarantor under Section 414 of the Code or Title IV of ERISA.
“Event of Default” shall have the meaning specified in Section 8.1 hereof.
“Existing Loans” shall mean the existing loans secured by mortgages on the Properties that will be repaid on the Closing Date with the proceeds of the Loan.
“Extension Fee” shall mean a non-refundable fee equal to (i) 0.25% of the Outstanding Principal Balance in connection with Borrowers’ exercise of the First Extension Option and payable simultaneously with Borrowers’ exercise of the First Extension Option, and (ii) 0.25% of the Outstanding Principal Balance in connection with Borrowers’ exercise of the Second Extension Option and payable simultaneously with Borrowers’ exercise of the Second Extension Option.
“Extension Option” shall mean the First Extension Option or the Second Extension Option, as applicable.
“Extraordinary Operating Expense” shall have the meaning specified in Section 4.9.6 hereof.
“First Extended Maturity Date” shall have the meaning specified in Section 2.7.1 hereof.
“First Extension Notice” shall have the meaning specified in Section 2.7.1 hereof.
“First Extension Option” shall have the meaning specified in Section 2.7.1 hereof.
“Fiscal Year” shall mean each twelve (12) month period commencing on January 1 and ending on December 31 during each year of the Term.
“Fitch” shall mean Fitch, Inc.
“GAAP” shall mean generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the accounting profession), or in such other statements by such entity as may be in general use by significant segments of the U.S. accounting profession.
“Government Lists” shall have the meaning specified in Section 4.32(b) hereof.

“Governmental Authority” shall mean any court, board, agency, commission, office or authority of any nature whatsoever of any governmental unit (federal, state, commonwealth, county, district, municipal, city or otherwise) whether now or hereafter in existence.
“Gross Revenue” shall mean all revenue or other proceeds, derived from the ownership, operation, financing or sale of the Properties that are subject to the Lien of the Loan Documents or any portion thereof from whatever source (including, without limitation, Rents and any revenue or proceeds received by any Borrower Related Party relating to the Properties), and any amounts received by any Borrower or any Borrower Related Party as a result of any litigation or other legal, administrative or other proceeding (net of reasonable costs and expenses incurred by such Borrower or such Borrower Related Party in accordance herewith in recovering such amounts); provided, however, Gross Revenue shall not include any Awards or Insurance Proceeds or disbursements of any Reserve Funds from the Accounts.
“Ground Lease” shall mean that certain ground lease more particularly described on Schedule X attached hereto and made a part hereof as the same may be amended, restated, supplemented or otherwise modified from time to time in accordance with the terms of this Agreement.
“Ground Lease Borrower” shall mean the Waterfront Borrowers.
“Ground Rent” shall mean any rent, additional rent or other charge payable by the tenant under the Ground Lease.

“Ground Rent Account” shall have the meaning set forth in Section 6.5.1 hereof.
“Ground Rent Funds” shall have the meaning set forth in Section 6.5.1 hereof.
“Guarantor” shall mean Jay H. Shidler, a natural person, together with any other Person that now or hereafter guarantees any of Borrowers’ obligations under any Loan Document.
“Guaranty” shall mean that certain Guaranty of Recourse Obligations of even date herewith from Guarantor for the benefit of Agent (on behalf of Lenders).
“Improvements” shall have the meaning specified in the Mortgage.
“Increased Costs” shall have the meaning specified in Section 2.9.1 hereof.
“Indebtedness” shall mean, for any Person, at a particular date, means the sum (without duplication) at such date of (a) all indebtedness or liability of such Person (including, without limitation, amounts for borrowed money and indebtedness in the form of mezzanine debt or preferred equity); (b) obligations evidenced by bonds, debentures, notes, or other similar instruments; (c) obligations for the deferred purchase price of property or services (including trade obligations); (d) reimbursement obligations under letters of credit; (e) all guaranties, endorsements (other than for collection or deposit in the ordinary course of business) and other contingent obligations to purchase, to provide funds for payment, to supply funds, to invest in any Person or entity, or otherwise to assure a creditor against loss (including any mandatory redemption of shares or interests); (f) all obligations under leases that constitute capital leases for which such Person is liable; (g) all obligations of such Person under interest rate swaps, caps, floors, collars and other interest hedge agreements, in each case for which such Person is liable or its assets are liable, whether such Person (or its assets) is liable contingently or otherwise, as obligor, guarantor or otherwise, or in respect of which obligations such Person otherwise assures a creditor against loss; (h) any other contractual obligations for the payment of money which are not settled within thirty (30) days, and (i) obligations secured by any Liens, whether or not the obligations have been assumed (other than the Permitted Encumbrances).
“Indemnified Liabilities” shall have the meaning specified in Section 4.30 hereof.
“Indemnified Party” and “Indemnified Parties” shall have the meaning specified in Section 4.30 hereof.
“Independent” shall mean, when used with respect to any Person, a Person who: (i) does not have any direct financial interest or any material indirect financial interest in any Borrower or in any Affiliate of any Borrower, (ii) is not connected with any Borrower or any Affiliate of any Borrower as an officer, employee, promoter, underwriter, trustee, partner, member, manager, creditor, director, supplier, customer or person performing similar functions and (iii) is not a member of the immediate family of a Person defined in (i) or (ii) above.
“Independent Accountant” shall mean (i) a firm of nationally recognized, certified public accountants which is Independent and which is selected by Borrowers and reasonably acceptable to Agent or (ii) such other certified public accountant(s) selected by Borrowers, which is Independent and reasonably acceptable to Agent.
“Initial Interest Period” shall have the meaning specified in Section 2.3.1 hereof.
“Initial Free Rent Deposit” shall have the meaning set forth in Section 6.6.1 hereof.
“Initial Rollover Deposit” shall have the meaning set forth in Section 6.6.1 hereof.
“Insolvency Opinion” shall mean that certain bankruptcy non-consolidation opinion letter dated the date hereof delivered by Richards, Layton & Finger, P.A., in connection with the Loan.
“Insurance Account” shall have the meaning specified in Section 6.4.1 hereof.
“Insurance Funds” shall have the meaning specified in Section 6.4.1 hereof.
“Insurance Premiums” shall have the meaning specified in Section 5.1.1(b) hereof.
“Insurance Proceeds” shall have the meaning specified in Section 5.4(b) hereof.
“Intellectual Property” shall have the meaning specified in Section 3.1.33 hereof.
“Interest Determination Date” shall mean, (A) with respect to the Initial Interest Period, the date that is two (2) Business Days before the Closing Date and (B) with respect to any other Interest Period, the date which is two (2) Business Days prior to each Monthly Payment Date. When used with respect to an Interest Determination Date, Business Day shall mean any day on which banks are open for dealing in foreign currency and exchange in London.
“Interest Period” shall have the meaning specified in Section 2.3.2 hereof.
“Interest Rate” shall mean, with respect to each Interest Period, an interest rate per annum equal to (i) for a LIBOR Loan, the sum of (a) the greater of LIBOR, determined as of the Interest Determination Date immediately preceding the commencement of such Interest Period and the LIBOR Floor, plus (b) the Spread (or, when applicable pursuant to this Agreement or any other Loan Document, the Default Rate); and (ii) for a Prime Rate Loan, the sum of (a) the greater of the Prime Rate and the Prime Rate Floor, plus (b) the Prime Rate Spread (or, when applicable pursuant to this Agreement or any other Loan Document, the applicable Default Rate).
“Interest Rate Cap Agreement” shall mean the Confirmation and Agreement (together with the confirmation and schedules relating thereto), dated on or about the date hereof, between the Counterparty and Borrowers, obtained by Borrowers and collaterally assigned to Agent (on behalf of Lenders) pursuant to this Agreement. After delivery of a Replacement Interest Rate Cap Agreement to Agent (on behalf of Lenders), the term Interest Rate Cap Agreement shall be deemed to mean such Replacement Interest Rate Cap Agreement. The Interest Rate Cap Agreement shall be governed by the laws of the State of New York and shall contain each of the following:
(a)    the notional amount of the Interest Rate Cap Agreement shall be equal to the maximum principal amount of the Loan;
(b)    the remaining term of the Interest Rate Cap Agreement shall at all times extend (i) through the end of the Interest Period in which the second (2nd) anniversary of the Closing Date occurs, and (ii) thereafter, through the end of the Interest Period in which the Maturity Date occurs as extended from time to time pursuant to this Agreement and the Loan Documents;
(c)    the Interest Rate Cap Agreement shall be issued by the Counterparty to Borrowers and shall be pledged to Agent (on behalf of Lenders) by Borrowers in accordance with this Agreement;
(d)    the Counterparty under the Interest Rate Cap Agreement shall be obligated to make a stream of payments, directly to the Clearing Account (whether or not an Event of Default has occurred) from time to time equal to the product of (i) the notional amount of such Interest Rate Cap Agreement multiplied by (ii) the excess, if any, of LIBOR (including any upward rounding under the definition of LIBOR) over the Strike Price and shall provide that such payment shall be made on a monthly basis in each case not later than (after giving effect to and assuming the passage of any cure period afforded to such Counterparty under the Interest Rate Cap Agreement, which cure period shall not in any event be more than three Business Days) each Monthly Payment Date;
(e)    the Counterparty under the Interest Rate Cap Agreement shall execute and deliver the Acknowledgment; and

(f)    the Interest Rate Cap Agreement shall impose no material obligation on the beneficiary thereof (after payment of the acquisition cost) and shall be in all material respects satisfactory in form and substance to Agent.
“Lease” shall mean any lease, sublease or sub-sublease, letting, license, concession or other agreement (whether written or oral and whether now or hereafter in effect) pursuant to which any Person is granted a possessory interest in, or right to use or occupy, all or any portion of any space in any Property, and every modification, amendment or other agreement (whether written or oral and whether now or hereafter in effect) relating to such lease, sublease, sub-sublease or other agreement entered into in connection with such lease, sublease, sub-sublease or other agreement, and every guarantee of the performance and observance of the covenants, conditions and agreements to be performed and observed by the other party thereto, whether before or after the filing by or against any Borrower of any petition for relief under the Bankruptcy Code.
“Lease Alterations” shall have the meaning specified in Section 4.12.2 hereof.
“Lease Termination Payments” shall have the meaning specified in Section 6.6.1(b)(i) hereof.
“Legal Requirements” shall mean all federal, state, county, municipal and other governmental statutes, laws, rules, orders, regulations, ordinances, judgments, decrees and injunctions of Governmental Authorities affecting the Loan, any Secondary Market Transaction with respect to the Loan, any Borrower Party, any Property, the Collateral or any part thereof or the construction, use, alteration or operation thereof, or any part thereof, whether now or hereafter enacted and in force, including, without limitation, the rules and regulations promulgated pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act, zoning and land use laws, the Americans with Disabilities Act of 1990, and all permits, licenses and authorizations and regulations relating thereto, and all covenants, agreements, restrictions and encumbrances contained in any instruments, either of record or known to any Borrower, at any time in force affecting any Property or any part thereof, including any which may (i) require repairs, modifications or alterations in or to any Property or any part thereof, or (ii) in any way limit the use and enjoyment thereof.
“Lenders” shall have the meaning specified in the introductory paragraph hereto.
“Letter of Credit” shall mean an irrevocable, unconditional, transferable (without payment of any transfer fee), clean sight draft letter of credit naming any Borrower as applicant acceptable to Agent (either an evergreen letter of credit or one which does not expire until at least thirty (30) Business Days after the Maturity Date (as extended from time to time in accordance with this Agreement and the Loan Documents)) in favor of Agent (on behalf of Lenders) and entitling Agent to draw thereon in New York, New York, issued by a domestic Eligible Institution or the U.S. agency or branch of a foreign Eligible Institution. If at any time the bank issuing any such Letter of Credit shall cease to be an Eligible Institution, Agent shall have the right immediately to draw down the same in full and hold the proceeds of such draw in accordance with the applicable provisions hereof.
“LIBOR” shall mean, with respect to each Interest Period and each Interest Determination Date, the rate per annum (rounded upwards, if necessary, to the nearest 1/1,000 of 1%) calculated by the Agent as set forth below:

(a) The rate for deposits in U.S. Dollars for a one-month period that appears on Reuters Screen LIBOR01 Page (or its equivalent) as of 11:00 a.m., London time, on such Interest Determination Date.
(b) If such rate does not appear on Reuters Screen LIBOR01 Page (or its equivalent) as of 11:00 a.m., London time, on the applicable Interest Determination Date, the Agent shall request the principal London office of any four major reference banks in the London interbank market selected by the Agent to provide such reference bank’s offered quotation to prime banks in the London interbank market for deposits in United States dollars for a one‑month period as of 11:00 a.m., London time, on such Interest Determination Date in a principal amount of not less than $1,000,000 that is representative for a single transaction in the relevant market at the relevant time. If at least two such offered quotations are so provided, LIBOR shall be the arithmetic mean of such quotations. If fewer than two such quotations are so provided, the Agent shall request any three major banks in New York City selected by the Agent to provide such bank’s rates for loans in U.S. Dollars to leading European banks for a one-month period as of 11:00 a.m., New York City time, on such Interest Determination Date in a principal amount not less than $1,000,000 that is representative for a single transaction in the relevant market at the relevant time, and if at least two such rates are so provided, LIBOR shall be the arithmetic mean of such rates.
“LIBOR Floor” shall mean 0.5039%.
“LIBOR Loan” shall mean the Loan at such time as interest thereon accrues at a rate of interest based upon LIBOR.
“Licenses” shall have the meaning specified in Section 3.1.9 hereto.
“Lien” shall mean any mortgage, deed of trust, lien (statutory or otherwise), pledge, hypothecation, easement, restrictive covenant, preference, assignment, security interest or any other encumbrance, charge or transfer of, or any agreement to enter into or create any of the foregoing, on or affecting any Borrower, all or any portion of any Property or any interest therein, all or any portion of the Collateral or any interest therein, or any direct or indirect interest in any Borrower, including any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, the filing of any financing statement, and mechanic’s, materialmen’s and other similar liens and encumbrances.
“Loan” shall mean the loan in the maximum principal amount of Two Hundred Eighty Million Five Hundred Thousand and No/100 Dollars ($280,500,000.00) made by Lenders to Borrowers pursuant to this Agreement.
“Loan Documents” shall mean, collectively, this Agreement, the Notes, the Mortgage, the Assignment of Leases, the Cash Management Agreement, the Clearing Account Agreement, the Assignment of Agreements, the Environmental Indemnity, the Assignment of Management Agreement the Guaranty, the Pledge Agreement, the Pledge Agreement Guaranty, and any other documents, agreements and instruments now or hereafter evidencing or securing the Loan, as the same may be (and each of the foregoing defined terms shall refer to such documents as they may be) amended, restated, replaced, supplemented or otherwise modified from time to time.

“Loan to Value Ratio” shall mean the ratio, as of a particular date, in which (i) the numerator is equal to the sum of the Allocated Loan Amounts for the Davies Center Property and the Waterfront Property, and (ii) the denominator is equal to the then-current value of such Properties (which shall be the Appraised Value within ninety (90) days of the date of any Appraisal), in the case of each of clauses (i) and (ii), to the extent that the relevant Property remains subject to the Lien of the Loan Documents, as determined by Agent in its sole discretion.
“Low Debt Yield Period” shall commence (i) if prior to the Stated Maturity Date, as of any Calculation Date, the Debt Yield is less than 7.25% and shall end if the Properties have achieved a Debt Yield of at least 7.25% for two consecutive Calculation Dates, as determined by Agent, and (ii) if, from and after the Stated Maturity Date, as of any Calculation Date, the Debt Yield is less than 8.00% and shall end if the Properties have achieved a Debt Yield of at least 8.00% for two consecutive Calculation Dates, as determined by Agent.
“LTV Percentage” shall mean the ratio calculated by Agent (expressed as a percentage) of (i) the sum of the Allocated Loan Amounts for the Davies Center Property and the Waterfront Property of the Loan to (ii) the Appraised Value of such Properties after giving effect to the release of the Property in question, in the case of each of clauses (i) and (ii), to the extent that the relevant Property remains subject to the Lien of the Loan Documents.
“Major Contract” shall mean (i) any management, brokerage or leasing agreement, (ii) any cleaning, maintenance, service or other contract or agreement of any kind (other than Leases) of a material nature (materiality for these purposes to include, without limitation, contracts which extend beyond one year (unless cancelable on thirty (30) days or less notice without requiring the payment of termination fees or payments of any kind)), (iii) any contract or agreement which is, when aggregated with all other contracts and agreements with such Person and their Affiliates, for an aggregate contract price equal to or greater than $250,000.00, (iv) any contract or agreement relating to environmental remediation or other environmental matters, or (vi) any contract or agreement with a Borrower Related Party, in any case, whether written or oral.
“Major Lease” shall mean any Lease which, either individually, or when taken together with any other Lease with the same tenant or its Affiliates, and assuming the exercise of all expansion rights and all preferential rights to lease additional space contained in such Lease, (i) covers more than 10,000 rentable square feet (ii) contains an option or other preferential right to purchase all or any portion of any Property, (iii) is with an Affiliate of any Borrower as Tenant, or (iv) is entered into during the continuance of a Cash Flow Sweep Period.
“Management Agreement” shall mean the management agreements entered into by and between Borrowers and the current Manager or any replacement management agreement entered into by and between Borrowers and a Manager in accordance with the terms of the Loan Documents, in each case, pursuant to which the Manager is to provide management and other services with respect to the Properties.
“Manager” shall mean Shidler Hawaii Investment Partners, LLC, a Hawaii limited liability company, or any other manager engaged in accordance with the terms and conditions of the Loan Documents.

“Material Alteration” shall mean (a) any alteration affecting structural elements of the Improvements, utility or HVAC system contained in any Improvements or the exterior of any Property and/or (b) any alteration the cost of which (together with all related alterations) exceeds the Alteration Threshold; provided, however, that in no event shall any of the following constitute Material Alterations: (i) any Required Repairs, (ii) any tenant improvement work performed pursuant to any Lease existing on the date hereof or entered into hereafter in accordance with the provisions of this Agreement, or (iii) alterations performed as part of a Restoration in accordance herewith.
“Maturity Date” shall mean the Stated Maturity Date, provided that (a) in the event of the exercise by Borrowers of the First Extension Option pursuant to Section 2.7.1, the Maturity Date shall be the First Extended Maturity Date, and (b) in the event of the exercise by Borrowers of the Second Extension Option pursuant to Section 2.7.1, the Maturity Date shall be the Second Extended Maturity Date, or such earlier date on which the final payment of principal of the Notes becomes due and payable as herein or therein provided, whether at the Stated Maturity Date, by declaration of acceleration, or otherwise.
“Maximum Legal Rate” shall mean the maximum nonusurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the indebtedness evidenced by the Notes and as provided for herein or the other Loan Documents, under the laws of such Governmental Authority whose laws are held by any court of competent jurisdiction to govern the interest rate provisions of the Loan.
“Monthly Debt Service Payment Amount” shall mean on each Monthly Payment Date through and including the Maturity Date, an amount equal to the interest accruing on the Outstanding Principal Balance at the Interest Rate (or at the Default Rate, as applicable) for the immediately preceding Interest Period, which interest shall be calculated in accordance with Section 2.2 hereof.
“Monthly Operating Expense Budgeted Amount” shall mean the monthly amount set forth in the Approved Annual Budget for Operating Expenses for the calendar month in which such Monthly Payment Date occurs.
“Monthly Payment Date” shall mean the tenth (10th) day of every calendar month occurring during the Term. The first Monthly Payment Date shall be September 10, 2016.
“Moody’s” shall mean Moody’s Investors Service, Inc.
“Mortgage” shall mean, collectively, the Pan Am/Davies Center Mortgage and the Waterfront Mortgage.
“Net Operating Income” shall mean (i) Adjusted Operating Income, less (ii) Adjusted Operating Expenses.
“Net Proceeds” shall have the meaning specified in Section 5.4(b) hereto.
“Net Proceeds Deficiency” shall have the meaning specified in Section 5.4(b)(vi) hereto.

“Net Sales Proceeds” shall mean, with respect to the sale of any Property, the gross proceeds of such sale less all reasonable and customary third-party transaction costs approved by Agent in its reasonable discretion (provided that in no event shall Net Sales Proceeds be less than ninety-five percent (95%) of the gross proceeds of any such sale).
“New Pan Am Borrower” shall have the meaning specified in Section 4.2(d)(viii) hereto.
“New Pan Am Sole Member” shall have the meaning specified in Section 4.2(d)(viii) hereto.
“New Pan Am SPE” shall have the meaning specified in Section 4.2(d)(viii) hereto.
“New Waterfront Borrower” shall have the meaning specified in Section 4.2(d)(ix) hereto.
“New Waterfront Sole Member” shall have the meaning specified in Section 4.2(d)(ix) hereto.
“New Waterfront SPE” shall have the meaning specified in Section 4.2(d)(ix) hereto.
“Note A-1 Interest Rate” shall mean 0.8% per annum.
“Note A-2 Interest Rate” shall mean, with respect to each Interest Period, an interest rate per annum equal to (i) for a LIBOR Loan, the sum of (a) the greater of LIBOR, determined as of the Interest Determination Date immediately preceding the commencement of such Interest Period and the LIBOR Floor, plus (b) the A-2 LIBOR Spread (or, when applicable pursuant to this Agreement or any other Loan Document, the Default Rate); and (ii) for a Prime Rate Loan, the sum of (a) the greater of the Prime Rate and the Prime Rate Floor, plus (b) the Prime Rate Spread (or, when applicable pursuant to this Agreement or any other Loan Document, the applicable Default Rate).
“Note B Interest Rate” shall mean the rate that results from applying all Monthly Debt Service Payment Amounts to payment of interest on Note B, after payment of the required interest on Note A-1 and Note A-2 as required hereunder.
“Notes” shall mean, collectively (or individually if the context shall require), (i) that certain Promissory Note A-1 (“Note A-1”), dated as of the date hereof, in the principal amount of up to $78,500,000.00 made by Borrowers in favor of DQ Lender 1, (ii) that certain Promissory Note A-2 (“Note A-2”), dated as of the date hereof, in the principal amount of up to $121,500,000.00 made by Borrowers in favor of DQ Lender 2, and (iii) that certain Promissory Note B (“Note B”), dated as of the date hereof, in the principal amount of up to $80,500,000.00 made by Borrowers in favor of GS Lender.
“Notice” shall have the meaning specified in Section 10.6 hereof.
“Obligations” shall mean, collectively, Borrowers’ obligations for the payment of the Debt and the performance of the Other Obligations.
“OFAC” shall have the meaning specified in Section 4.32(b) hereof.

“Officer’s Certificate” shall mean a certificate delivered to Agent by Borrowers which is signed by an authorized senior officer of Borrowers.
“Operating Expenses” shall mean, for any period, without duplication, all expenses actually paid or payable by Borrowers during such period in connection with the operation, management, maintenance, repair and use of the Properties, determined on an accrual basis, and, except to the extent otherwise provided in this definition, in accordance with GAAP. Operating Expenses specifically shall include (i) all expenses incurred in the immediately preceding twelve (12) month period based on quarterly financial statements delivered to Agent in accordance with Section 4.9.2 hereof, (ii) all payments required to be made pursuant to any Operations Agreements, (iii) property management fees in an amount equal to the management fees owed under the Management Agreement, (iv) administrative, payroll, security and general expenses for the Properties, (v) the cost of utilities and supplies consumed in the operation of the Properties, (vi) without duplication of amounts excluded from Adjusted Operating Income under clause (i) of the definition of such term, a reasonable reserve for uncollectible accounts that shall be generally consistent with Borrowers’ historical receivables and delinquency trends, (vii) costs and fees of Independent professionals used in connection with the operation of the Properties (including, without limitation, legal, accounting, consultants and other professional expenses), technical consultants, operational experts (including quality assurance inspectors) or other third parties retained to perform services required or permitted hereunder, (viii) cost of attendance by employees at training and manpower development programs, (ix) association dues, (x) computer processing charges, (xi) operational equipment and other lease payments, (xii) Taxes and Other Charges (other than income taxes or Other Charges in the nature of income taxes) and insurance premiums, (xiii) amounts due by Ground Lease Borrower pursuant to the Ground Lease, and (xiv) all underwritten reserves required by Agent hereunder (without duplication). Notwithstanding the foregoing, Operating Expenses shall not include (1) depreciation or amortization, (2) income taxes or Other Charges in the nature of income taxes, (3) any expenses (including legal, accounting and other professional fees, expenses and disbursements) incurred in connection with the making of the Loan or the sale, exchange, transfer, financing or refinancing of all or any portion of the Properties or in connection with the recovery of Insurance Proceeds or Awards which are applied to prepay the Notes, (4) Capital Expenditures, (5) Debt Service, and (6) any item of expense which would otherwise be considered within Operating Expenses pursuant to the provisions above but is paid directly by any Tenant or reimbursable to Borrower by any Tenant.
“Operating Income” shall mean, for any period, all income of any Borrower during such period from the use, ownership or operation of the Property owned by such Borrower, including:
(a)    all amounts payable to any Borrower by any Person as Rent and other amounts under Leases or other agreements relating to the Property owned by such Borrower;
(b)    business interruption insurance proceeds allocable to the applicable reporting period; and
(c)    all other amounts which in accordance with GAAP, are included in such Borrower’s annual financial statements as operating income attributable to the Property owned by such Borrower.

“Operations Agreements” shall mean any covenants, restrictions, easements, declarations or agreements of record relating to the construction, operation or use of any Property, together with all amendments, modifications or supplements thereto.
“Other Charges” shall mean all ground rents, maintenance charges, impositions other than Taxes and any other charges, including vault charges and license fees for the use of vaults, chutes and similar areas adjoining any Property, now or hereafter levied or assessed or imposed against any Property or any part thereof.
“Other Obligations” shall mean (a) the performance of all obligations of Borrowers contained herein; (b) the performance of each obligation of Borrowers contained in any other Loan Document; and (c) the performance of each obligation of Borrowers contained in any renewal, extension, amendment, modification, consolidation, change of, or substitution or replacement for, all or any part of this Agreement, the Notes or any other Loan Document.
“Other Taxes” shall have the meaning specified in Section 2.9.3 hereof.
“Outstanding Principal Balance” shall mean, as of any date, the outstanding principal balance of the Loan.
“Pan Am Borrowers” shall have the meaning specified in the introductory paragraph hereto and “Pam Am Borrower” shall mean each of the foregoing individually.
“Pan Am/Davies Center Mortgage” shall mean that certain first priority Mortgage, Assignment of Leases and Rents, Security Agreement and Fixture Filing, dated the date hereof, executed and delivered collectively by Pan Am Borrowers and Davies Center Borrowers as security for the Loan and encumbering collectively the Pan Am Property and Davies Center Property, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.
“Pan Am Property” shall mean the parcel of real property described on Exhibit A-2 attached hereto and made a part hereof, the Improvements now or hereafter erected or installed thereon and all personal property owned by Pan Am Borrower and encumbered by the Mortgage, together with all rights pertaining to such property and Improvements, all as more particularly described in the Granting Clauses of the Mortgage.
“Pan Am PSA” shall mean that certain Purchase and Sale Agreement, dated as of the date hereof, by and between Pan Am Borrower and Pan Am Purchaser, as the same maybe amended in accordance with the terms of this Agreement.
“Pan Am Purchaser” shall mean Don Quijote (USA) Co., Ltd., a Hawaii corporation.
“Pan Am TIC Agreement” shall mean that certain Tenants in Common Agreement, undated but as of 2006, by and among Pan Am Borrowers.
“Pan Am TIC Restructuring” shall have the meaning specified in Section 4.2(d)(viii) hereof.
“Participant Register” shall have the meaning specified in Section 9.2(b) hereof.

“Patriot Act” shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act (USA PATRIOT ACT) of 2001, as the same may be amended from time to time, and corresponding provisions of future laws.
“Patriot Act Offense” shall have the meaning specified in Section 4.32(b) hereof.
“Permitted Encumbrances” shall mean, collectively, (i) the Liens and security interests created by the Loan Documents, (ii) all encumbrances and other matters disclosed and insured in the Title Insurance Policy, (iii) Liens, if any, for Taxes or Other Charges imposed by any Governmental Authority not yet due or delinquent, and (iv) such other title and survey exceptions as Agent has approved or may approve in writing in Agent’s sole discretion or are otherwise permitted under the terms of the Loan Documents.
“Permitted Indebtedness” shall have the meaning specified in Section 4.21 hereof.
“Permitted Investments” shall mean the following, subject to qualifications hereinafter set forth:
(i)    obligations of, or obligations guaranteed as to principal and interest by, the U.S. government or any agency or instrumentality thereof, when such obligations are backed by the full faith and credit of the United States of America;
(ii)    federal funds, unsecured certificates of deposit, time deposits, banker’s acceptances, and repurchase agreements having maturities of not more than 365 days of any bank, the short-term debt obligations of which are rated A-1+ (or the equivalent) by one or more of the Rating Agencies, it being understood that the A-1+ benchmark rating and other benchmark ratings in this Agreement are intended to be the ratings, or the equivalent of ratings, issued by S&P;
(iii)    deposits that are fully insured by the Federal Deposit Insurance Corp.;
(iv)    debt obligations that are rated AA (or the equivalent) by one or more of the Rating Agencies having maturities of not more than 365 days;
(v)    commercial paper rated A–1+ (or the equivalent) by one or more of the Rating Agencies; and
(vi)    investment in money market funds rated AAAm or AAAm–G (or the equivalent) by one or more of the Rating Agencies or AAA rated money market funds registered under the Investment Act of 1940.
Notwithstanding the foregoing, “Permitted Investments” (i) shall exclude any security with the S&P’s “r” symbol (or any other Rating Agency’s corresponding symbol) attached to the rating (indicating high volatility or dramatic fluctuations in their expected returns because of market risk), as well as any mortgage-backed securities and any security of the type commonly known as “strips”; (ii) shall not have maturities in excess of one year; (iii) shall be limited to those instruments that have a predetermined fixed dollar of principal due at maturity that cannot vary or change; and (iv) shall exclude any investment where the right to receive principal and interest derived from the underlying investment provides a yield to maturity in excess of 120% of the yield to maturity at par of such underlying investment. Interest may either be fixed or variable, and any variable interest must be tied to a single interest rate index plus a single fixed spread (if any), and move proportionately with that index. No investment shall be made which requires a payment above par for an obligation if the obligation may be prepaid at the option of the issuer thereof prior to its maturity. All investments shall mature or be redeemable without penalty or discount upon the option of the holder thereof on or prior to the earlier of (x) three months from the date of their purchase or (y) the Business Day preceding the day before the date such amounts are required to be applied hereunder.
“Permitted Transfers” shall have the meaning specified in Section 4.2(d) hereof.
“Person” shall mean any individual, corporation, partnership, limited liability company, joint venture, estate, trust, unincorporated association, any other entity, any Governmental Authority and any fiduciary acting in such capacity on behalf of any of the foregoing.
“Physical Conditions Report” shall mean that certain [___________________], prepared by [_______________] and dated as of [____________].
“Pledge Agreement” shall mean those certain Pledge and Security Agreements dated as of the date hereof by the Sole Members in favor of Agent (for the benefit of Lenders).
“Pledge Agreement Guaranty” shall mean those certain Sole Member Guaranties dated as of the date hereof by the Sole Members in favor of Agent (for the benefit of Lenders).
“PML” shall have the meaning specified in Section 5.1.1(a)(i) hereof.
“Policies” shall have the meaning specified in Section 5.1.1(b) hereof.
“Prepayment Notice” shall mean a prior irrevocable written notice to Agent specifying the proposed Business Day on which a prepayment of the Debt is to be made pursuant to Section 2.4 hereof, which date must be a Monthly Payment Date and shall be no earlier than thirty (30) days after the date of such Prepayment Notice and no later than sixty (60) days after the date of such Prepayment Notice.
“Prime Rate” shall mean the rate of interest published in The Wall Street Journal from time to time as the “Prime Rate”. If more than one “Prime Rate” is published in The Wall Street Journal for a day, the average of such “Prime Rates” will be used, and such average will be rounded up to the nearest 1/100th of one percent (0.01%). If The Wall Street Journal ceases to publish the “Prime Rate,” Agent will select an equivalent publication that publishes such “Prime Rate,” and if such “Prime Rates” are no longer generally published or are limited, regulated or administered by a governmental or quasi-governmental body, then Agent will select a comparable interest rate index.
“Prime Rate Floor” shall mean, in connection with any conversion of the Loan from a LIBOR Loan to a Prime Rate Loan, the difference between (a) the sum of the LIBOR Floor plus the Spread, minus (b) the Prime Rate Spread; provided, however, that if such difference is a negative number, then the Prime Rate Floor shall be zero.

“Prime Rate Loan” shall mean the Loan at such time as interest thereon accrues at a rate of interest based upon the Prime Rate.
“Prime Rate Spread” shall mean, in connection with any conversion of the Loan from a LIBOR Loan to a Prime Rate Loan, the difference (expressed as the number of basis points) between (a) the sum of (i) LIBOR, determined as of the Interest Determination Date for which LIBOR was last available, plus (ii) the Spread, minus (b) the Prime Rate as of such Interest Determination Date; provided, however, that if such difference is a negative number, then the Prime Rate Spread shall be zero.
“Property” shall mean each of the Davies Center Property, the Pan Am Property, and the Waterfront Property.
“Qualified Carrier” shall have the meaning specified in Section 5.1.1(i) hereof.
“Qualified Transferee” shall mean a transferee for whom, prior to the Transfer, Agent shall have received: (x) evidence that the proposed transferee (1) has never been indicted or convicted of, or pled guilty or no contest to, a felony, (2) has never been indicted or convicted of, or pled guilty or no contest to, a Patriot Act Offense and is not on any Government List, (3) has never been the subject of a voluntary or involuntary (to the extent the same has not been discharged) bankruptcy proceeding and (4) has no material outstanding judgments against such proposed transferee and (y) if the proposed transferee will obtain Control of or obtain a direct or indirect interest of 10% or more in any Borrower as a result of such proposed transfer, a credit check against such proposed transferee that is reasonably acceptable to Agent.
“Ratable Share”, “Ratable” or “ratably” shall mean, with respect to any Lender, its share of the Loan based on the proportion of the Outstanding Principal Balance advanced or held by such Lender to the total outstanding principal amount of the Loan. The Ratable Share of each Lender on the date of this Agreement after giving effect to the funding of the Loan on the Closing Date is set forth on Schedule VII attached hereto and made a part hereof.
“Rate Cap Collateral” shall have the meaning specified in Section 2.6.2 hereof.
“Rating Agencies” shall mean each of S&P, Moody’s and Fitch, or any other nationally recognized statistical rating agency which has been approved by Agent.
“Register” shall have the meaning specified in Section 9.2(a) hereof.
“Regulatory Change” shall mean, at any time hereafter, (i) any change in any Legal Requirement (including by repeal, amendment or otherwise) or in the interpretation or application thereof by any central bank or other Governmental Authority or (ii) any new or revised request, guidance or directive issued by any central bank or other Governmental Authority and applicable to the Agent and Lenders.
“Release Amount” shall mean, with respect to any Property released pursuant to Section 2.5.1, the greater of (i) 100% of the Net Sales Proceeds with respect to such Property and (ii) (A) in connection with a release of the Davies Center Property, 130% of the Allocated Loan Amount for the Davies Center Property, (B) in connection with a release of the Waterfront Property, 115%

of the Allocated Loan Amount for the Waterfront Property, and (C) in connection with a release of the Pan Am Property, 100% of the Allocated Loan Amount for the Pan Am Property.
“Rents” shall mean all rents, rent equivalents, “additional rent” (i.e. pass-throughs for operating expenses, real estate tax escalations and/or real estate tax pass-throughs, payments by Tenants on account of electrical consumption, porters’ wage escalations, condenser water charges and tap-in fees, freight elevator and HVAC overtime charges, charges for excessive rubbish removal and other sundry charges), moneys payable as damages (including Lease Termination Payments, payments by reason of the rejection of a Lease in a bankruptcy proceeding) or in lieu of rent or rent equivalents, royalties (including all oil and gas or other mineral royalties and bonuses), income, fees, receivables, receipts, revenues, accounts, cash, issues, profits, charges for services rendered, and other payment and consideration of whatever form or nature received by or paid to or for the account of or benefit of each Borrower, Manager or any of their respective agents or employees from any and all sources arising from or attributable to any Property and the Improvements, including all receivables, signage income, customer obligations, installment payment obligations and other obligations now existing or hereafter arising or created out of the sale, lease, sublease, license, concession or other grant of the right of the use and occupancy of any Property or rendering of services by a Borrower, Manager or any of their respective agents or employees, and Insurance Proceeds, if any, from business interruption or other loss of income insurance, but only to the extent such Insurance Proceeds are treated as business or rental interruption Insurance Proceeds pursuant to Section 5.4(f) hereof.
“Repayment Date” shall mean the date of a prepayment of the Loan pursuant to the provisions of Section 2.4 hereof.
“Replacement Interest Rate Cap Agreement” shall mean an interest rate cap agreement from an Approved Counterparty with terms that are the same in all material respects as the terms of the Interest Rate Cap Agreement except that the same shall be effective as of (i) in connection with a replacement pursuant to Section 2.6.3(c) following a downgrade, withdrawal or qualification of the long-term unsecured debt rating of the Counterparty, the date required in Section 2.6 or (ii) in connection with a replacement (or extension of the then-existing Interest Rate Cap Agreement) after the second (2nd) anniversary of the Closing Date or in connection with an extension of the Maturity Date pursuant to Section 2.7, the date required in Section 2.7; provided that to the extent any such interest rate cap agreement does not meet the foregoing requirements, a Replacement Interest Rate Cap Agreement shall be such interest rate cap agreement approved in writing by Agent.
“Required Repairs Account” shall have the meaning specified in Section 6.2.1 hereof.
“Required Repairs Funds” shall have the meaning specified in Section 6.2.1 hereof.
“Required Repairs” shall have the meaning specified in Section 6.2.1 hereof.
“Reserve Funds” shall mean, collectively, all funds deposited by a Borrower with Agent or Deposit Bank pursuant to Article 6 of this Agreement, including, but not limited to, the Insurance Funds, the Tax Funds, the Required Repair Funds and the Casualty and Condemnation Funds.

“Restoration” shall mean the repair, restoration and re-tenanting of any Property after a Casualty or Condemnation as nearly as possible to the condition any Property was in immediately prior to such Casualty or Condemnation, with such alterations as may be reasonably approved by Agent.
“Restoration DSCR” shall mean, as of any date of determination, the ratio of (a) the Net Operating Income of the Properties, based on Rents in place (annualized and including rental loss insurance proceeds) and expenses on a pro forma basis, to (b) an amount equal to the annual Debt Service.
“S&P” shall mean Standard & Poor’s Ratings Group, a division of the McGraw-Hill Companies.
“Rollover Account” shall have the meaning set forth in Section 6.6.1 hereof.
“Rollover Funds” shall have the meaning set forth in Section 6.6.1 hereof.
“Sale or Pledge” shall mean a voluntary or involuntary sale, conveyance, assignment, transfer, encumbrance or pledge of a legal or beneficial interest, whether direct or indirect.
“Second Extended Maturity Date” shall have the meaning specified in Section 2.7.1 hereof.
“Second Extension Notice” shall have the meaning specified in Section 2.7.1 hereof.
“Second Extension Option” shall have the meaning specified in Section 2.7.1 hereof.
“Secondary Market Transaction” shall have the meaning specified in Section 9.1(a) hereof.
“Section 10.1 Liabilities” shall have the meaning set forth in Section 10.1.4 hereof.
“Section 10.1 Obligations” shall have the meaning set forth in Section 10.1.3 hereof.
“Servicer” shall have the meaning specified in Section 10.21 hereof.
“Servicing Agreement” shall have the meaning specified in Section 10.21 hereof.
“Servicing Fee” shall have the meaning specified in Section 10.21 hereof.
“Sole Members” shall mean collectively, DPC Mezzanine, LLC, Pan Am Mezzanine I, LLC, Pan Am Mezzanine II, LLC, Pan Am Mezzanine III, LLC, Pan Am Mezzanine IV, LLC, WFP Mezzanine A, LLC, WFP Mezzanine B, LLC, WFP Mezzanine C, LLC, WFP Mezzanine D, LLC and WFP Mezzanine E, LLC, each a Delaware limited liability company, and “Sole Member” shall refer to each of the foregoing individually.
“Special Purpose Bankruptcy Remote Entity” shall mean a corporation, limited liability company or limited partnership which, at all times on and after the date hereof, complies with the requirements set out in Schedule V hereto, and since the date of its formation has complied with the requirements set forth in subsections (a) through (n) and (v) through (bb) set out in Schedule V hereto.

“Special Taxes” shall mean any and all present or future taxes, levies, imposts, deductions, charges or withholdings, or any liabilities with respect thereto, including those arising after the Closing Date as a result of the adoption of or any change in law, treaty, rule, regulation, guideline or determination of a Governmental Authority or any change in the interpretation or application thereof by a Governmental Authority but excluding, in the case of Agent and Lenders, such taxes (including income taxes, franchise taxes and branch profit taxes) as are imposed on or measured by Agent’s and Lenders’ net income by the United States of America or any Governmental Authority of the jurisdiction under the laws under which Agent and any Lender is organized or maintains a lending office.
“Spread” shall mean (i) 450 basis points (4.50%) per annum until the Stated Maturity Date, (ii) 475 basis points (4.75%) per annum from and after the Stated Maturity Date and until the First Extended Maturity Date, and (iii) 500 basis points (5.00%) per annum from and after the First Extended Maturity Date and until the Second Extended Maturity Date.
“Spread Maintenance Date” shall mean the twenty-fourth (24th) Monthly Payment Date after the closing of the Loan.
“Spread Maintenance Premium” shall mean an amount equal to the product of the following: (A) the amount of such prepayment (or the amount of principal so accelerated), multiplied by (B) the Spread, multiplied by (C) a fraction (expressed as a percentage) having a numerator equal to the number of days difference between the Spread Maintenance Date and the date such prepayment occurs (or the next succeeding Monthly Payment Date through which interest has been paid by Borrowers) and a denominator equal to three hundred sixty (360).
“Springing Recourse Event” shall have the meaning set forth in Section 10.1.5 hereof.
“State” shall mean the State of Hawaii.
“Stated Maturity Date” shall mean August 11, 2019, as the same may be extended pursuant to Section 2.7 hereof.
“Strike Price” shall mean (i) with respect to the initial Interest Rate Cap Agreement, three percent (3.0%), and (ii) with respect to any Replacement Interest Rate Cap Agreement, four percent (4%).
“Structuring Fee” shall mean a non-refundable fee equal to the product of (i) the amount of Loan and (ii) ninety-five hundredths of one percent (0.95%), which shall be paid by Borrowers to Agent on the Closing Date in consideration of the transaction contemplated by this Agreement.
“Survey” shall mean, for each Property, a survey of such Property prepared by a surveyor licensed in the State and satisfactory to Agent and the company or companies issuing the Title Insurance Policy, and containing a certification of such surveyor satisfactory to Agent.
“Tax Account” shall have the meaning set forth in Section 6.3.1 hereof.
“Tax Funds” shall have the meaning set forth in Section 6.3.1 hereof.

“Taxes” shall mean all real estate and personal property taxes, assessments, water rates or sewer rents, now or hereafter levied or assessed or imposed against any Property or part thereof, together with all interest and penalties thereon.
“Tenant” shall mean any Person obligated by contract or otherwise as a tenant or otherwise to pay monies (including a percentage of gross income, revenue or profits) under any Lease now or hereafter affecting all or any part of any Property.
“TIC Agreement” shall mean each of the Pan Am TIC Agreement and the Waterfront TIC Agreement, individually and collectively, as the context may require.
“Term” shall mean the entire term of this Agreement, which shall expire solely upon repayment in full of the Debt and full performance of each and every obligation to be performed by Borrowers pursuant to the Loan Documents.
“Title Insurance Policy” shall mean an ALTA mortgagee title insurance policy in the form acceptable to Agent issued with respect to the Properties and insuring the Lien of the Mortgage.
“Transfer” shall have the meaning set forth in Section 4.2(b) hereof.
“TRIPRA” shall mean the Terrorism Risk Insurance Program Reauthorization Act of 2007 or subsequent statute, reauthorization, extension thereof.
“UCC” or “Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect in the State (with respect to fixtures), the State of New York or the state in which any of the Cash Management Accounts are located, as the case may be.
“UCC Title Insurance Policy” shall mean a UCC Title Policy with regard to the pledge by the Sole Members of 100% of their membership interests in Borrowers, in a form reasonably acceptable to Agent.
“Updated Information” shall have the meaning specified in Section 9.1(b)(i) hereof.
“U.S. Obligations” shall mean securities evidencing an obligation to timely pay principal and/or interest in a full and timely manner that are (i) direct obligations of the United States of America for the payment of which its full faith and credit is pledged, and (ii) not subject to prepayment, call or early redemption.
“Waterfront Borrowers” shall have the meaning specified in the introductory paragraph hereto, and “Waterfront Borrower” shall refer to each of the foregoing individually.
“Waterfront Mortgage” shall mean that certain first priority Leasehold Mortgage, Assignment of Leases and Rents, Security Agreement and Fixture Filing, dated the date hereof, executed and delivered by Waterfront Borrower as security for the Loan and encumbering Waterfront Property, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Waterfront Property” shall mean the parcel of real property described on Exhibit A-3 attached hereto and made a part hereof demised under the Ground Lease, the Improvements now or hereafter erected or installed thereon and all personal property owned by Davies Center Borrower and encumbered by the Mortgage, together with all rights pertaining to such property and Improvements, all as more particularly described in the Granting Clauses of the Mortgage.
“Waterfront TIC Agreement” shall mean that certain Tenants in Common Agreement, dated August ___, 2006, by and among Waterfront Borrowers.
“Waterfront TIC Restructuring” shall have the meaning specified in Section 4.2(d)(ix) hereof.
“Zoning Reports” shall mean (i) with respect to the Davies Center Property, that certain Zoning Report (Site Number 45614), dated as of August 3, 2016 and prepared by Zoning Info, Inc., (ii) with respect to the Pan Am Property, that certain Zoning Report (Site Number 45616), dated as of August 3, 2016 and prepared by Zoning Info, Inc., and (iii) with respect to the Waterfront Property, that certain Zoning Report (Site Number 45615), dated as of August 4, 2016 and prepared by Zoning Info, Inc..
Section 1.2    Principles of Construction. All references to sections and schedules are to sections and schedules in or to this Agreement unless otherwise specified. Unless otherwise specified, the words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement or any other Loan Document shall refer to this Agreement or such other Loan Document as a whole and not to any particular provision hereof or thereof. When used in this Agreement or any other Loan Document, the word “including” shall mean “including without limitation”. Unless otherwise specified, all meanings attributed to defined terms herein shall be equally applicable to both the singular and plural forms of the terms so defined.
ARTICLE 2

THE LOAN
Section 2.1    The Loan.
2.1.1    Agreement to Lend and Borrow. Subject to and upon the terms and conditions set forth herein, Lenders shall make the Loan to Borrowers and Borrowers shall accept the Loan from Lenders on the Closing Date.
2.1.2    Single Disbursement to Borrowers. Borrowers shall receive only one borrowing hereunder in respect of the Loan and any amount borrowed and repaid hereunder in respect of the Loan may not be reborrowed.
2.1.3    The Notes. The Loan shall be evidenced by the Notes and shall be repaid in accordance with the terms of this Agreement, the Notes and the other Loan Documents.
2.1.4    Use of Proceeds. Borrowers shall use proceeds of the Loan to (i) pay and discharge any existing loans relating to the Properties, (ii) pay all past-due Taxes, Insurance Premiums and Other Charges, if any, in respect of the Properties, (iii) make initial deposits of the Reserve Funds,

(iv) pay costs and expenses incurred in connection with the closing of the Loan, and (v) to the extent any proceeds remain after satisfying clauses (i) through (iv) above, to make distributions to Pacific Office Properties, L.P., a Delaware limited partnership, for ongoing operations.
2.1.5    Structuring Fee. Agent will be paid the Structuring Fee by Borrowers in immediately available proceeds out of the Loan on the Closing Date in consideration of the transaction contemplated by this Agreement.
Section 2.2    Interest Rate.
2.2.1    Interest Rate.
(a)    So long as no Event of Default is continuing, interest on the Loan shall accrue for each Interest Period at the Interest Rate, and amounts paid by Borrowers as interest on the Loan shall initially be applied in the following order and priority:
(i)    first, to DQ Lender 1 in payment of interest on Note A-1 at the Note A-1 Interest Rate;
(ii)    second, to DQ Lender A-2 in payment of interest on Note A-2 at the Note A-2 Interest Rate; and
(iii)    third, to GS Lender, in payment of interest on Note B at the Note B Interest Rate.
Notwithstanding the foregoing, the priorities set forth above may change in accordance with the terms of the Co-Lender Agreement, including upon the occurrence of sale or other capital event relating to a Property, provided, however, that in no event shall the total Interest Rate payable by Borrower be affected by anything contained in the Co-Lender Agreement.  In the event that the priorities set forth above do in fact change in accordance with the terms of the Co-Lender Agreement, so long has no Event of Default has occurred and is continuing, Agent shall provide notice thereof to Borrowers, after which the priority of interest paid for each of the notes set forth in such notice shall take effect.  Borrowers shall have no consent right over any such change in priorities, but no such change in the order of priorities shall affect the total amounts payable by Borrowers hereunder.
(b)    Subject to the terms and conditions hereof, the Loan shall be a LIBOR Loan. In the event that Agent shall have determined (which determination shall be conclusive and binding upon Borrowers absent manifest error) that by reason of circumstances affecting the interbank Eurodollar market, adequate and reasonable means do not exist for ascertaining LIBOR, then Agent shall forthwith give notice by telephone of such determination, confirmed in writing, to Borrowers at least one (1) day prior to the next succeeding Interest Determination Date. If such notice is given, the Loan shall be converted, as of the first day of the next succeeding Interest Period, to a Prime Rate Loan. Notwithstanding any provision of this Agreement to the contrary, in no event shall Borrowers have the right to convert a LIBOR Loan to a Prime Rate Loan.

(c)    If, pursuant to the terms hereof, the Loan has been converted to a Prime Rate Loan and Agent shall determine (which determination shall be conclusive and binding upon Borrowers absent manifest error) that the event(s) or circumstance(s) which resulted in such conversion shall no longer be applicable, Agent shall give notice by telephone of such determination, confirmed in writing, to Borrowers at least one (1) day prior to the next succeeding Interest Determination Date. If such notice is given, the Loan shall be converted, as of the first day of the next succeeding Interest Period, to a LIBOR Loan. Notwithstanding any provision of this Agreement to the contrary, in no event shall Borrowers have the right to convert a Prime Rate Loan to a LIBOR Loan.
(d)    If the adoption of any requirement of law or any change therein or in the interpretation or application thereof, shall hereafter make it unlawful for any Lender to maintain a LIBOR Loan as contemplated hereunder, (i) the obligation of such Lender hereunder to make or maintain a LIBOR Loan or to convert a Prime Rate Loan to a LIBOR Loan shall be canceled forthwith and (ii) any outstanding LIBOR Loan shall be converted automatically to a Prime Rate Loan on the first day of the next succeeding Interest Period, or upon such earlier date as may be required by law. Borrowers hereby agree to promptly pay to such Lender, upon demand, any additional amounts necessary to compensate such Lender for any costs incurred by such Lender in making any conversion in accordance with this Agreement, including without limitation, any interest or fees payable by such Lender to lenders of funds obtained by it in order to make or maintain the LIBOR Loan hereunder. Such Lender’s notice of such costs, as certified to Borrowers, shall be conclusive absent manifest error.
2.2.2    Default Rate. In the event that, and for so long as, any Event of Default shall have occurred and be continuing, the Outstanding Principal Balance and, to the extent not prohibited by applicable law, all other portions of the Debt, shall accrue interest at the Default Rate, calculated from the date such payment was due or such Default shall have occurred without regard to any grace or cure periods contained herein. Interest at the Default Rate shall be paid immediately upon demand, which demand may be made as frequently as Agent shall elect, to the extent not prohibited by applicable law.
2.2.3    Interest Calculation. Interest on the Loan, whether at the Interest Rate or the Default Rate, shall be calculated by multiplying (A) the actual number of days elapsed in the period for which the calculation is being made by (B) a daily rate equal to the Interest Rate or the Default Rate (or, the weighted average of the Interest Rate and the Default Rate, based on the number of days in the respective period of calculation for which each such rate is applicable for any period during which both the Interest Rate and Default Rate are applicable), divided by 360, by (C) the average Outstanding Principal Balance during the relevant Interest Period for which interest is being calculated, and shall accrue with regard to the Loan based on the Outstanding Principal Balance applicable to the Loan. The accrual period for calculating interest due on each Monthly Payment Date shall be the Interest Period immediately prior to such Monthly Payment Date.
2.2.4    Usury Savings. This Agreement and the other Loan Documents are subject to the express condition that at no time shall Borrowers be required to pay interest on the Outstanding Principal Balance at a rate which could subject Agent or any Lender to either civil or criminal liability as a result of being in excess of the Maximum Legal Rate. If by the terms of this Agreement or the other Loan Documents, Borrowers are at any time required or obligated to pay interest on the Outstanding Principal Balance at a rate in excess of the Maximum Legal Rate, the Interest Rate shall be deemed to be immediately reduced to the Maximum Legal Rate and all previous payments in excess of the Maximum Legal Rate shall be deemed to have been payments in reduction of principal and not on account of the interest due hereunder. All sums paid or agreed to be paid to Agent or any Lender for the use, forbearance, or detention of the sums due under the Loan, shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread throughout the full stated term of the Loan until payment in full so that the rate or amount of interest on account of the Loan does not exceed the Maximum Legal Rate from time to time in effect and applicable to the Loan for so long as the Loan is outstanding.
2.2.5    Breakage Costs. Borrowers shall reimburse Agent and each Lender for the amount of any loss or expense which Agent or any Lender may actually sustain or incur in liquidating or redeploying deposits from third parties acquired to effect or maintain the Loan or any part thereof as a consequence of (i) any payment or prepayment of the Loan or any portion thereof made on a date other than a Monthly Payment Date and (ii) any default in payment or prepayment of the Principal or any part thereof or interest accrued thereon, as and when due and payable (at the date thereof or otherwise, and whether by acceleration or otherwise) (collectively, “Breakage Costs”). Agent shall deliver to Borrowers a statement for any such sums which it (or any Lender) is entitled to receive pursuant to this Section 2.2.5, which statement shall be binding and conclusive absent manifest error. Borrowers’ obligations under this Section 2.2.5 are in addition to Borrowers’ obligations to pay any Spread Maintenance Premium applicable to a payment or prepayment of the Loan.
Section 2.3    Loan Payments.
2.3.1    Payments.
(a)    On the date hereof, Borrowers shall pay interest on the unpaid Outstanding Principal Balance from the date hereof through and including September 9, 2016 (the “Initial Interest Period”).
(b)    On October 10, 2016 and each Monthly Payment Date thereafter during the Term, Borrowers shall pay an amount equal to the Monthly Debt Service Payment Amount. Borrowers shall also pay to Agent all amounts required in respect of Reserve Funds and the Outstanding Principal Balance as set forth in Article 6 hereof.
2.3.2    Payments Generally. After the Initial Interest Period, each interest accrual period thereafter (each, an “Interest Period”) shall commence on the tenth (10th) calendar day of a calendar month and ending on (and including) the ninth (9th) calendar day of the following calendar month. For purposes of making payments hereunder, but not for purposes of calculating interest accrual periods, if the day on which such payment is due is not a Business Day, then amounts due on such date shall be due on the immediately preceding Business Day. Agent shall have the right from time to time, in its sole discretion, upon not less than ten (10) days prior written notice to Borrowers, to change the Monthly Payment Date to a different calendar day and, if requested by Agent, Borrowers shall promptly execute an amendment to this Agreement to evidence such change; provided, however, that if Agent shall have elected to change the Monthly Payment Date as aforesaid, Agent shall have the option, but not the obligation, to adjust the Interest Period and the Interest

Determination Date accordingly. All amounts due pursuant to this Agreement and the other Loan Documents shall be payable without setoff, counterclaim, defense or any other deduction whatsoever.
2.3.3    Payment on Maturity Date. Borrowers shall pay to Agent for the benefit of Lenders on the Maturity Date or on such earlier date on which the Loan becomes due and payable, either by acceleration or otherwise:
(a)    The Outstanding Principal Balance;
(b)    Any protective advances funded by Agent or Lenders;
(c)    All accrued and unpaid interest and Servicing Fees due under the Notes, the Mortgage and the other Loan Documents, whether at the Default Rate or otherwise;
(d)    The Spread Maintenance Premium, if any; and
(e)    All other amounts due hereunder and under the Notes, the Mortgage and other Loan Documents.
2.3.4    Late Payment Charge. If any principal, interest or any other sum due under the Loan Documents (other than the Outstanding Principal Balance due and payable on the Maturity Date) is not paid by Borrowers on the date on which it is due, Borrowers shall pay to Agent for the benefit of Lenders upon demand an amount equal to the lesser of five percent (5%) of such unpaid sum or the Maximum Legal Rate in order to defray the expense incurred by Agent and Lenders in handling and processing such delinquent payment and to compensate Agent and Lenders for the loss of the use of such delinquent payment. Any such amount shall be secured by the Mortgage and the other Loan Documents to the fullest extent not prohibited by law. The acceptance of a late payment charge shall not constitute a waiver of any Default or Event of Default then existing pursuant to the Loan Documents. Agent’s failure to collect a late payment charge at any time shall not constitute a waiver of Agent’s and Lenders’ right thereafter, at any time and from time to time (including upon acceleration of the Notes or upon payment in full of the Loan), to collect such previously uncollected late payment charge or to collect subsequently accruing late payment charges.
2.3.5    Method and Place of Payment.
(a)    Except as otherwise specifically provided herein, all payments and prepayments under this Agreement and the Notes shall be made to Agent not later than 2:00 p.m., New York City time, on the date when due and shall be made in lawful money of the United States of America in immediately available funds at Agent’s office or at such other place as Agent shall from time to time designate, and any funds received by Agent after such time shall, for all purposes hereof, be deemed to have been paid on the next succeeding Business Day.
(b)    Whenever any payment to be made hereunder or under any other Loan Document shall be stated to be due on a day which is not a Business Day, the due date thereof shall be the immediately preceding Business Day.

(c)    All payments required to be made by Borrowers hereunder or under the Notes or the other Loan Documents shall be made irrespective of, and without deduction for, any setoff, claim or counterclaim and shall be made irrespective of any defense thereto.
2.3.6    Forwarding of Payments by Agent. Except as otherwise agreed by Agent and Lenders, each payment received by Agent under this Agreement or the Notes for the account of any Lender shall be paid by Agent to such Lender, in immediately available funds, on the next succeeding Business Day as such payment is received by Agent for the Loan or other portion of the Debt in respect of which such payment is made.
Section 2.4    Prepayments.
2.4.1    Prepayments. Except as otherwise provided herein, Borrowers shall not have the right to prepay the Loan in whole or in part prior to the Stated Maturity Date.
2.4.2    Voluntary Prepayments. Borrowers shall have the right, only on a Business Day, to prepay the Outstanding Principal Balance in whole, but not in part (except in connection with a repayment pursuant to Section 2.5.1 hereof or in connection with Section 6.10.1 hereof), upon satisfaction of the following conditions:
(a)    Borrowers shall deliver to Agent a Prepayment Notice; and
(b)    Borrowers shall comply with the provisions of (including making all payments set forth in) Section 2.4.5; provided that if such prepayment is made on a date on or prior to the Spread Maintenance Date, the Spread Maintenance Premium will be due and payable (other than in connection with a release of the Pan Am Property in connection with the transactions contemplated under the Pan Am PSA and in accordance with Section 2.5.1 hereof or with a prepayment made pursuant to Section 6.10.1 hereof) in accordance with Section 2.4.5 and Section 2.8.
2.4.3    Mandatory Prepayments.
(a)    If Agent is not obligated to make Net Proceeds available to Borrowers for Restoration, on the next occurring Monthly Payment Date following the date on which (a) Agent actually receives any Net Proceeds, and (b) Agent has determined that such Net Proceeds shall be applied against the Debt, Borrowers shall prepay, or authorize Agent to apply Net Proceeds as a prepayment of, the Debt in an amount equal to one hundred percent (100%) of such Net Proceeds together with the payment of the Spread Maintenance Premium (if applicable). Except during an Event of Default, such Net Proceeds shall be applied by Agent as follows in the following order of priority: First, to the Spread Maintenance Premium and any other amounts (other than principal and interest) then due and payable under the Loan Documents, including any costs and expenses of Agent and Lenders in connection with such prepayment; Second; accrued and unpaid interest at the Interest Rate; and Third, to principal. Notwithstanding anything herein to the contrary, so long as no Event of Default is continuing at the time of any prepayment pursuant to this Section 2.4.3, no Spread Maintenance Premium or any other prepayment premium, penalty or fee shall be due in connection with any prepayment made pursuant to this Section 2.4.3. Any partial principal prepayment under this Section 2.4.3 shall be applied to the last payments of principal due under the Loan.
(b)    In addition, in accordance with the priority of distributions from the Deposit Account set forth in Section 6.10.1 hereof, Borrower shall partially prepay the Loan as required on each Monthly Payment Date.
2.4.4    Intentionally Omitted.
2.4.5    Prepayment/Repayment Conditions.
(a)    On the date on which a prepayment or repayment, voluntary or mandatory, is made under the Notes or as required under this Agreement, which date must be a Business Day, Borrowers shall pay to Agent, together with the amount being prepaid:
(i)    all accrued and unpaid interest calculated at the Interest Rate on the amount of principal being prepaid through and including the Repayment Date together with an amount equal to the interest that would have accrued at the Interest Rate on the amount of principal being prepaid through the end of the Interest Period in which such prepayment occurs, notwithstanding that such Interest Period extends beyond the date of prepayment;
(ii)    Breakage Costs, if any, without duplication of any sums paid pursuant to the preceding clause (i);
(iii)    the Spread Maintenance Premium applicable thereto (if such prepayment occurs on or prior to the Spread Maintenance Date); and
(iv)    all other sums, then due under the Notes, this Agreement, the Mortgage, and the other Loan Documents.
(b)    Borrowers shall pay all reasonable costs and expenses of Agent and Lenders incurred in connection with the repayment or prepayment (including without limitation, any costs and expenses associated with a release of the Lien of the Mortgage as set forth in Section 2.5 below and reasonable attorneys’ fees and expenses).
Section 2.5    Release of Properties.
2.5.1    Sale of a Property. Borrower shall have the right to close the sale of the Pan Am Property in accordance with the provisions of the Pan Am PSA, provided that upon the closing of such sale, (i) Borrower makes a prepayment of principal in the Release Amount for the Pan Am Property with no Spread Maintenance Premium being due, (ii) all of Agent’s costs and expenses (including reasonable attorneys’ fees) incurred by Agent or Lenders in connection with the closing of the sale of the Pan Am Property are paid, and (iii) Agent receives an endorsement to the Title Insurance Policy for the remaining Properties insuring the continued priority of the Lien of the Mortgage and evidence of payment of any premium payable for such endorsement.  For the avoidance of doubt, Pan Am Borrowers shall have the right to effectuate any such sale of the Pan Am Property even if an Event of Default has occurred and is continuing. Upon the closing of such sale, Agent shall cause the release of the Pan Am Property from the Lien of the Mortgage encumbering the Pan Am Property and all of the other Loan Documents and shall terminate any control agreements with respect to the Pan Am Property upon the closing of the sale of the Pan Am Property pursuant to the Pan Am PSA. In addition to the right to close the sale of the Pan Am Property as provided above, so long as no Event of Default has occurred and is continuing, on any Business Day, any Borrower may obtain its release from the Loan Documents and the release of either of the other two (2) Properties from the Lien of the Mortgage encumbering such Property (and related Loan Documents) thereon upon a bona fide third-party sale of such Property, provided each of the following conditions are satisfied:
(a)    Both immediately before such sale and immediately thereafter, no Event of Default shall be continuing;
(b)    The sale of such Property is pursuant to an arm’s-length agreement to a third party that is not a Borrower Related Party;
(c)    Agent receives an endorsement to the Title Insurance Policy for the remaining Properties insuring the continued priority of the Lien of the Mortgage and evidence of payment of any premium payable for such endorsement;
(d)    Borrowers shall:
(i)    make a prepayment of principal in an amount equal to the applicable Release Amount;
(ii)    pay to Agent any Spread Maintenance Premium on the principal being prepaid (except with respect to a sale of the Pan Am Property pursuant to the Pan Am PSA); and
(iii)    pay all accrued and unpaid interest on the principal being prepaid (including, if such prepayment is not made on a Monthly Payment Date, interest that would have accrued on such prepaid principal to, but not including, the next Monthly Payment Date);
(e)    after giving effect to such sale and prepayment, the Debt Yield for all of the Properties then remaining subject to the Liens of the Loan Documents shall be no less than the greater of (i) the Debt Yield immediately preceding such sale and (ii) 8.25%, which is the Debt Yield as of the Closing Date;
(f)    except with respect to a sale of the Pan Am Property pursuant to the Pan Am PSA, after giving effect to such sale and prepayment, the LTV Percentage for all of the Properties then remaining subject to the Liens of the Loan Documents shall be no more than (A) if prior to the Stated Maturity Date, the lesser of (i) the LTV Percentage immediately preceding such sale, and (ii) 80.5%, which is the LTV Percentage as of the Closing Date, or (B) or if after the Stated Maturity Date, the lesser of (i) the LTV Percentage immediately preceding such sale and (ii) the LTV Percentage required hereunder in order to exercise the most recent Extension Option under Section 2.7;

(g)    The representations and warranties made by Borrowers, Sole Members and Guarantor in this Agreement and the other Loan Documents shall be true and correct in all material respects on and as of the date of such sale (and after giving effect to such sale);
(h)    Borrowers shall have given Agent at least sixty (60) days’ prior written notice of such sale, accompanied by a copy of the applicable contract of sale and all related documents, and drafts of any applicable release documents (which shall be subject to Agent’s approval);
(i)    Borrowers shall have delivered to Agent a copy of the final closing settlement statement for such sale on or prior to the date of the closing of such sale;
(j)    Borrowers shall have paid to Agent all costs and expenses (including reasonable attorneys’ fees) incurred by Agent or Lenders in connection with a sale of a Property; and
(k)    Borrowers, Sole Members and Guarantor shall execute and deliver such documents as Agent may reasonably request to confirm the continued validity of the Loan Documents and the Liens thereof.
2.5.2    Release on Payment in Full. Agent shall, upon the written request and at the expense of Borrowers, upon payment in full of the Debt in accordance with the terms and provisions of the Loan Documents, release the Lien of the Mortgage. In connection with the release of the Lien, Borrowers shall submit to Agent, not less than thirty (30) days prior to the Repayment Date (or such shorter time as is acceptable to Agent in its sole discretion), a release of Lien (and related Loan Documents) for execution by Agent. Such release shall be in a form appropriate in the jurisdiction in which the Properties are located and contain standard provisions protecting the rights of the releasing lender. In addition, Borrowers shall provide all other documentation Agent reasonably requires to be delivered by Borrowers in connection with such release, together with an Officer’s Certificate certifying that such documentation (i) is in compliance with all Legal Requirements, and (ii) will effect such release in accordance with the terms of this Agreement. Borrowers shall pay all costs, taxes and expenses associated with the release of the Lien of the Mortgage, including Agent’s reasonable attorneys’ fees.
Section 2.6    Interest Rate Cap Agreement.
2.6.1    Interest Rate Cap Agreement. Prior to or contemporaneously with the Closing Date, Borrowers shall have obtained, and thereafter maintain in effect, the Interest Rate Cap Agreement, which shall have a term expiring no earlier than the last day of the Interest Period in which the second (2nd) anniversary of the Closing Date occurs and have a notional amount which shall not at any time be less than the Outstanding Principal Balance. On or prior to the second (2nd) anniversary of the Closing Date, Borrowers shall deliver a Replacement Interest Rate Cap Agreement with a term expiring no earlier than the last day of the Interest Period in which the Stated Maturity Date occurs and which has a notional amount which shall not at any time be less than the Outstanding Principal Balance. The Interest Rate Cap Agreement shall have a strike rate equal to the applicable Strike Price; provided, however, that from and after the second (2nd) anniversary of the Closing Date, each Replacement Interest Rate Cap Agreement shall cap LIBOR at an amount that results in a Debt Service Coverage Ratio (as of the date such Replacement Interest Rate Cap

Agreement is purchased) of not less than 1.20:1.00, but in no event shall the strike rate,. of such Replacement Interest Rate Cap Agreement exceed four percent (4%).
2.6.2    Pledge and Collateral Assignment. As security for the full and punctual payment and performance of the Obligations when due (whether upon stated maturity, by acceleration, early termination or otherwise), Borrowers, as pledgor, hereby pledge, assign, hypothecate, transfer and deliver to Agent (on behalf of Lenders) as collateral and hereby grants to Agent (on behalf of Lenders) a continuing first priority lien on and security interest in, to and under all of the following whether now owned or hereafter acquired and whether now existing or hereafter arising (the “Rate Cap Collateral”): all of the right, title and interest of Borrowers in and to (i) the Interest Rate Cap Agreement; (ii) all payments, distributions, disbursements or proceeds due, owing, payable or required to be delivered to Borrowers in respect of the Interest Rate Cap Agreement or arising out of the Interest Rate Cap Agreement, whether as contractual obligations, damages or otherwise; and (iii) all of Borrowers’ claims, rights, powers, privileges, authority, options, security interests, liens and remedies, if any, under or arising out of the Interest Rate Cap Agreement, in each case including all accessions and additions to, substitutions for and replacements, products and proceeds of any or all of the foregoing.
2.6.3    Covenants.
(a)    Borrowers shall comply with all of their obligations under the terms and provisions of the Interest Rate Cap Agreement. All amounts paid by the Counterparty under the Interest Rate Cap Agreement to Borrowers or Agent shall be deposited immediately into the Clearing Account pursuant to Section 6.1. Subject to terms hereof, provided no Event of Default has occurred and is continuing, Borrowers shall be entitled to exercise all rights, powers and privileges of Borrowers under, and to control the prosecution of all claims with respect to, the Interest Rate Cap Agreement and the other Rate Cap Collateral. Borrowers shall take all actions reasonably requested by Agent to enforce Borrowers’ rights under the Interest Rate Cap Agreement in the event of a default by the Counterparty thereunder and shall not waive, amend or otherwise modify any of its rights thereunder.
(b)    Borrowers shall defend Agent’s and Lenders’ right, title and interest in and to the Rate Cap Collateral pledged by Borrowers pursuant hereto or in which it has granted a security interest pursuant hereto against the claims and demands of all other Persons.
(c)    In the event that the Counterparty is downgraded below “A-” by S&P, Borrowers shall replace the Interest Rate Cap Agreement with a Replacement Interest Rate Cap Agreement not later than ten (10) Business Days following receipt of notice from Agent or any other Person of such downgrade, withdrawal or qualification.
(d)    In the event that Borrowers fail to purchase and deliver to Agent the Interest Rate Cap Agreement as and when required hereunder, Agent may purchase the Interest Rate Cap Agreement and the cost incurred by Agent in purchasing the Interest Rate Cap Agreement shall be paid by Borrowers to Agent with interest thereon at the Default Rate from the date such cost was incurred by Agent until such cost is paid by Borrowers to Agent.

(e)    Borrowers shall not sell, assign, or otherwise dispose of, or mortgage, pledge or grant a security interest in, any of the Rate Cap Collateral or any interest therein, and any sale, assignment, mortgage, pledge or security interest whatsoever made in violation of this covenant shall be a nullity and of no force and effect, and upon demand of Agent, shall forthwith be cancelled or satisfied by an appropriate instrument in writing.
(f)    Borrowers shall not (i) without the prior written consent of Agent, modify, amend or supplement the terms of the Interest Rate Cap Agreement, (ii) without the prior written consent of Agent, except in accordance with the terms of the Interest Rate Cap Agreement, cause the termination of the Interest Rate Cap Agreement prior to its stated maturity date, (iii) without the prior written consent of Agent, except as aforesaid, waive or release any obligation of the Counterparty (or any successor or substitute party to the Interest Rate Cap Agreement) under the Interest Rate Cap Agreement, (iv) without the prior written consent of Agent, consent or agree to any act or omission to act on the part of the Counterparty (or any successor or substitute party to the Interest Rate Cap Agreement) which, without such consent or agreement, would constitute a default under the Interest Rate Cap Agreement, (v) fail to exercise promptly and diligently each and every material right which it may have under the Interest Rate Cap Agreement, (vi) take or intentionally omit to take any action or intentionally suffer or permit any action to be omitted or taken, the taking or omission of which would result in any right of offset against sums payable under the Interest Rate Cap Agreement or any defense by the Counterparty (or any successor or substitute party to the Interest Rate Cap Agreement) to payment or (vii) fail to give prompt notice to Agent of any notice of default given by or to Borrowers under or with respect to the Interest Rate Cap Agreement, together with a complete copy of such notice.
(g)    In connection with an Interest Rate Cap Agreement, Borrowers shall obtain and deliver to Agent an opinion of counsel from counsel (which counsel may be in-house counsel for the Counterparty) for the Counterparty upon which Agent, Lenders and their respective successors and assigns may rely (the “Counterparty Opinion”), under New York law and, if the Counterparty is a non-U.S. entity, the applicable foreign law, which shall provide in relevant part, that: (i) the issuer is duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation and has the organizational power and authority to execute and deliver, and to perform its obligations under, the Interest Rate Cap Agreement; (ii) the execution and delivery of the Interest Rate Cap Agreement by the issuer, and any other agreement which the issuer has executed and delivered pursuant thereto, and the performance of its obligations thereunder have been and remain duly authorized by all necessary action and do not contravene any provision of its certificate of incorporation or by-laws (or equivalent organizational documents) or any law, regulation or contractual restriction binding on or affecting it or its property; (iii) all consents, authorizations and approvals required for the execution and delivery by the issuer of the Interest Rate Cap Agreement, and any other agreement which the issuer has executed and delivered pursuant thereto, and the performance of its obligations thereunder have been obtained and remain in full force and effect, all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with any governmental authority or regulatory body is required for such execution, delivery or performance; and (iv) the Interest Rate Cap Agreement, and any other agreement which the issuer has executed and delivered pursuant thereto, has been duly executed and delivered by the issuer and constitutes the legal, valid and binding obligation of the issuer, enforceable against the issuer in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).
(h)    Borrowers shall at all times comply with all Legal Requirements related to the Interest Rate Cap Agreement, including, without limitation, the requirement to maintain a “CFTC Interim Compliant Identifier” number with respect to the Interest Rate Cap Agreement, and Borrowers shall, upon request by Agent, provide Agent with evidence reasonably satisfactory to Agent that Borrowers have complied with such requirements.
2.6.4    Powers of Borrowers Prior to an Event of Default. Subject to the provisions of Section 2.6.3(a), provided no Event of Default has occurred and is continuing, Borrowers shall be entitled to exercise all rights, powers and privileges of Borrowers under, and to control the prosecution of all claims with respect to, the Interest Rate Cap Agreement and the other Rate Cap Collateral.
2.6.5    Representations and Warranties. Borrowers hereby covenant with, and represent and warrant to, Agent and Lenders as follows:
(a)    The Interest Rate Cap Agreement constitutes the legal, valid and binding obligation of Borrowers, enforceable against Borrowers in accordance with its terms, subject only to applicable bankruptcy, insolvency and similar laws affecting rights of creditors generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).
(b)    The Rate Cap Collateral is free and clear of all claims or security interests of every nature whatsoever, except such as are created pursuant to this Agreement and the other Loan Documents, and Borrowers have the right to pledge and grant a security interest in the same as herein provided without the consent of any other Person other than any such consent that has been obtained and is in full force and effect.
(c)    The Rate Cap Collateral has been duly and validly pledged hereunder. All consents and approvals required to be obtained by Borrowers for the consummation of the transactions contemplated by this Agreement have been obtained.
(d)    Giving effect to the aforesaid grant and assignment to Agent (on behalf of Lenders), Agent (on behalf of Lenders) has, as of the date of this Agreement, and as to Rate Cap Collateral acquired from time to time after such date, shall have, a valid, and upon proper filing, perfected and continuing first priority lien upon and security interest in the Rate Cap Collateral; provided that no representation or warranty is made with respect to the perfected status of the security interest of Agent (on behalf of Lenders) in the proceeds of Rate Cap Collateral consisting of “cash proceeds” or “non-cash proceeds” as defined in the UCC.
(e)    Except for financing statements filed or to be filed in favor of Agent (on behalf of Lenders) as secured party, there are no financing statements under the UCC covering any or all of the Rate Cap Collateral and Borrowers shall not, without the prior written consent of Agent, until payment in full of all of the Obligations, execute and file in any public office, any enforceable financing statement or statements covering any or all of the Rate Cap Collateral, except financing statements filed or to be filed in favor of Agent (on behalf of Lenders) as secured party.
2.6.6    Payments. If Borrowers at any time shall be entitled to receive any payments with respect to the Interest Rate Cap Agreement, such amounts shall, immediately upon becoming payable to Borrowers, be deposited by Counterparty into the Clearing Account.
2.6.7    Remedies. Subject to the provisions of the Interest Rate Cap Agreement, if an Event of Default shall occur and then be continuing:
(a)    Agent, without obligation to resort to any other security, right or remedy granted under any other agreement or instrument, shall have the right to, in addition to all rights, powers and remedies of a secured party pursuant to the UCC, at any time and from time to time, sell, resell, assign and deliver, in its sole discretion, any or all of the Rate Cap Collateral (in one or more transactions and at the same or different times) and all right, title and interest, claim and demand therein and right of redemption thereof, at public or private sale, for cash, upon credit or for future delivery, and in connection therewith Agent may grant options and may impose reasonable conditions such as requiring any purchaser to represent that any “securities” constituting any part of the Rate Cap Collateral are being purchased for investment only, Borrowers hereby waiving and releasing any and all equity or right of redemption to the fullest extent permitted by the UCC or applicable law. If all or any of the Rate Cap Collateral is sold by Agent upon credit or for future delivery, Agent shall not be liable for the failure of the purchaser to purchase or pay for the same and, in the event of any such failure, Agent may resell such Rate Cap Collateral. It is expressly agreed that Agent may exercise its rights with respect to less than all of the Rate Cap Collateral, leaving unexercised its rights with respect to the remainder of the Rate Cap Collateral, provided, however, that such partial exercise shall in no way restrict or jeopardize Agent’s right to exercise its rights with respect to all or any other portion of the Rate Cap Collateral at a later time or times.
(b)    Agent may exercise, either by itself or by its nominee or designee, in the name of Borrowers, all of Agent’s rights, powers and remedies in respect of the Rate Cap Collateral, hereunder and under law.
(c)    Borrowers hereby irrevocably, in the name of Borrowers or otherwise, authorize and empower Agent and assigns and transfers unto Agent, and constitutes and appoints Agent its true and lawful attorney-in-fact, and as its agent, irrevocably, with full power of substitution for Borrowers and in the name of Borrowers, (i) to exercise and enforce every right, power, remedy, authority, option and privilege of Borrowers under the Interest Rate Cap Agreement, including any power to subordinate or modify the Interest Rate Cap Agreement (but not, unless an Event of Default exists and is continuing, the right to terminate or cancel the Interest Rate Cap Agreement), or to give any notices, or to take any action resulting in such subordination, termination, cancellation or modification and (ii) in order to more fully vest in Agent the rights and remedies provided for herein, to exercise all of the rights, remedies and powers granted to Agent in this Agreement, and Borrowers further authorize and empower Agent, as Borrowers’ attorney-in-fact, and as its agent, irrevocably, with full power of substitution for Borrowers and in the name of Borrowers, to give any authorization, to furnish any information, to make any demands, to execute any instruments and to take any and all other action on behalf of and in the name of Borrowers which in the opinion of Agent may be necessary or appropriate to be given, furnished, made, exercised or taken under the Interest Rate

Cap Agreement, in order to comply therewith, to perform the conditions thereof or to prevent or remedy any default by Borrowers thereunder or to enforce any of the rights of Borrowers thereunder. These powers-of-attorney are irrevocable and coupled with an interest, and any similar or dissimilar powers heretofore given by Borrowers in respect of the Rate Cap Collateral to any other Person are hereby revoked.
(d)    Agent may, without notice to, or assent by, Borrowers or any other Person (to the extent permitted by law), but without affecting any of the Obligations, in the name of Borrowers or in the name of Agent, notify the Counterparty, or if applicable, any other counterparty to the Interest Rate Cap Agreement, to make payment and performance directly to Agent; extend the time of payment and performance of, compromise or settle for cash, credit or otherwise, and upon any terms and conditions, any obligations owing to Borrowers, or claims of Borrowers, under the Interest Rate Cap Agreement; file any claims, commence, maintain or discontinue any actions, suits or other proceedings deemed by Agent necessary or advisable for the purpose of collecting upon or enforcing the Interest Rate Cap Agreement; and execute any instrument and do all other things deemed necessary and proper by Agent to protect and preserve and realize upon the Rate Cap Collateral and the other rights contemplated hereby.
(e)    Pursuant to the powers-of-attorney provided for above, Agent may take any action and exercise and execute any instrument which it may deem necessary or advisable to accomplish the purposes hereof; provided, however, that Agent shall not be permitted to take any action pursuant to said power-of-attorney that would conflict with any limitation on Agent’s rights with respect to the Rate Cap Collateral. Without limiting the generality of the foregoing, Agent, if an Event of Default shall occur and then be continuing, shall have the right and power to receive, endorse and collect all checks and other orders for the payment of money made payable to any Borrowers representing: (i) any payment of obligations owed pursuant to the Interest Rate Cap Agreement, (ii) interest accruing on any of the Rate Cap Collateral or (iii) any other payment or distribution payable in respect of the Rate Cap Collateral or any part thereof, and for and in the name, place and stead of such Borrowers, to execute endorsements, assignments or other instruments of conveyance or transfer in respect of any property which is or may become a part of the Rate Cap Collateral hereunder.
(f)    Agent may exercise all of the rights and remedies of a secured party under the UCC.
(g)    Without limiting any other provision of this Agreement or any of Borrowers’ rights hereunder, and without waiving or releasing Borrowers from any obligation or default hereunder, Agent shall have the right, but not the obligation, to perform any act or take any appropriate action, as it, in its reasonable judgment, may deem necessary to protect the security of this Agreement, to cure such Event of Default or to cause any term, covenant, condition or obligation required under this Agreement or the Interest Rate Cap Agreement to be performed or observed by Borrowers to be promptly performed or observed on behalf of Borrowers. All amounts advanced by, or on behalf of, Agent in exercising its rights under this Section 2.6.7(g) (including, but not limited to, reasonable legal expenses and disbursements incurred in connection therewith), together with interest thereon at the Default Rate from the date of each such advance, shall be payable by Borrowers to Agent upon demand and shall be secured by this Agreement.

2.6.8    Sales of Rate Cap Collateral. No demand, advertisement or notice, all of which are, to the fullest extent permitted by law, hereby expressly waived by Borrowers, shall be required in connection with any sale or other disposition of all or any part of the Rate Cap Collateral, except that Agent shall give Borrowers at least thirty (30) Business Days’ prior written notice of the time and place of any public sale or of the time when and the place where any private sale or other disposition is to be made, which notice Borrowers hereby agrees is reasonable, all other demands, advertisements and notices being hereby waived. To the extent permitted by law, Agent shall not be obligated to make any sale of the Rate Cap Collateral if it shall determine not to do so, regardless of the fact that notice of sale may have been given, and Agent may without notice or publication adjourn any public or private sale, and such sale may, without further notice, be made at the time and place to which the same was so adjourned. Upon each private sale of the Rate Cap Collateral of a type customarily sold in a recognized market and upon each public sale, unless prohibited by any applicable statute which cannot be waived, Agent (or its nominee or designee) may purchase any or all of the Rate Cap Collateral being sold, free and discharged from any trusts, claims, equity or right of redemption of Borrowers, all of which are hereby waived and released to the extent permitted by law, and may make payment therefor by credit against any of the Obligations in lieu of cash or any other obligations. In the case of all sales of the Rate Cap Collateral, public or private, Borrowers shall pay all reasonable costs and expenses of every kind for sale or delivery, including brokers’ and attorneys’ fees and disbursements and any tax imposed thereon. However, the proceeds of sale of Rate Cap Collateral shall be available to cover such costs and expenses, and, after deducting such costs and expenses from the proceeds of sale, Agent shall apply any residue to the payment of the Obligations in the order of priority as set forth in this Agreement.
2.6.9    Public Sales Not Possible. Borrowers acknowledge that the terms of the Interest Rate Cap Agreement may prohibit public sales, that the Rate Cap Collateral may not be of the type appropriately sold at public sales, and that such sales may be prohibited by law. In light of these considerations, Borrowers agree that private sales of the Rate Cap Collateral shall not be deemed to have been made in a commercially unreasonable manner by mere virtue of having been made privately.
2.6.10    Receipt of Sale Proceeds. Upon any sale of the Rate Cap Collateral by Agent hereunder (whether by virtue of the power of sale herein granted, pursuant to judicial process or otherwise), the receipt by Agent or the officer making the sale or the proceeds of such sale shall be a sufficient discharge to the purchaser or purchasers of the Rate Cap Collateral so sold, and such purchaser or purchasers shall not be obligated to see to the application of any part of the purchase money paid over to Agent or such officer or be answerable in any way for the misapplication or non-application thereof.
2.6.11    Replacement Interest Rate Cap Agreement. From and after the second (2nd) anniversary of the Closing Date and if, in connection with Borrowers’ exercise of any Extension Option pursuant to Section 2.7 hereof, Borrowers deliver a Replacement Interest Rate Cap Agreement, all the provisions of this Section 2.6 applicable to the Interest Rate Cap Agreement delivered on the Closing Date shall be applicable to the applicable Replacement Interest Rate Cap Agreement.
Section 2.7    Extension Options.

2.7.1    Extension Options. Subject to the provisions of this Section 2.7, Borrowers shall have the one-time option (the “First Extension Option”), by irrevocable written notice (the “First Extension Notice”) delivered to Agent no earlier than ninety (90) days prior to the Stated Maturity Date and no later than thirty (30) days prior to the Stated Maturity Date, to extend the Maturity Date to August 11, 2020 (the “First Extended Maturity Date”). In the event Borrowers shall have duly exercised the First Extension Option, Borrowers shall have the one-time option (the “Second Extension Option”), by irrevocable written notice (the “Second Extension Notice”) delivered to Agent no earlier than ninety (90) days prior to the Stated Maturity Date and no later than thirty (30) days prior to the First Extended Maturity Date, to extend the First Extended Maturity Date to August 11, 2021 (the “Second Extended Maturity Date”). Borrowers’ right to so extend the Maturity Date shall be subject to the satisfaction of the following conditions precedent prior to each extension hereunder (and each such condition shall be satisfied in connection with the exercise of each Extension Option unless such condition is otherwise expressly specified to apply solely to the First Extension Option or the Second Extension Option):
(a)    (i) no monetary Default, material non-monetary Default or Event of Default shall have occurred and be continuing on the date Borrowers deliver the First Extension Notice or the Second Extension Notice, as applicable, and (ii) no monetary Default, material non-monetary Default or Event of Default shall have occurred and be continuing on the Stated Maturity Date and the First Extended Maturity Date, as applicable;
(b)    Borrowers shall (i) obtain and deliver to Agent not later than one (1) Business Day prior to the first day of the term of the Loan as extended, one or more Replacement Interest Rate Cap Agreements from an Approved Counterparty, in a notional amount equal to the Outstanding Principal Balance, which Replacement Interest Rate Cap Agreement(s) shall be (A) effective for the period commencing on the day immediately following the then applicable Maturity Date (prior to giving effect to the applicable Extension Option) and ending on the last day of the Interest Period in which the applicable extended Maturity Date occurs and (B) otherwise on same terms set forth in Section 2.6 and (ii) execute and deliver an Acknowledgement with respect to each such Replacement Interest Rate Cap Agreement;
(c)    Agent shall have received a title continuation letter from the Title Company (x) confirming that the Mortgage remains a valid first-priority Lien against each Property, subject only to Permitted Encumbrances, (y) showing title to the applicable Property vested in the applicable Borrower, and (z) showing no exceptions to title other than those previously approved by Agent or permitted under the Loan Documents, in a form reasonably satisfactory to Agent;
(d)    All amounts due and payable by Borrowers and any other Person pursuant to this Agreement or the other Loan Documents as of the Stated Maturity Date or the First Extended Maturity Date, as applicable, and all costs and expenses of Agent and Lenders, including fees and expenses of Agent’s and each Lender’s counsel, in connection with the Loan and/or the applicable extension of the Term shall have been paid in full;
(e)    On the date of delivery of the First Extension Notice or the Second Extension Notice, as applicable, Borrowers shall pay to Agent the applicable Extension Fee;

(f)    There shall be no challenge, action, suit, proceeding, or investigation is pending or threatened in writing against any part of any Property or any Borrower by any person, in any court or before any Governmental Authority which is reasonably likely to materially adversely affect the value of any Property, as determined by Agent acting in its reasonable discretion;
(g)    In connection with the exercise of the First Extension Option:
(i)    the Debt Yield as of the Stated Maturity Date shall be equal to or greater than 10.0%, provided that Borrowers shall have the right to repay a portion of the Outstanding Principal Balance as of the Stated Maturity Date in an amount sufficient to satisfy the foregoing Debt Yield requirement, which repayment amount shall be calculated in Agent’s sole but good faith discretion, provided further, that in lieu of repaying the Outstanding Principal Balance in such required amount, Borrowers may deliver to Agent a Letter of Credit for the amount that Borrowers would otherwise be required to repay; and
(ii)    the Loan to Value Ratio shall be equal to or less than seventy-seven percent (77%), provided that Borrowers shall have the right to repay a portion of the Outstanding Principal Balance as of the Stated Maturity Date in an amount sufficient to satisfy the foregoing Loan to Value Ratio requirement, which repayment amount shall be calculated in Agent’s sole but good faith discretion, provided further, that in lieu of repaying the Outstanding Principal Balance in such required amount, Borrowers may deliver to Agent a Letter of Credit for the amount that Borrowers would otherwise be required to repay.
(h)    In connection with the exercise of the Second Extension Option only:
(i)    the Debt Yield as of the First Extended Maturity Date shall be equal to or greater than 10.5%, provided that Borrowers shall have the right to repay a portion of the Outstanding Principal Balance as of the First Extended Maturity Date in an amount sufficient to satisfy the foregoing Debt Yield requirement, which repayment amount shall be calculated in Agent’s sole but good faith discretion, provided further, that in lieu of repaying the Outstanding Principal Balance in such required amount, Borrowers may deliver to Agent a Letter of Credit for the amount that Borrowers would otherwise be required to repay; and
(ii)    the Loan to Value Ratio shall be equal to or less than seventy-five percent (75%), provided that Borrowers shall have the right to repay a portion of the Outstanding Principal Balance as of the First Extended Maturity Date in an amount sufficient to satisfy the foregoing Loan to Value Ratio requirement, which repayment amount shall be calculated in Agent’s sole but good faith discretion, provided further, that in lieu of repaying the Outstanding Principal Balance in such required amount, Borrowers may deliver to Agent a Letter of Credit for the amount that Borrowers would otherwise be required to repay.
(i)    the closing contemplated in the Pan Am PSA shall have been completed and in connection therewith, an amount of the Outstanding Principal Balance equal to the Allocated

Loan Amount of the Pan Am Property shall have been repaid; provided that the condition set forth in this clause (i) shall be deemed satisfied even if the closing contemplated in the Pan Am PSA has not been completed if and only if such forward purchase was not completed due solely by a default by the Pan Am Purchaser;
(j)    The representations and warranties made by Borrowers in the Loan Documents or otherwise made by Borrowers in connection therewith after the date thereof shall have been true and correct in all material respects on the date on which made and shall also be true and correct as if remade upon the exercise of the applicable Extension Option and on Initial Maturity Date and the First Extended Maturity Date (except (i) to the extent the subject matter of such representation or warranty relates to a particular date specified therein, in which case such representation shall be true and correct as of such specified date, and (ii) to the extent such representation or warranty is no longer true as a result of the passage of time, the ordinary course of conduct of Borrowers, the sale of the Pan Am Property pursuant to the Pam Am PSA, and any actions expressly permitted under the Loan Documents, provided that Borrowers, in each case, have complied with their covenants contained in the Loan Documents); and
(k)     Guarantor continues to comply with the covenants contained in the Loan Document to which Guarantor is a party, and Guarantor has provided to Agent, on the Stated Maturity Date and the First Extended Maturity Date, a reaffirmation of pursuant to which Guarantor reaffirms all of its obligations under each Loan Document to which such Guarantor is a party in a form reasonably acceptable to Agent.
If Borrowers are unable to satisfy all of the foregoing conditions within the applicable time frames for each, Agent shall have no obligation to extend the applicable Maturity Date hereunder.
2.7.2    Extension Documentation. As soon as practicable following an extension of the Maturity Date pursuant to this Section 2.7, Borrowers shall, if requested by Agent, execute and deliver an amendment of and/or restatement of the Notes and shall, if requested by Agent, enter into such amendments to the related Loan Documents as may be necessary or appropriate to evidence the extension of the Maturity Date as provided in this Section 2.7.
Section 2.8    Spread Maintenance Premium. Upon any repayment or prepayment of the Loan (including in connection with an acceleration of the Loan) made on or prior to the Spread Maintenance Date, Borrowers shall pay to Agent on the date of such repayment or prepayment (or acceleration of the Loan) the Spread Maintenance Premium applicable thereto, provided that, so long as no Event of Default is continuing, the Spread Maintenance Premium shall not be payable (a) in connection with any prepayment made with Net Proceeds, (b) any prepayment made pursuant to the operation of Section 6.10.1 hereof, and/or (c) a sale of the Pan Am Property pursuant to the Pan Am PSA. All Spread Maintenance Premium payments hereunder shall be deemed to be earned by Lenders upon the funding of the Loan.
Section 2.9    Regulatory Change; Taxes.
2.9.1    Increased Costs. If, as a result of any Regulatory Change or compliance of any Lender therewith, the basis of taxation of payments to Agent or any Lender (or any company Controlling Agent or any Lender) of the principal of or interest on the Loan is changed or Agent or any Lender (or the company Controlling Agent or any Lender) shall be subject to (i) any tax, duty, charge or withholding of any kind with respect to this Agreement (excluding federal taxation of the overall net income of Agent, any Lender or the company Controlling Agent or any Lender); or (ii) any reserve, special deposit or similar requirements relating to any extensions of credit or other assets of, or any deposits with or other liabilities, of Agent, any Lender or any company Controlling Agent or any Lender is imposed, modified or deemed applicable; or (iii) any other condition affecting loans to Borrowers subject to LIBOR-based interest rates is imposed on Agent or any Lender or any company Controlling Agent or any Lender and Agent or a Lender determines that, by reason thereof, the cost to Agent or such Lender or any company Controlling Agent or any Lender of making, maintaining or extending the Loan to Borrowers is increased, or any amount receivable by Agent or any Lender or any company Controlling Agent or any Lender hereunder in respect of any portion of the Loan to Borrowers is reduced, in each case by an amount deemed by Agent or any Lender in good faith to be material (such increases in cost and reductions in amounts receivable being herein called “Increased Costs”), then Agent shall provide notice thereof to Borrowers and Borrowers agree that they will pay to Agent or the affected Lender upon Agent’s or the affected Lender’s written request such additional amount or amounts as will compensate Agent or such Lender or any company Controlling Agent or such Lender for such Increased Costs to the extent Agent or such Lender reasonably determines that such Increased Costs are allocable to the Loan. If Agent or any Lender requests compensation under this Section 2.6.1, Agent or such Lender shall, if requested by notice by Borrowers to Agent or such Lender, furnish to Borrowers a statement setting forth the basis for requesting such compensation and the method for determining the amount thereof.
2.9.2    Special Taxes. Borrowers shall make all payments with respect to this Agreement, the other Loan Documents, or the Loan free and clear of and without deduction for Special Taxes. If Borrowers shall be required by law to deduct any Special Taxes from or in respect of any sum payable under this Agreement, the other Loan Documents, or the Loan to Agent or any Lender, (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.9.2) Agent and each Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) Borrowers shall make such deductions, and (iii) Borrowers shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.
2.9.3    Other Taxes. In addition, Borrowers agree to pay any present or future stamp, court, documentary, intangible, recording, filing or similar taxes or other excise or property taxes, charges, or similar levies which arise from any payment made hereunder, or from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, this Agreement, the other Loan Documents, or the Loan (hereinafter referred to as “Other Taxes”).
ARTICLE 3

REPRESENTATIONS AND WARRANTIES
Section 3.1    Borrower Representations. Borrowers represent and warrant that, except to the extent (if any) disclosed on Schedule IV hereto with reference to a specific subsection of this Section 3.1:

3.1.1    Organization; Special Purpose. Each Borrower and Sole Member is duly organized, validly existing and in good standing with full power and authority to own its assets and conduct its business, and is duly qualified and in good standing in the jurisdiction in which each Property is located and in all jurisdictions in which the ownership or lease of its property or the conduct of its business requires such qualification, and Borrowers have taken all necessary action to authorize the execution, delivery and performance of this Agreement and the other Loan Documents by it, and has the power and authority to execute, deliver and perform under this Agreement, the other Loan Documents and all the transactions contemplated hereby. Each Borrower and Sole Member is and has always been a Special Purpose Bankruptcy Remote Entity. No Borrower owns or uses any assets other than the Property owned by such Borrower and personal property incidental to the business of owning and operating such Property and activities incidental thereto; without limiting the foregoing, each Property is and always has been operated as a single property or project, generating substantially all of the applicable Borrower's gross income, and Borrowers acknowledge and agree that it is Borrowers’ understanding and intent that each Property constitutes “single asset real estate” for purposes of Section 362(d)(3) of the Bankruptcy Code.
3.1.2    Proceedings; Enforceability. This Agreement and the other Loan Documents have been duly authorized, executed and delivered by Borrowers and constitute a legal, valid and binding obligation of Borrowers, enforceable against Borrowers in accordance with their respective terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally, and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). The Loan Documents are not subject to any right of rescission, set-off, counterclaim or defense by Borrowers, Sole Members or Guarantor including the defense of usury, nor would the operation of any of the terms of the Loan Documents, or the exercise of any right thereunder, render the Loan Documents unenforceable, and none of Borrowers, Sole Members or Guarantor have asserted any right of rescission, set-off, counterclaim or defense with respect thereto.
3.1.3    No Conflicts. The execution and delivery of this Agreement and the other Loan Documents by Borrowers and the performance of their Obligations hereunder and thereunder will not conflict with any provision of any law or regulation to which Borrowers are subject, or conflict with, result in a breach of, or constitute a default under, any of the terms, conditions or provisions of any of Borrowers’ organizational documents or any agreement or instrument to which any Borrower is a party or by which it is bound, or any order or decree applicable to any Borrower, or result in the creation or imposition of any Lien on any of any Borrower’s assets or property (other than pursuant to the Loan Documents).
3.1.4    Litigation. There is no action, suit, proceeding or investigation pending or, to the best of Borrowers’ knowledge, threatened against any Borrower, Sole Member, Guarantor, the Manager, any Property or the Collateral in any court or by or before any other Governmental Authority which, if adversely determined, might materially and adversely affect the condition (financial or otherwise) or business of any Borrower (including the ability of such Borrower to carry out the transactions contemplated by this Agreement), Sole Member, Guarantor, Manager, the Collateral or the use, condition or ownership of any Property. No Borrower has received any notice, and no Borrower has knowledge, that it is in default or violation of any order, writ, injunction, decree, regulation or demand of any Governmental Authority.

3.1.5    Agreements. No Borrower is a party to any agreement or instrument or subject to any restriction which might materially and adversely affect any Borrower, any Property, the Collateral, or such Borrower’s business, properties or assets, operations or condition, financial or otherwise. No Borrower is in default with respect to any order or decree of any court or any order, regulation or demand of any Governmental Authority, which default might have consequences that would materially and adversely affect the condition (financial or other) or operations of such Borrower or its properties or might have consequences that would adversely affect its performance hereunder. No Borrower is in default in any material respect in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any Permitted Encumbrance or any other agreement or instrument to which it is a party or by which it or any Property is bound.
3.1.6    Consents. No consent, approval, authorization or order of nor filing with any court or Governmental Authority is required for the execution, delivery and performance by Borrowers of, or compliance by Borrowers with, this Agreement or the other Loan Documents or the consummation of the transactions contemplated hereby, other than those which have been obtained by Borrowers.
3.1.7    Title.
(a)    Borrowers have good, marketable and insurable fee simple or leasehold, as applicable, title to the real property comprising part of the Properties and good title to the balance of the Properties owned by them, free and clear of all Liens whatsoever except the Permitted Encumbrances. Sole Members own the Collateral free and clear of all Liens whatsoever other than the Lien of the Loan Documents. The Mortgage, when properly recorded in the appropriate records, together with any Uniform Commercial Code financing statements required to be filed in connection therewith, will create (i) a valid, first priority, perfected Lien on Borrowers’ interest in the Property, subject only to Permitted Encumbrances, and (ii) perfected security interests in and to, and perfected collateral assignments of, all personalty (including the Leases), all in accordance with the terms thereof, in each case subject only to the Permitted Encumbrances. There are no mechanics’, materialman’s or other similar Liens or claims which have been filed for work, labor or materials affecting any Property which are or may be Liens prior to, or equal or coordinate with, the Lien of the Mortgage. None of the Permitted Encumbrances, individually or in the aggregate, (a) materially interfere with the benefits of the security intended to be provided by the Mortgage and this Agreement, (b) materially and adversely affect the value of any Property, (c) impair the use or operations of any Property (as currently used), or (d) impair Borrowers’ ability to pay its Obligations in a timely manner. The Pledge Agreement, together with any Uniform Commercial Code financing statements required to be filed in connection therewith and the delivery of the original Certificates (as defined in the Pledge Agreement) to Agent, will create a valid, first priority, perfected Lien on Sole Members’ interests in the Collateral, all in accordance with the terms thereof. There are no claims for payment for work, labor or materials affecting such Property which are or may become a Lien prior to, or of equal priority with, the Liens created by the Loan Documents.
(b)    All transfer taxes, deed stamps, intangible taxes or other amounts in the nature of transfer taxes required to be paid under applicable Legal Requirements in connection with the transfer of the Properties to Borrowers have been paid. All mortgage, mortgage recording, stamp, intangible or other similar tax required to be paid under applicable Legal Requirements in connection with the execution, delivery, recordation, filing, registration, perfection or enforcement of any of the Loan Documents, including the Mortgage, have been paid or are being paid simultaneously herewith. All taxes and governmental assessments due and owing in respect of the Properties have been paid, or an escrow of funds in an amount sufficient to cover such payments has been established hereunder or are insured against by the Title Insurance Policy. All taxes and governmental assessments due and owing in respect of the Collateral have been paid, or an escrow of funds in an amount sufficient to cover such payments has been established hereunder or are insured against by the UCC Title Insurance Policy.
(c)    Each Property is comprised of one (1) or more parcels which constitute separate tax lots and do not constitute a portion of any other tax lot not a part of such Property.
(d)    No Condemnation or other proceeding has been commenced or, to Borrowers’ best knowledge, is contemplated with respect to all or any portion of any Property or for the relocation of roadways providing access to such Property.
(e)    There are no pending or proposed special or other assessments for public improvements or otherwise affecting any Property, nor, to Borrower’s knowledge, are there any contemplated improvements to any Property that may result in such special or other assessments.
3.1.8    ERISA; No Plan Assets. As of the date hereof and throughout the Term (i) Borrowers, Guarantor and the ERISA Affiliates do not sponsor, are not obligated to contribute to, and are not themselves an “employee benefit plan,” as defined in Section 3(3) of ERISA or Section 4975 of the Code, (ii) none of the assets of Borrowers or Guarantor constitutes or will constitute “plan assets” of one or more such plans within the meaning of 29 C.F.R. Section 2510.3-101 as modified in operation by Section 3(42) of ERISA, (iii) Borrowers and Guarantor are not and will not be a “governmental plan” within the meaning of Section 3(32) of ERISA, and (iv) transactions by or with Borrowers or Guarantor are not and will not be subject to state statutes regulating investment of, and fiduciary obligations with respect to, governmental plans. As of the date hereof, neither Borrowers, nor any ERISA Affiliate maintains, sponsors or contributes to or has any obligations with respect to a “defined benefit plan” (within the meaning of Section 3(35) of ERISA) or a “multiemployer pension plan” (within the meaning of Section 3(37)(A) of ERISA). Borrowers have not engaged in any transaction in connection with which it could be subject to either a material civil penalty assessed pursuant to the provisions of Section 502 of ERISA or a material tax imposed under the provisions of Section 4975 of the Code.
3.1.9    Compliance. Borrowers and the Properties (including, but not limited to the Improvements) and the use thereof comply in all material respects with all applicable Legal Requirements, including parking, building and zoning and land use laws, ordinances, regulations and codes. No Borrower is in default or violation of any order, writ, injunction, decree or demand of any Governmental Authority, the violation of which might materially adversely affect the condition (financial or otherwise) or business of such Borrower. No Borrower has committed any act which may give any Governmental Authority the right to cause such Borrower to forfeit any Property or any part thereof or any monies paid in performance of Borrowers’ Obligations under any of the Loan Documents. Each Property is used exclusively for office and retail use and other appurtenant and related uses. As of the date hereof, except as expressly set forth in the Zoning Reports, in the event that all or any part of the Improvements are destroyed or damaged said

Improvements can be legally reconstructed to their condition prior to such damage or destruction, and thereafter exist for the same use without violating any zoning or other ordinances applicable thereto and without the necessity of obtaining any variances or special permits. No legal proceedings are pending or, to the knowledge of Borrowers, threatened with respect to the zoning of any Property. Neither the zoning nor any other right to construct, use or operate any Property is in any way dependent upon or related to any other property. All material certifications, permits, licenses and approvals, including without limitation, certificates of completion and occupancy permits required of Borrowers for the legal use, occupancy and operation of the Properties for their current use (collectively, the “Licenses”), have been obtained and are in full force and effect. The use being made of each Property is in conformity with the certificate of occupancy issued for such Property and all other restrictions, covenants and conditions affecting such Property.
3.1.10    Financial Information. All reports, documents, instruments, information and financial data, including the statements of cash flow and income and operating expense, that have been delivered to Agent in connection with the Loan (i) are true, complete and correct in all material respects, (ii) accurately represent the financial condition of the Properties as of the date of such reports, (iii) in the case of financial data and reporting, have been prepared in accordance with GAAP (the accrual basis or such other accounting basis acceptable to Agent) throughout the periods covered, except as disclosed therein, and (iv) when taken as a whole, are accurate, correct and sufficiently complete in all material respects to give Agent true and accurate knowledge of their subject matter and do not contain any misrepresentation or omission. No Borrower has any contingent liabilities, liabilities for taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments that are known to Borrowers and reasonably likely to have a materially adverse effect on the Collateral, any Property or the operation thereof, except as referred to or reflected in said financial statements. Since the date of the financial statements, there has been no material adverse change in the financial condition, operations or business of any Borrower, the Collateral or any Property from that set forth in said financial statements.
3.1.11    Easements; Utilities and Public Access. All easements, cross easements, licenses, air rights and rights-of-way or other similar property interests (collectively, “Easements”), if any, necessary for the full utilization of the Improvements for their intended purposes have been obtained, are described in the Title Insurance Policy and are in full force and effect without default thereunder. Each Property has rights of access to public ways and is served by water, sewer, sanitary sewer and storm drain facilities adequate to service such Property for its intended uses. All public utilities necessary or convenient to the full use and enjoyment of such Property are available for use by, and connected to serve, such Property without passing over other private property absent a valid irrevocable easement. All roads necessary for the use of each Property for its current purpose have been completed and dedicated to public use and accepted by all Governmental Authorities.
3.1.12    Assignment of Leases. The Assignment of Leases creates a valid assignment of, or a valid security interest in, certain rights under the Leases, subject only to a license granted to Borrowers to exercise certain rights and to perform certain obligations of the lessor under the Leases, including the right to operate the Properties. No Person other than Agent and Lenders has any interest in or assignment of the Leases or any portion of the Rents due and payable or to become due and payable thereunder.

3.1.13    Insurance. Borrowers have obtained and have delivered to Agent original or certified copies of all of the Policies, with all premiums prepaid thereunder, reflecting the insurance coverages, amounts and other requirements set forth in this Agreement. No claims have been made under any of the Policies, and, to Borrowers’ knowledge, no Person, including each Borrower, has done, by act or omission, anything which would impair the coverage of any of the Policies.
3.1.14    Flood Zone. None of the Improvements on any Property are located in an area identified by the Federal Emergency Management Agency as a special flood hazard area, or, if so located the flood insurance required pursuant to Section 5.1.1(a)(i) hereof is in full force and effect with respect to such Property.
3.1.15    Physical Condition. Except as may be expressly set forth in the Physical Conditions Report, to Borrowers’ knowledge, (i) each Property, including all buildings, improvements, parking facilities, sidewalks, storm drainage systems, roofs, plumbing systems, HVAC systems, fire protection systems, electrical systems, equipment, elevators, exterior sidings and doors, landscaping, irrigation systems and all structural components, are in good condition, order and repair in all material respects; and (ii) there exists no structural or other material defects or damages in any Property, whether latent or otherwise. No Borrower has received notice from any insurance company or bonding company of any defects or inadequacies in any Property, or any part thereof, which would adversely affect the insurability of the same or cause the imposition of extraordinary premiums or charges thereon or any termination or threatened termination of any policy of insurance or bond.
3.1.16    Boundaries. Except as disclosed in the Survey, (i) all of the Improvements which were included in determining the appraised value of the Properties lie wholly within the boundaries and building restriction lines of the relevant Property, (ii) no improvements on adjoining properties encroach upon any Property, and (iii) no easements or other encumbrances affecting any Property encroach upon any of the Improvements, so as to affect the value or marketability of any Property, except those which are set forth on a Survey and insured against by the Title Insurance Policy.
3.1.17    Leases. As of the date hereof, the rent rolls attached hereto as Schedule I are true, complete and correct and no Property is subject to any Leases other than the Leases described in Schedule I. Borrowers are the owners and lessors of landlord’s interest in the Leases. No Person has any possessory interest in any Property or right to occupy the same except under and pursuant to the provisions of the Leases or the Ground Lease. Except as set forth on the rent rolls attached hereto as Schedule I or otherwise provided from time to time pursuant hereto: (i) the Leases are in full force and effect and there are no defaults thereunder by either party beyond any applicable notice or cure period, and, to Borrower’s knowledge, there are no conditions that, with the passage of time or the giving of notice, or both, would constitute defaults thereunder, (ii) the copies of the Leases delivered to Agent are true and complete, and there are no oral agreements with respect thereto, (iii) no Rent (including security deposits) has been paid more than one (1) month in advance of its due date, (iv) all work to be performed by any Borrower under each Lease has been performed as required and has been accepted by the applicable Tenant, (v) any payments, free rent, partial rent, rebate of rent or other payments, credits, allowances or abatements required to be given by any Borrower to any Tenant has already been received by such Tenant, (vi) the Tenants under the Leases have accepted possession of and are in occupancy of all of their respective demised Property and have commenced the payment of full, unabated rent under the Leases, (vii) Borrowers have delivered to Agent a true, correct and complete list of all security deposits made by Tenants at each Property which have not been applied (including accrued interest thereon), all of which are held by Borrowers in accordance with the terms of the applicable Lease and applicable Legal Requirements, (viii) each Tenant is free from bankruptcy or reorganization proceedings, (ix) no Tenant under any Lease (or any sublease) is a Borrower Related Party, (x) the Tenants under the Leases are open for business and paying full, unabated rent and no Tenant has requested to discontinue its business at its premises, (xi) there are no brokerage fees or commissions due and payable in connection with the leasing of space at any Property, except as has been previously disclosed to Agent in writing, and no such fees or commissions will become due and payable in the future in connection with the Leases, including by reason of any extension of such Lease or expansion of the space leased thereunder, except as has previously been disclosed to Agent in writing, (xii) except as expressly provided in any Lease, no Tenant under any Lease has any right or option for additional space in the Improvements, and (xiii) to Borrowers’ knowledge, no Tenant has assigned its Lease or sublet all or any portion of the premises demised thereby, no such Tenant holds its leased premises under assignment or sublease, nor does anyone except such Tenant and its employees occupy such leased premises. No Tenant under any Lease has a right or option pursuant to such Lease or otherwise to purchase all or any part of the leased premises or the building of which the leased premises are a part. There has been no prior sale, transfer or assignment, hypothecation or pledge of any Lease or of the Rents received therein which is still in effect.
3.1.18    Tax Filings. To the extent required, each Borrower has filed (or has obtained effective extensions for filing) all non-U.S. and all U.S. federal, state, commonwealth, district and local tax returns required to be filed and has paid or made adequate provision for the payment of all federal, state, commonwealth, district and local taxes, charges and assessments payable by such Borrower. Each Borrower’s tax returns (if any) properly reflect the income and taxes of such Borrower for the periods covered thereby.
3.1.19    No Fraudulent Transfer. No Borrower has entered into the transaction or any Loan Document with the actual intent to hinder, delay, or defraud any creditor, and each Borrower has received reasonably equivalent value in exchange for its Obligations under the Loan Documents. Giving effect to the Loan, the fair saleable value of Borrowers’ assets exceeds and will, immediately following the making of the Loan, exceed Borrowers’ total liabilities, including subordinated, unliquidated, disputed and contingent liabilities. The fair saleable value of Borrowers’ assets is, and immediately following the making of the Loan, will be, greater than Borrowers’ probable liabilities, including the maximum amount of its contingent liabilities on its debts as such debts become absolute and matured. Borrowers’ assets do not and, immediately following the making of the Loan will not, constitute unreasonably small capital to carry out its business as conducted or as proposed to be conducted. Borrowers do not intend to, and do not believe that they will, incur Indebtedness or liabilities (including contingent liabilities and other commitments) beyond their ability to pay such Indebtedness and liabilities as they mature (taking into account the timing and amounts of cash to be received by Borrowers and the amounts to be payable on or in respect of the obligations of Borrowers). No petition in bankruptcy has been filed against any Borrower or any constituent Person of any Borrower, and no Borrower or any constituent Person of any Borrower has ever made an assignment for the benefit of creditors or taken advantage of any insolvency act for the benefit of debtors. No Borrower or any of its constituent Persons is contemplating either the filing of a petition by it under any state or federal bankruptcy or insolvency laws or the liquidation of all or a major portion of such Borrower’s assets or properties, and no Borrower has knowledge of any Person contemplating the filing of any such petition against it or such constituent Persons.
3.1.20    Federal Reserve Regulations. No part of the proceeds of the Loan will be used for the purpose of purchasing or acquiring any “margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System or for any other purpose which would be inconsistent with such Regulation U or any other Regulations of such Board of Governors, or for any purposes prohibited by Legal Requirements or by the terms and conditions of this Agreement or the other Loan Documents.
3.1.21    Organizational Chart. The organizational chart attached as Schedule III, relating to Borrowers, Sole Members and certain Affiliates and other parties, is true, complete and correct on and as of the date hereof.
3.1.22    Organizational Status.
(a)    Davies Center Borrower’s exact legal name is: Davies Pacific, LLC. Davies Center Borrower is of the following organizational type (e.g., corporation, limited liability company): limited liability company, and the jurisdiction in which Davies Center Borrower is organized is: Delaware. Davies Center Borrower’s Tax I.D. number is 20-5537198. Davies Center Borrower’s Delaware Organizational I.D. number is 4216640.
(b)    Pan Am Borrowers’ exact legal names are: Pan Am I, LLC, Pan Am II, LLC, Pan Am III, LLC and Pan Am IV, LLC. Each Pan Am Borrower is of the following organizational type (e.g., corporation, limited liability company): limited liability company, and the jurisdiction in which each Pan Am Borrower is organized is: Delaware. Pan Am Borrowers’ Tax I.D. numbers are Pan Am I, LLC, 20-5114346; Pan Am II, LLC, 20-5114383; Pan Am III, LLC, 20-5114422; Pan Am IV, LLC, 20-5114454. Pan Am Borrowers’ Delaware Organizational I.D. numbers are: Pan Am I, LLC, 4172687; Pan Am II, LLC, 4172692; Pan Am III, LLC, 4177592; Pan Am IV, LLC, 4177594.
(c)    Waterfront Borrowers’ exact legal names are: Waterfront A, LLC, Waterfront B, LLC, Waterfront C, LLC, Waterfront D, LLC and Waterfront E, LLC. Each Waterfront Borrower is of the following organizational type (e.g., corporation, limited liability company): limited liability company, and the jurisdiction in which each Waterfront Borrower is organized is: Delaware. Waterfront Borrowers’ Tax I.D. numbers are: Waterfront A, LLC, 20-5136580; Waterfront B, LLC, 20-5136636; Waterfront C, LLC, 20-5136668; Waterfront D, LLC, 20-5136705; Waterfront E, LLC, 20-5136759. Waterfront Borrowers’ Delaware Organizational I.D. numbers are: Waterfront A, LLC, 4170391; Waterfront B, LLC, 4171554; Waterfront C, LLC, 4170394; Waterfront D, LLC, 4170398; Waterfront E, LLC, 4170400.
(d)    Sole Members’ exact legal names are: DPC Mezzanine, LLC, Pan Am Mezzanine I, LLC, Pan Am Mezzanine II, LLC, Pan Am Mezzanine III, LLC, Pan Am Mezzanine IV, LLC, WFP Mezzanine A, LLC, WFP Mezzanine B, LLC, WFP Mezzanine C, LLC, WFP Mezzanine D, LLC and WFP Mezzanine E, LLC. Each Sole Member is of the following organizational type (e.g., corporation, limited liability company): limited liability company, and the jurisdiction in which each Sole Member is organized is: Delaware. Sole Members’ Tax I.D. numbers are: DPC Mezzanine, LLC, 20-5537144; Pan Am Mezzanine I, LLC, 20-5114152; Pan Am Mezzanine II, LLC, 20-5114199; Pan Am Mezzanine III, LLC, 20-5114252; Pan Am Mezzanine IV, LLC, 20-5114297; WFP Mezzanine A, LLC, 20-5112349; WFP Mezzanine B, LLC, 20-5112493; WFP Mezzanine C, LLC, 20-5112918; WFP Mezzanine D, LLC, 20-5113145; WFP Mezzanine E, LLC, 20-5113885. Sole Members’ Delaware Organizational I.D. numbers are: DPC Mezzanine, LLC, 4216641; Pan Am Mezzanine I, LLC, 4172694; Pan Am Mezzanine II, LLC, 4172695; Pan Am Mezzanine III, LLC, 4177596; Pan Am Mezzanine IV, LLC, 4177600; WFP Mezzanine A, LLC, 4170418; WFP Mezzanine B, LLC, 4170421; WFP Mezzanine C, LLC, 4170424; WFP Mezzanine D, LLC, 4170430; WFP Mezzanine E, LLC, 4170433.
3.1.23    Bank Holding Company. No Borrower is a “bank holding company” or a direct or indirect subsidiary of a “bank holding company” as defined in the Bank Holding Company Act of 1956, as amended, and Regulation Y thereunder of the Board of Governors of the Federal Reserve System.
3.1.24    No Casualty. No Improvements at any Property have suffered a material casualty or damage which has not been fully repaired and the cost thereof fully paid.
3.1.25    Purchase Options. Other than the Pan Am PSA with respect to the Pan Am Property, no Property or any part thereof is subject to any purchase options, rights of first refusal, rights of first offer or other similar rights in favor of third parties.
3.1.26    FIRPTA. No Borrower is a “foreign person” within the meaning of Sections 1445 or 7701 of the Code.
3.1.27    Investment Company Act. No Borrower is (i) an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended, or (ii) subject to any other United States federal or state law or regulation which purports to restrict or regulate its ability to borrow money.
3.1.28    Fiscal Year. Each fiscal year of each Borrower commences on January 1.
3.1.29    Other Debt. There is no indebtedness with respect to any Property or any excess cash flow or any residual interest therein, whether secured or unsecured, no Borrower or Sole Member has any financial obligation (contingent or otherwise) under any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which any Borrower or Sole Member is a party or by which such Borrower or Sole Member or any Property is otherwise bound, in each case, other than (a) Permitted Indebtedness, and (b) Permitted Encumbrances.
3.1.30    Contracts.
(a)    As of the date hereof, no Borrower has entered into, or is bound by, any Major Contract which continues in existence, except as set forth on Schedule 3.1.30 attached hereto.
(b)    Each of the Major Contracts is in full force and effect, there are no monetary or other material defaults by any Borrower thereunder and, to the best knowledge of Borrowers, there are no monetary or other material defaults thereunder by any other party thereto. No Borrower,

Manager or any other Person acting on any Borrower’s behalf has given or received any notice of default under any of the Major Contracts that remains uncured or in dispute.
(c)    Borrowers have delivered true, correct and complete copies of the Major Contracts (including all amendments and supplements thereto) to Agent.
(d)    Except for the Management Agreements and the TIC Agreements, no Borrower is a party to any contract or agreement where the counterparty (as opposed to a co-obligor) is an Affiliate of any Borrower. All fees and other compensation for services previously performed under the Management Agreement have been paid in full.
3.1.31    Full and Accurate Disclosure. No statement of fact made by any Borrower in this Agreement or in any of the other Loan Documents contains any untrue statement of a material fact or omits to state any material fact necessary to make statements contained herein or therein not misleading. There is no fact presently known to any Borrower which has not been disclosed to Agent which adversely affects, nor as far as any Borrower can foresee, might adversely affect, any Property or the Collateral or the business, operations or condition (financial or otherwise) of any Borrower or Guarantor in each case, in any material respect.
3.1.32    Other Obligations and Liabilities. No Borrower has any liabilities or other obligations that arose or accrued prior to the date hereof that, either individually or in the aggregate, could have a material adverse effect on any Borrower, any Property and/or Borrowers’ ability to pay the Debt. No Borrower has any known contingent liabilities.
3.1.33    Intellectual Property/Websites. As of the date hereof, other than as set forth on Schedule VI, no of Borrower or any Affiliate (i) has or holds any tradenames, trademarks, servicemarks, logos, copyrights, patents or other intellectual property (collectively, “Intellectual Property”) with respect to any Property or the use or operations thereof or is (ii) is the registered holder of any website with respect to any Property (other than Tenant websites).
3.1.34    Operations Agreements. As of the date hereof, each Operations Agreement is in full force and effect and no Borrower nor, to Borrowers’ knowledge, any other party to any Operations Agreement, is in default thereunder, and to the best of Borrowers’ knowledge, there are no conditions which, with the passage of time or the giving of notice, or both, would constitute a default thereunder.
3.1.35    Illegal Activity. No portion of any Property has been or will be purchased with proceeds of any illegal activity.
3.1.36    Control. Guarantor (i) is actively involved in each Property and the management thereof, (ii) directly or indirectly Controls each Borrower, Sole Member, and the operation of each Property, and (iii) subject to any Permitted Transfer, directly or indirectly owns (and at all times shall own) not less than the same aggregate direct and/or indirect interests in each Borrower and Sole Member and each Property as Guarantor owns on the Closing Date.
3.1.37    Ground Lease. Borrowers hereby represent and warrant to Agent and Lenders the following with respect to the Ground Lease:

(a)    Recording; Modification. The Ground Lease has been duly recorded. Upon obtaining the consent of the ground lessor under the Ground Lease to the recording of the Waterfront Mortgage, the Ground Lease may be encumbered by the Waterfront Mortgage. There have not been amendments or modifications to the terms of the Ground Lease since its recordation, with the exception of written instruments which have been recorded or are no longer in effect.
(b)    No Liens. Except for the Permitted Encumbrances, Ground Lease Borrower’s interest in the Ground Lease is not subject to any Liens or encumbrances superior to, or of equal priority with, the Waterfront Mortgage other than the ground lessor’s related fee interest. The Ground Lease is, and shall remain, prior to any mortgage or Lien upon the ground lessor’s related fee interest, and ground lessor has not entered into any agreement to subordinate the Ground Lease to any future mortgages or Liens upon the ground lessor’s related fee interest.
(c)    Ground Lease Assignable. Ground Lease Borrower’s interest in the Ground Lease, upon foreclosure or a conveyance in lieu of foreclosure, is assignable to Agent upon notice to, but without the consent of, the ground lessor (or, if any such consent is required, it has been obtained prior to the Closing Date). The Ground Lease is further assignable by Agent, its successors and assigns without the consent of the ground lessor.
(d)    Default. As of the date hereof, the Ground Lease is in full force and effect and no default has occurred under the Ground Lease and, to Borrowers’ knowledge, there is no existing condition which, but for the passage of time and/or the giving of notice, could result in a default under the terms of the Ground Lease. All rents, additional rents and other sums due and payable under the Ground Lease have been paid in full. Neither Ground Lease Borrower nor the ground lessor under the Ground Lease has commenced any action or given or received any notice for the purpose of terminating the Ground Lease    .
(e)    No Merger. The Ground Lease requires that fee title to the Waterfront Property and the leasehold estate created by the Ground Lease shall not merge and shall always be kept separate and distinct, notwithstanding the union of such estates in Ground Lease Borrower, Agent or any other Person by purchase, operation of law or otherwise, unless Agent has provided its prior written consent.
(f)    Notice. The Ground Lease requires the ground lessor to give notice of any default by Ground Lease Borrower to Agent. The Ground Lease, or the consent and estoppel certificate received by Agent from the ground lessor, further provides that notice of intention to terminate the Ground Lease shall be delivered to Agent in the manner described in the Ground Lease.
(g)    Cure. Agent is permitted the opportunity (including, where necessary, sufficient time to gain possession of the interest of Ground Lease Borrower under the Ground Lease) to cure any default under the Ground Lease which is curable, after the receipt of notice of the default, before the ground lessor thereunder may terminate the Ground Lease.
(h)    Term. The Ground Lease has a term which extends not less than thirty (30) years beyond the Stated Maturity Date.

(i)    New Lease. The Ground Lease requires the ground lessor to enter into a new lease with Agent on substantially similar terms upon termination of the Ground Lease for any reason provided therein, including rejection of the Ground Lease in a bankruptcy proceeding. Such new lease shall be prior to any existing mortgage upon the ground lessor’s related fee interest.
(j)    Insurance Proceeds. Under the terms of the Ground Lease and the applicable Mortgage, taken together, any related insurance and condemnation proceeds will be applied either to the repair or restoration of all or part of the Waterfront Property encumbered by the Ground Lease, with a trustee having the right to hold and disburse the proceeds as the repair or restoration progresses, or to the payment of the Outstanding Principal Balance together with any accrued interest thereon.
(k)    Subleasing. The Ground Lease does not impose any restrictions on subleasing space in any of the buildings demised by the Ground Lease.
3.1.38    Pan Am PSA. Borrowers have provided a true, correct and complete copy of the Pan Am PSA, which is attached hereto as Exhibit B. The Pan Am PSA has been duly executed and is enforceable in accordance with its terms. The Pan Am PSA is in full force and effect and there is no default, breach or violation existing thereunder by any party thereto and, to Pan Am Borrower’s knowledge, no event has occurred that, with the passage of time or the giving of notice, or both, would constitute a default, breach or violation by any party thereunder. Neither the execution and delivery of the Loan Documents nor any Borrower’s performance thereunder will adversely affect Pan Am Borrower’s rights under the Pan Am PSA.
3.1.39    TIC Agreements.
(a)    The TIC Agreements are in full force and effect and neither TIC Agreement has been modified or amended.
(b)    There are no defaults under either TIC Agreement on the part of any Borrower, and no event has occurred, which with the passage of time, the giving of notice, or both, would constitute a default under either TIC Agreement on the part of any Borrower.
(c)    Each tenant-in-common under each TIC Agreement agrees that it will not seek or be entitled to seek and obtain a partition of all or any part of the Property without first obtaining the prior written consent of Agent, and each tenant-in-common expressly waives any right it may have to partition the Property or any part thereof.
(d)    Each tenant-in-common under each TIC Agreement agrees that the applicable TIC Agreement, and all rights and privileges and remedies of each tenant-in-common thereunder, including without limitation, any rights of first refusal, purchase options or other similar rights under such TIC Agreement, are subject and subordinate to the Mortgage and the other Loan Documents and the Liens created thereby, and to all rights of the Agent and Lenders thereunder.
(e)    Each tenant-in-common under each TIC Agreement agrees that it will not exercise any remedy provided for in the applicable TIC Agreement (including any rights of indemnification) against any other party for as long as the Loan (or any portion thereof) is outstanding.

(f)    Each tenant-in-common under each TIC Agreement waives, for so long as the Loan (or any portion thereof) is outstanding, any lien rights, whether statutory or otherwise, that it may have against the co-tenancy interest of any other tenant-in-common.
(g)    Each tenant-in-common under each TIC Agreement agrees that for so long as the Loan (or any portion thereof) is outstanding, Agent (for the benefit of Lenders) shall be a third party beneficiary of the TIC Agreement.
(h)    Other than the applicable TIC Agreement, there are no agreements, either oral or in writing, governing the tenant in common relationship of the Pan Am Borrowers or the Waterfront Borrowers, as applicable. Attached hereto as Schedule XI-A is a schedule of the Pan Am Borrowers’ tenant in common interests in the Pan Am Property. Attached hereto as Schedule XI-B is a schedule of the Waterfront Borrowers’ tenant in common interests in the Ground Lease.
Section 3.2    Survival of Representations. The representations and warranties set forth in Section 3.1 and elsewhere in this Agreement and the other Loan Documents shall (i) survive until the Obligations have been paid and performed in full and (ii) be deemed to have been relied upon by Agent and each Lender notwithstanding any investigation heretofore or hereafter made by Agent or any Lender or on its behalf.
ARTICLE 4

BORROWER COVENANTS
Until the end of the Term, Borrowers hereby covenant and agree with Agent and each Lender that:
Section 4.1    Payment and Performance of Obligations. Borrowers shall pay and otherwise perform the Obligations in accordance with the terms of this Agreement and the other Loan Documents.
Section 4.2    Due on Sale and Encumbrance; Transfers of Interests.
(a)    Borrowers acknowledge that Agent and each Lender has examined and relied on the experience of Borrowers, their members and principals of Borrowers in owning and operating properties such as the Properties in agreeing to make the Loan, and will continue to rely on Borrowers’ ownership of the Properties as a means of maintaining the value of the Properties as security for repayment of the Debt and the performance of the Other Obligations. Borrowers acknowledge that Agent and each Lender has a valid interest in maintaining the value of the Properties and the Collateral so as to ensure that, should Borrowers default in the repayment of the Debt or the performance of the Other Obligations, Agent and Lenders can recover the Debt by a sale of the Properties and/or the Collateral.
(b)    Without the prior written consent of Agent, and except to the extent otherwise set forth in this Section 4.2, Borrowers shall not, and shall not permit any Borrower Party or any other Person having a direct or indirect ownership or beneficial interest in any Borrower or Sole Member, whether voluntarily or involuntarily, to do any of the following (collectively, a “Transfer”): (i) sell, convey, mortgage, grant, bargain, encumber, pledge, assign, grant options with respect to, lease, license, rent, or otherwise transfer or dispose of (directly or indirectly, voluntarily or involuntarily, by operation of law or otherwise, and whether or not for consideration or of record) any Property or any part thereof or any direct or indirect legal or beneficial interest therein or in any Borrower Party, directly or indirectly, at any tier of ownership, or (ii) permit a Sale or Pledge of any direct or indirect interest in any Borrower Party or any Person having a direct or indirect ownership or beneficial interest in a Borrower Party, in each case, other than Permitted Transfers.
(c)    A Transfer shall include, but not be limited to, (i) an installment sales agreement wherein any Borrower agrees to sell the Collateral, any Property or any part thereof for a price to be paid in installments; (ii) an agreement by any Borrower leasing all or a substantial portion of any Property or a sale, assignment or other transfer of, or the grant of a security interest in, any Borrower’s right, title and interest in and to any Gross Revenue; (iii) if a Borrower Party or its direct or indirect owners is a corporation, any merger, consolidation or Sale or Pledge of such corporation’s stock or the creation or issuance of new stock; (iv) if a Borrower Party or its direct or indirect owners is a limited or general partnership or joint venture, any merger or consolidation or the change, removal, resignation or addition of a general partner or the Sale or Pledge of the partnership interest of any general partner or any profits or proceeds relating to such partnership interest, or the Sale or Pledge of limited partnership interests or any profits or proceeds relating to such limited partnership interest or the creation or issuance of new limited partnership interests; (v) if a Borrower Party or its direct or indirect owners is a limited liability company, any merger or consolidation or the change, removal, resignation or addition of a managing member or non-member manager (or if no managing member, any member) or the Sale or Pledge of the membership interest of a managing member (or if no managing member, any member) or any profits or proceeds relating to such membership interest, or the Sale or Pledge of non-managing membership interests or the creation or issuance of new non managing membership interests; (vi) if a Borrower Party or its direct or indirect owners is a trust or nominee trust, any merger, consolidation or the Sale or Pledge of the legal or beneficial interest in such Borrower Party or its direct or indirect owners or the creation or issuance of new legal or beneficial interests; (vii) any direct and/or indirect change of Control of any Borrower such that Guarantor no longer directly and/or indirectly Controls any Borrower; (viii) entering into any contract to do any of the foregoing (unless closing of such contract is conditioned on obtaining Agent’s consent); (ix) any surrender, termination, cancellation, change, amendment, supplementation or other modification of the Ground Lease; or (x) any contractual arrangement intended to provide similar benefits (regardless of whether or not such benefits are limited to economic participation, control and/or otherwise) to the counterparties thereto as would be obtained by consummating a Transfer.
Notwithstanding any other provision in this Agreement to the contrary (and notwithstanding the foregoing definition of “Transfer”)), for the avoidance of doubt, it is acknowledged and agreed that none of the following shall be treated as “Transfers” for purposes of this Agreement: (A) distributions of Available Cash to Borrower in accordance with Section 6.10.1(xii)(B) and any subsequent distribution of the same to any Borrower Party, and (B) dispositions and/or replacements of Equipment and other personal property in accordance with Section 4.12, and/or (C) the payment of Operating Expenses, Approved Capital Expenditures and Approved Extraordinary Expenditures in the ordinary course of operations and maintenance of the Properties, subject to Borrowers’ compliance with Article 6 hereof.
(d)    Notwithstanding anything to the contrary contained in this Section 4.2, and notwithstanding any other provision of this Agreement, the following Transfers (herein, the

“Permitted Transfers”) shall be permitted by this Agreement, subject to the applicable requirements set forth herein and in the immediately succeeding clause (e):
(i)    a Lease entered into in accordance with the Loan Documents;
(ii)    a Permitted Encumbrance;
(iii)    entering into the Pan Am PSA, the sale of the Pan Am Property to Pan Am Purchaser pursuant to the Pan Am PSA (and, following any such sale of the Pan Am Property pursuant to the Pan Am PSA, the dissolution of Pan Am Borrower and its Sole Member);
(iv)    the sale of any Property other than the Pan Am Property pursuant to Section 2.5.1 (and, following such sale pursuant to Section 2.5.1, the dissolution of the applicable Borrower(s) and Sole Member(s) which theretofore owned such Property);
(v)    subject to compliance with clause (x) below, the transfer of publicly traded shares in any indirect equity owner of any Borrower;
(vi)    any Transfer, directly as a result of the death or legal incapacity of a natural person, of any interests previously held by such person to the Person or Persons lawfully entitled thereto;
(vii)    any Transfer required by Agent pursuant to Section 8.2.5 of this Agreement;
(viii)    subject to the prior written consent of Agent and DQ Lender 1, (1) a Transfer of the membership interests in any Pan Am Borrower to an entity that is, on the date hereof and on the date of such Transfer, the Sole Member of another Pan Am Borrower or a newly formed Special Purpose Bankruptcy Remote Entity owned by a Sole Member of a Pan Am Borrower (the “New Pan Am SPE”), (2) and/or the merger of any Pan Am Borrower with and into any other Pan Am Borrower or the New Pan Am SPE, and/or (3) the merger, consolidation or similar transaction involving any Pan Am Borrower pursuant to which one or more Pan Am Borrowers transfers all of its assets (and liabilities) to one or more other Pan Am Borrowers and dissolves (any such transaction, the “Pan Am TIC Restructuring”), in each case for the sole purpose of reorganizing the ownership of the Pan Am Property such that the Pan Am Property is no longer owned as a tenancy-in-common (in any such transaction, the resultant owner of the Pan Am Property shall be known as the “New Pan Am Borrower”, and the resultant sole member of the New Pan Am Borrower shall be known as the “New Pan Am Sole Member”); provided, however, that, Agent’s and DQ Lender 1’s consent shall not be unreasonably withheld, conditioned or delayed to the Pan Am TIC Restructuring if, prior to or concurrently with such Transfer, the following conditions have been satisfied:
(A)    No Event of Default is then occurring and continuing;

(B)    such Pan Am TIC Restructuring closes prior to the closing of the transactions contemplated in the Pan Am PSA;
(C)    Agent, in Agent’s reasonable discretion, has determined that the Pan Am TIC Restructuring will not adversely impact Agent’s lien on the Pan Am Property or on the Collateral;
(D)    in the event the New Pan Am Borrower is a New Pan Am SPE, New Pan Am SPE assumes Pan Am Borrower’s obligations under the Pan Am PSA;
(E)    Agent and DQ Lender 1, in their reasonable discretion, have determined that the Pan Am TIC Restructuring will not adversely impact the Pan Am PSA;
(F)    New Pan Am Borrower delivers to Agent an assumption all liabilities and obligations of the Pan Am Borrowers, after which, New Pan Am Borrower shall be deemed the “Pan Am Borrower” or “Pan Am Borrowers”, as applicable, under this Agreement and the other Loan Documents;
(G)    New Pan Am Sole Member delivers to Agent a new Pledge Agreement and a new Pledge Agreement Guaranty, after which, New Pan Am Sole Member shall be deemed the “Sole Member” or “Sole Members”, as applicable, of Pan Am Borrowers under this Agreement and the other Loan Documents;
(H)    Guarantor, Davies Center Borrower and Waterfront Borrowers deliver to Agent a reaffirmation of their respective obligations of the Loan Documents; and
(I)    the Borrower Parties execute all other documents and deliver any endorsements, modifications and/or supplements to the Title Insurance policy and the UCC Title Insurance Policy as reasonably required by Agent; and
(ix)    subject to the prior written consent of Agent, (1) a Transfer of the membership interests in any Waterfront Borrower to an entity that is, on the date hereof and on the date of such Transfer, the Sole Member of another Waterfront Borrower or a newly formed Special Purpose Bankruptcy Remote Entity owned by a Sole Member of a Waterfront Borrower (the “New Waterfront SPE”), (2) and/or the merger of any Waterfront Borrower with and into any other Waterfront Borrower or the New Waterfront SPE, and/or (3) the merger, consolidation or similar transaction involving any Waterfront Borrower pursuant to which one or more Waterfront Borrowers transfers all of its assets (and liabilities) to one or more other Waterfront Borrowers and dissolves (any such transaction, the “Waterfront TIC Restructuring”), in each case for the sole purpose of reorganizing the ownership of the Waterfront Property such that the Waterfront Property is no longer owned as a tenancy-in-common (in any such transaction, the resultant owner of the Waterfront Property shall be known as the “New Waterfront Borrower”, and the resultant sole member of the New Waterfront Borrower shall be known as the “New Waterfront Sole Member”); provided, however, that, Agent’s consent shall not be unreasonably withheld, conditioned or delayed to the Waterfront TIC Restructuring if, prior to or concurrently with such Transfer, the following conditions have been satisfied:
(A)    No Event of Default is then occurring and continuing;
(B)    Agent, in Agent’s reasonable discretion, has determined that the Waterfront TIC Restructuring will not adversely impact Agent’s lien on the Waterfront Property or on the Collateral;
(C)    New Waterfront Borrower delivers to Agent an assumption all liabilities and obligations of the Waterfront Borrowers, after which, New Waterfront Borrower shall be deemed the “Waterfront Borrower” or “Waterfront Borrowers”, as applicable, under this Agreement and the other Loan Documents;
(D)    New Waterfront Sole Member delivers to Agent a new Pledge Agreement and a new Pledge Agreement Guaranty, after which, New Waterfront Sole Member shall be deemed the “Sole Member” or “Sole Members”, as applicable, of Waterfront Borrowers under this Agreement and the other Loan Documents;
(E)    Guarantor, Davies Center Borrower and Pan Am Borrowers deliver to Agent a reaffirmation of their respective obligations of the Loan Documents;
(F)    the Borrower Parties execute all other documents and deliver any endorsements, modifications and/or supplements to the Title Insurance policy and the UCC Title Insurance Policy as reasonably required by Agent;
(x)    any Transfer of a direct or indirect interest or beneficial interest (including redemption or issuance of such ownership or beneficial interest) in Pacific Office Properties, L.P., a Delaware limited partnership; provided that, after giving effect to any such Transfer, (1) Guarantor (or in the event of a prior death or legal incapacity of Guarantor, the replacement Guarantor under Section 8.1(xxi)) continues to own at least 25% of the direct or indirect interests in Borrowers, and (2) Guarantor (or in the event of a prior death or legal incapacity of Guarantor, the replacement Guarantor under Section 8.1(xxi)) continues to Control Sole Members and Borrowers to substantially the same degree Guarantor Controls Sole Members and Borrowers as of the Closing Date; and
(xi)    in connection with a one-time recapitalization of Pacific Office Properties, L.P., the Transfer of an indirect Controlling ownership interest in Sole Members and Borrowers (a “Control Transfer”) to an unrelated Person (the “Control Transferee”), provided that the following conditions are satisfied:

(A)    Borrowers have provided Agent with not less than sixty (60) days prior written notice, which notice shall contain sufficient detail to enable Agent to determine that the Control Transferee complies with the requirements set forth herein;
(B)    no Event of Default has occurred and is continuing;
(C)    Each Borrower shall continue to be a Special Purpose Bankruptcy Remote Entity in accordance with Section 4.4 and Schedule V;
(D)    Control Transferee shall be a Qualified Transferee with a minimum ownership interest in Borrowers acceptable to Agent and Lenders and (y) whose identity, experience, financial condition and creditworthiness, including net worth and liquidity, is acceptable to Agent and Lenders;
(E)    the Properties shall be managed by a property manager acceptable to Agent;
(F)     Borrowers and Sole Member shall have executed and delivered to Agent an reaffirmation of the Loan Documents in form and substance acceptable to Agent;
(G)    each replacement guarantor and indemnitor is an Approved Replacement Guarantor;
(H)    each Approved Replacement Guarantor shall deliver to Agent (for the benefit of Lenders) a guaranty of recourse obligations (in the same form as the guaranty of recourse obligations delivered to Agent by Guarantor on the date hereof) and an environmental indemnity agreement (in the same form as the environmental indemnity agreement delivered to Agent by Guarantor on the date hereof), pursuant to which, in each case, the Approved Replacement Guarantor(s) agree(s) to be liable under each such guaranty of recourse obligations and environmental indemnity agreement from and after the date of such Control Transfer (whereupon the previous guarantor shall be released from any further liability under the guaranty of recourse obligations for acts that arise from and after the date of such Control Transfer and such Approved Replacement Guarantor(s) shall be the “Guarantor” for all purposes set forth in this Agreement);
(I)    Control Transferee shall submit to Agent true, correct and complete copies of all documents reasonably requested by Agent concerning the organization and existence of Control Transferee and each Approved Replacement Guarantor;
(J)    satisfactory Patriot Act, OFAC and similar searches shall have been received by Agent with respect to (A) each Approved Replacement Guarantor, (B) Control Transferee, (C) any Person that Controls Control Transferee or owns an indirect equity interest in Borrowers which equals or exceeds twenty percent (20%)

and (D) any other Person reasonably required by Agent in order for Agent to fulfill its then-current Patriot Act compliance guidelines;
(K)    counsel to Control Transferee and each Approved Replacement Guarantor(s) shall deliver to Agent opinions in form and substance reasonably satisfactory to Agent as to such matters as Agent shall require, which may include opinions as to substantially the same matters and were required in connection with the origination of the Loan (including a new substantive non-consolidation opinion);
(L)    Borrowers shall cause to be delivered to Agent, an endorsement (relating to the change in the identity of the vestee and execution and delivery of the Control Transfer documents) to the Title Insurance Policy in form and substance acceptable to Agent, in Agent’s reasonable discretion;
(M)    Control Transferee and/or Borrowers shall deliver to Agent (for the benefit of Lenders), upon such conveyance, a transfer fee equal to 1% of the Outstanding Principal Balance;
(N)    Borrowers shall pay all of Agent’s and Lender’s reasonable out-of-pocket costs and expenses in connection with the Control Transfer.  Agent may, as a condition to evaluating any requested consent to a transfer, require that Borrowers post a cash deposit with Agent in an amount equal to Agent and Lender’s anticipated costs and expenses in evaluating any such request for consent; and
(O)    Borrowers shall have otherwise received Agent’s prior written consent to such Control Transfer (which consent, (i) prior to the sale of the Pan Am Property pursuant to the Pan Am PSA, may be withheld in Agent’s sole and absolute discretion, and (ii) following the sale of the Pan Am Property pursuant to the Pan Am PSA, shall not be unreasonably withheld, conditioned or delayed so long as all of the other conditions set forth in this Section 4.2(d)(xi) have been satisfied).
(e)    In connection with any proposed Permitted Transfer described in clauses (v), (vi), (viii), (ix), (x) or (xi) of Section 4.2(d):
(i)    Borrowers shall pay all costs and expenses of Agent and Lenders in connection with such Transfer, whether or not such Transfer is deemed to be a Permitted Transfer, including, without limitation, all fees and expenses of Agent’s and Lenders’ counsel, whether internal or outside, and the cost of any required counsel.
(ii)    Borrowers shall provide Agent with copies of all organizational documents, if applicable, relating to such Permitted Transfer.
(iii)    In connection with any such Transfer in which a Person that did not previously own twenty percent (20%) or more of the aggregate direct and/or indirect ownership interests (at any tier of ownership) in any Borrower shall acquire such a twenty percent (20%) direct and/or indirect ownership interest (at any tier of ownership) in any Borrower, Borrowers shall, at least twenty (20) days before such

Permitted Transfer, notify Agent of the proposed transfer and provide copies of all instruments effectuating such transfer, and any organizational documents that Agent shall require, and such other information as Agent shall reasonably request regarding the proposed transferee so as to conduct such background checks, investigations, Patriot Act, OFAC and other record searches as Agent shall reasonably (and any regulatory requirements and/or internal compliance, “know your customer” and/or committee requirements of Agent, to the extent such internal requirements are applied on a non-discriminatory basis, shall be deemed reasonable) require (at Borrowers’ sole cost and expense), and if Agent, within twenty (20) days of receiving such notice from Borrowers, sends a notice to Borrowers that it has in good faith determined that such Transfer will result in a violation of its legal, regulatory or internal organizational requirements, such Transfer shall not constitute a Permitted Transfer.
Section 4.3    Liens. No Borrower shall create, incur, assume or permit to exist any Lien on any direct or indirect interest in such Borrower or Sole Member, or any portion of any Property or any portion of the Collateral, except for the Permitted Encumbrances. After prior notice to Agent, any Borrower, at its own expense, may contest by appropriate legal proceeding, promptly initiated and conducted in good faith and with due diligence, the amount or validity of any Liens, provided that (i) no Event of Default has occurred and remains uncured; (ii) such proceeding shall be permitted under and be conducted in accordance with all applicable Legal Requirements; (iii) none of the Collateral, any Property nor any part thereof or interest therein will be in danger of being sold, forfeited, terminated, canceled or lost; (iv) such Borrower shall promptly upon final determination thereof pay the amount of any such Liens, together with all costs, interest and penalties which may be payable in connection therewith; (v) to insure the payment of such Liens, such Borrower shall deliver to Agent either (A) cash, or other security as may be approved by Agent, in an amount equal to one hundred twenty-five percent (125%) of the contested amount or (B) a payment and performance bond in an amount equal to one hundred percent (100%) of the contested amount from a surety acceptable to Agent in its reasonable discretion, (vi) failure to pay such Liens will not subject Agent or any Lender to any civil or criminal liability, (vii) such contest shall not affect the ownership, use or occupancy of such Property, (viii) the aggregate amount of all such liens that have not been discharged by bonding and are being contested at any given time does not exceed $300,000; and (ix) such Borrower shall, upon request by Agent, give Agent prompt notice of the status of such proceedings and/or confirmation of the continuing satisfaction of the conditions set forth in clauses (i) through (viii) of this Section 4.3. Agent may pay over any such cash or other security held by Agent to the claimant entitled thereto at any time when, in the judgment of Agent, the entitlement of such claimant is established or the Collateral, any Property (or any part thereof or interest therein) shall be in danger of being sold, forfeited, terminated, cancelled or lost or there shall be any danger of the Lien of the Mortgage being primed by any other Lien.
Section 4.4    Special Purpose. Without in any way limiting the provisions of this Article 4, each Borrower and Sole Member shall at all times be a Special Purpose Bankruptcy Remote Entity. No Borrower or Sole Member shall directly or indirectly make any change, amendment or modification to such Borrower’s or Sole Member’s organizational documents, or otherwise take any action which could result in such Borrower or Sole Member not being a Special Purpose Bankruptcy Remote Entity. No Borrower will own or use any assets other than the applicable Property and personal property incidental to the business of owning and operating such Property and activities incidental thereto; without limiting the foregoing, each Property shall be operated as a single property or project, generating substantially all of the applicable Borrower's gross income, it being Borrowers’ intent that each Property shall at all times and from time to time constitute “single asset real estate” for purposes of Section 362(d)(3) of the Bankruptcy Code. No Sole Member will own or use any assets other than the Collateral.
Section 4.5    Existence; Compliance with Legal Requirements. Each Borrower and Sole Member shall do or cause to be done all things necessary to preserve, renew and keep in full force and effect its existence and all rights, licenses, permits, franchises and all applicable governmental authorizations necessary for the operation of the Property owned by such Borrower and comply with all Legal Requirements applicable to it and the Property owned by such Borrower and the Collateral.
Section 4.6    Taxes and Other Charges. Borrowers shall pay all Taxes and Other Charges now or hereafter levied, assessed or imposed as the same become due and payable, and shall furnish to Agent receipts for the payment of the Taxes and the Other Charges prior to the date the same shall become delinquent (provided, however, that Borrowers need not pay Taxes directly nor furnish such receipts for payment of Taxes to the extent that funds to pay for such Taxes have been deposited into the Tax Account pursuant to Section 6.3). Borrowers shall not permit or suffer, and shall promptly discharge, any Lien or charge against any Property, and shall promptly pay for all utility services provided to each Property. After prior notice to Agent, Borrowers, at their own expense, may contest by appropriate legal proceeding, conducted in good faith and with due diligence, the amount or validity of any Taxes or Other Charges, provided that (i) no Event of Default has occurred and remains uncured; (ii) such proceeding shall be permitted under and be conducted in accordance with all applicable statutes, laws and ordinances; (iii) none of the Collateral, any Property nor any part thereof or interest therein will be in danger of being sold, forfeited, terminated, canceled or lost; (iv) Borrowers shall promptly upon final determination thereof pay the amount of any such Taxes or Other Charges, together with all costs, interest and penalties which may be payable in connection therewith; (v) such proceeding shall suspend the collection of Taxes or Other Charges from such Property; (vi) Borrowers shall deposit with Agent cash, or other security as may be approved by Agent, in an amount equal to one hundred twenty-five percent (125%) of the contested amount, to insure the payment of any such Taxes or Other Charges, together with all interest and penalties thereon, (vii) failure to pay such Taxes or Other Charges will not subject Agent or any Lender to any civil or criminal liability, (viii) such contest shall not affect the ownership, use or occupancy of such Property, and (ix) Borrowers shall, upon request by Agent, give Agent prompt notice of the status of such proceedings and/or confirmation of the continuing satisfaction of the conditions set forth in clauses (i) through (viii) of this Section 4.6. Agent may pay over any such cash or other security held by Agent to the claimant entitled thereto at any time when, in the judgment of Agent, the entitlement of such claimant is established or the Collateral, any Property (or any part thereof or interest therein) shall be in danger of being sold, forfeited, terminated cancelled or lost or there shall be any danger of the Lien of the Mortgage being primed by any related Lien.
Section 4.7    Litigation. Borrowers shall give prompt notice to Agent of any litigation or governmental proceedings pending or threatened in writing against any Property, the Collateral, any Borrower, Manager, or Guarantor which might materially adversely affect any Property or any Borrower’s, Manager’s, or Guarantor’s condition (financial or otherwise) or business (including any Borrower’s ability to perform its Obligations hereunder or under the other Loan Documents).

No Borrower shall initiate or settle any litigation that could reasonably result in a judgment against such Borrower or affecting any Property of such Borrower or any portion thereof in excess of $100,000 without Agent’s prior written consent and shall keep Agent apprised of the status of any such litigation.
Section 4.8    Title to the Properties. Borrowers shall warrant and defend (a) its title to the applicable Property and every part thereof, subject only to Permitted Encumbrances applicable thereto, (b) the validity and priority of the Liens of the Mortgage, the Assignment of Leases and this Agreement on the applicable Property, subject only to Permitted Encumbrances, (c) title to the Collateral and every part thereof, and (d) the validity and priority of the Liens of the Pledge Agreement on the Collateral, subject only to the Liens and security interests created by the Loan Documents, in each case against the claims of all Persons whomsoever. Borrowers shall reimburse Agent and each Lender for any losses, costs, damages or expenses (including reasonable attorneys’ fees and court costs) incurred by Agent and/or any Lender if an interest in any Property and the Collateral, other than as permitted hereunder, is claimed by another Person.
Section 4.9    Financial Reporting. Each Borrower will keep and maintain or will cause to be kept and maintained on a Fiscal Year basis, in accordance with GAAP or on an income tax basis throughout the periods covered (or such other accounting basis acceptable to Agent), complete and accurate books, records and accounts reflecting the financial affairs of such Borrower and all items of income and expense in connection with the operation of the applicable Property. Agent shall have the right from time to time at all times during normal business hours upon reasonable prior notice to examine such books, records and accounts at the office of such Borrower or any other Person maintaining such books, records and accounts and to make such copies or extracts thereof as Agent shall desire. After the occurrence of an Event of Default that is continuing, Borrowers shall pay any costs and expenses incurred by Agent and any Lender to examine such Borrower’s accounting records with respect to the Property of such Borrower, as Agent shall determine to be necessary or appropriate in the protection of Agent’s and any Lender’s interest. Upon Agent’s request, Borrowers shall furnish such other information necessary and sufficient to fairly represent the financial condition of each Borrower and each Property.
4.9.1    Monthly Reports. Not later than twenty (20) days following the end of each calendar month, each Borrower shall deliver to Agent a true, correct and complete rent roll for each Property dated as of the end of such month in the form of the rent roll attached as Schedule I hereto.
4.9.2    Quarterly Reports. Not later than forty-five (45) days following the end of each fiscal quarter, each Borrower shall deliver to Agent:
(i)    unaudited financial statements, internally prepared on an accrual basis, including a balance sheet and an income statement as of the end of such quarter and year to date, a quarterly capital expense report detailing Capital Expenditures and tenant improvement and leasing commissions incurred at the Property of such Borrower for such quarter and year to date, and a comparison of the year to date results with the Annual Budget for such Property for such period and the Fiscal Year. Such statements for each quarter shall be accompanied by an Officer’s Certificate certifying to the best of the signer’s knowledge, (A) that such statements fairly represent the financial condition and results of operations of such Borrower,

(B) that as of the date of such Officer’s Certificate, no Event of Default exists under this Agreement, the Notes or any other Loan Document or, if so, specifying the nature and status of each such Event of Default and the action then being taken by such Borrower or proposed to be taken to remedy such Event of Default, (C) that as of the date of each Officer’s Certificate, no litigation, mediation or arbitration exists involving such Borrower or the Property of such Borrower in which the amount involved is $300,000 (in the aggregate) or more or in which all or substantially all of the potential liability is not covered by insurance, or, that otherwise is reasonably likely to have a material adverse effect on such Property, the Collateral or on any Borrower Party’s ability to perform their obligations under the Loan Documents, or if any such litigation, mediation, or arbitration is pending, specifying the nature and status thereof and the actions being taking in relation thereto, and (D) that as of the date of each Officer’s Certificate, no default, failure of performance of a term, provision or covenant or terminating event has occurred under any Major Contract that is reasonably likely to have a material adverse effect on such Property, the Collateral or on any Borrower Party’s ability to perform their obligations under the Loan Documents, and such Borrower has not received any notice that any party to any such Major Contract has challenged or denied the validity or enforceability thereof, given any notice of default, termination or intent to terminate thereunder, or if any such notice has been received or given, specifying the nature and status thereof. Such financial statements shall contain such other information as shall be reasonably requested by Agent for purposes of calculations to be made by Agent pursuant to the terms hereof.
(ii)    a true, correct and complete rent roll for the Property of such Borrower, dated as of the last month of such fiscal quarter, showing the percentage of gross leasable area of such Property, if any, leased as of the last day of such fiscal quarter, the current monthly rent for the Property and the expiration date of each Lease, and such rent roll shall be accompanied by an Officer’s Certificate certifying that such rent roll is true, correct and complete in all material respects as of its date and stating whether such Borrower, within the past three (3) months, has issued a notice of default with respect to any Lease which has not been cured and the nature of such default.
(iii)    a leasing report setting forth all Leases signed during such fiscal quarter, and all tenant improvement, leasing costs and concessions in such Leases, and a report of all Leases anticipated to be signed or under negotiation for the upcoming fiscal quarter.
4.9.3    Annual Reports. Each Borrower shall deliver to Agent:
(i)    Not later than one hundred twenty (120) days after the end of each Fiscal Year of such Borrower’s operations, audited financial statements certified by an Independent Accountant in accordance with GAAP, covering the Property owned by such Borrower, including a balance sheet as of the end of such year, an income statement for such year, and stating in comparative form the figures for the Annual Budget for such Property for such Fiscal Year, and occupancy statistics for such Property. Such annual financial statements shall be accompanied by an Officer’s Certificate in the form required pursuant to Section 4.9.2(i) above; and

(ii)    Not later than one hundred twenty (120) days after the end of each Fiscal Year of such Borrower’s operations, an annual summary of any and all Capital Expenditures made at the Property owned by such Borrower during the prior twelve (12) month period.
4.9.4    Other Reports.
(a)    Each Borrower shall deliver to Agent, within ten (10) Business Days of the receipt thereof by such Borrower, a copy of all reports prepared by Manager pursuant to the Management Agreement, including, without limitation, the Annual Budget and any inspection reports.
(b)    Each Borrower shall, within fifteen (15) Business Days after request by Agent furnish or cause to be furnished to Agent, in such manner and in such detail as may be reasonably requested by Agent, such reasonable additional information as may be reasonably requested with respect to the Property owned by such Borrower.
4.9.5    Annual Budget.
(a)    Each Borrower shall submit to Agent by November 30 of each year the proposed Annual Budget relating to the Property owned by such Borrower for the succeeding Fiscal Year, together with an ARGUS projection for the succeeding five (5) year period. Agent shall have the right to approve each Annual Budget. The applicable Annual Budget approved by Agent at any given time shall hereinafter be referred to as an “Approved Annual Budget”. Until such time that any Annual Budget has been approved by Agent, the prior Approved Annual Budget shall apply for all purposes hereunder (with such adjustments as reasonably determined by Agent to reflect actual increases in Taxes, Insurance Premiums and utilities expenses). Neither Borrower nor Manager shall change or modify the Approved Annual Budget without the prior written consent of Agent. During the continuance of a Cash Flow Sweep Period, Agent may require each Borrower, on a quarterly basis, to furnish to Agent for approval an updated Annual Budget.
(b)    Notwithstanding anything to the contrary contained in this Section 4.9.5, provided no Event of Default is continuing, whenever Agent’s approval of an Annual Budget is required pursuant to the provisions of this Section 4.9.5, Agent’s approval shall be deemed given if:
(i)    the first correspondence from such Borrower to Agent requesting such approval or consent is sent (1) by email to Agent at scott.miller@gs.com and (2) by certified mail or overnight courier in an envelope marked “PRIORITY” and contains a bold-faced, conspicuous (in a font size that is not less than fourteen (14)) legend at the top of the first page thereof stating that “FIRST NOTICE: THIS IS A REQUEST FOR CONSENT UNDER THE LOAN BY [__________] TO [__________________]. FAILURE TO RESPOND TO THIS REQUEST WITHIN [TWENTY (20)] BUSINESS DAYS FOLLOWING ____________________, 20__, [INSERT THE DATE BORROWERS’ NOTICE CONSIDERED DELIVERED UNDER SECTION 10.6] MAY RESULT IN THE REQUEST BEING DEEMED GRANTED”, and is accompanied by the information and documents required above, and any other information reasonably requested by Agent in writing prior to the expiration of such twenty (20) Business Day period in order to adequately review the same has been delivered; and
(ii)    if Agent fails to respond or to deny such request for approval in writing within the first ten (10) Business Days of such twenty (20) Business Day period, a second notice requesting approval is delivered to Agent from Borrower (1) by email to Agent at scott.miller@gs.com and (2) by certified mail or overnight courier in an envelope marked “PRIORITY” containing a bold-faced, conspicuous (in a font size that is not less than fourteen (14)) legend at the top of the first page thereof stating that “SECOND AND FINAL NOTICE: THIS IS A REQUEST FOR CONSENT UNDER THE LOAN BY [__________] TO [__________________]. IF YOU FAIL TO PROVIDE A SUBSTANTIVE RESPONSE (E.G., APPROVAL, DENIAL OR REQUEST FOR CLARIFICATION OR MORE INFORMATION) TO THIS REQUEST FOR APPROVAL IN WRITING WITHIN TEN (10) BUSINESS DAYS FOLLOWING ____________________, 20__, [INSERT THE DATE BORROWERS’ NOTICE CONSIDERED DELIVERED UNDER SECTION 10.6], YOUR APPROVAL SHALL BE DEEMED GIVEN” and Agent fails to provide a substantive response to such request for approval within such second ten (10) Business Day period.
4.9.6    Extraordinary Operating Expenses: In the event that a Borrower incurs an extraordinary operating expense not set forth in the Approved Annual Budget for the Property owned by such Borrower (each an “Extraordinary Operating Expense”), then such Borrower shall promptly deliver to Agent a reasonably detailed explanation of such proposed Extraordinary Operating Expense for Agent’s approval. Any Extraordinary Operating Expense approved by Agent is referred to herein as an (“Approved Extraordinary Operating Expense”). Any Funds distributed to Borrowers for the payment of Approved Extraordinary Operating Expenses pursuant to Section 6.10.1 shall be used by Borrowers only to pay for such Approved Extraordinary Operating Expenses or reimburse Borrowers for such Approved Extraordinary Operating Expenses, as applicable.
4.9.7    Intentionally Omitted.
Section 4.10    Access to Property. Borrowers shall permit agents, representatives, consultants and employees of Agent to inspect the Properties or any part thereof at reasonable hours upon reasonable advance notice (which may be given verbally). Agent or its agents, representatives, consultants and employees as part of any inspection may take soil, air, water, building material and other samples from the Properties, subject to the rights of Tenants under Leases.
Section 4.11    Leases.
4.11.1    Generally.
(a)    Upon request, Borrowers shall furnish Agent with executed copies of all Leases then in effect. No Borrower may enter into, amend, modify, terminate or grant a waiver of any provision or right of such Borrower under, or enter into or permit or suffer any assignment or sublease of, any Lease for any portion of any Property, without Agent’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed provided such Lease provides for economic terms, including rental rates, in accordance with the leasing guidelines attached hereto as Schedule 4.11 (the “Leasing Guidelines”). Agent shall not require any fee or other charge in connection with Borrower’s requesting and/or obtaining Agent’s prior written consent. In the event any Borrower enters into a Lease that requires Agent’s consent without Agent’s prior written consent, such Lease shall constitute an impermissible Transfer for purposes of this Agreement). Within ten (10) days after the execution of a Lease or any renewals, amendments or modification of a Lease, Borrowers shall deliver to Agent a copy thereof, together with Borrowers’ certification that such Lease (or such renewal, amendment or modification) was entered into in accordance with the terms of this Agreement.
(b)    Notwithstanding anything to the contrary contained in this Section 4.11.1, provided no Event of Default is continuing, whenever Agent’s approval of a Lease is required pursuant to the provisions of this Section 4.11.1, Agent’s approval shall be deemed given if:
(i)    the first correspondence from such Borrower to Agent requesting such approval or consent is sent (1) by email to Agent at scott.miller@gs.com and (2) by certified mail or overnight courier in an envelope marked “PRIORITY” and contains a bold-faced, conspicuous (in a font size that is not less than fourteen (14)) legend at the top of the first page thereof stating that “FIRST NOTICE: THIS IS A REQUEST FOR CONSENT UNDER THE LOAN BY [__________] TO [__________________]. FAILURE TO RESPOND TO THIS REQUEST WITHIN TWENTY (20) DAYS FOLLOWING ____________________, 20__, [INSERT THE DATE BORROWERS’ NOTICE CONSIDERED DELIVERED UNDER SECTION 10.6] MAY RESULT IN THE REQUEST BEING DEEMED GRANTED”, and is accompanied by the information and documents required above, and any other information reasonably requested by Agent in writing prior to the expiration of such twenty (20) day period in order to adequately review the same has been delivered; and
(ii)    if Agent fails to respond or to deny such request for approval in writing within the first ten (10) days of such twenty (20) day period, a second notice requesting approval is delivered to Agent from Borrower (1) by email to Agent at scott.miller@gs.com and (2) by certified mail or overnight courier in an envelope marked “PRIORITY” containing a bold-faced, conspicuous (in a font size that is not less than fourteen (14)) legend at the top of the first page thereof stating that “SECOND AND FINAL NOTICE: THIS IS A REQUEST FOR CONSENT UNDER THE LOAN BY [__________] TO [__________________]. IF YOU FAIL TO PROVIDE A SUBSTANTIVE RESPONSE (E.G., APPROVAL, DENIAL OR REQUEST FOR CLARIFICATION OR MORE INFORMATION) TO THIS REQUEST FOR APPROVAL IN WRITING WITHIN TEN (10) DAYS FOLLOWING ____________________, 20__, [INSERT THE DATE BORROWERS’ NOTICE CONSIDERED DELIVERED UNDER SECTION 10.6], YOUR APPROVAL SHALL BE DEEMED GIVEN” and Agent fails to provide a substantive response to such request for approval within such second ten (10) day period.

4.11.2    Approvals. Notwithstanding anything to the contrary contained in Section 4.11.1 above, provided that no Event of Default is then continuing, Agent’s approval shall not be required prior to a Borrower entering into any Lease that is not a Major Lease, provided that such Lease (i) provides for economic terms, including rental rates, in accordance with the Leasing Guidelines, (ii) unless otherwise approved by Agent in writing, has an initial term consistent with the Leasing Guidelines, (iii) provides on a self-operative basis that such Lease is subordinate to the Mortgage and the Assignment of Leases and that the Tenant thereunder will attorn to Agent and any purchaser at a foreclosure sale, (iv) is written substantially in accordance with a standard form of Lease which shall have been approved by Agent (subject to any commercially reasonable changes made in the course of negotiations with the applicable Tenant), (v) is not with a Borrower Related Party, and (vi) does not contain any option to purchase, any right of first offer or refusal to purchase, any right to terminate (except if such termination right is triggered by the destruction or condemnation of substantially all of a Property or by the death or disability of the Tenant) or any other terms which would reasonably be expected to materially and adversely affect Agent’s rights under the Loan Documents. Notwithstanding anything to the contrary contained in Section 4.11.1 above, provided that no Event of Default is then continuing, Agent’s approval shall not be required prior to a Borrower amending, modifying, terminating or granting a waiver of any provision or right of such Borrower under, or entering into or permitting or suffering any assignment or sublease of, any Lease that is not a Major Lease, so long as, in the case of any amendment or modification, such Lease continues to comply with clauses (i) through (vi) of this Section 4.11.2.
4.11.3    Covenants. Each Borrower (i) shall observe and perform the obligations imposed upon the lessor under the Leases in a commercially reasonable manner; (ii) shall enforce the terms, covenants and conditions contained in the Leases upon the part of the Tenants thereunder to be observed or performed in a commercially reasonable manner, provided, however, no Borrower shall terminate or accept a surrender of a Lease that is a Major Lease without Agent’s prior approval; (iii) shall not collect any of the Rents more than one (1) month in advance (other than security deposits); (iv) shall not execute any assignment of lessor’s interest in the Leases or the Rents (except as contemplated by the Loan Documents); and (v) upon request, such Borrower shall furnish Agent with executed copies of all Leases. Each Borrower shall promptly send copies to Agent of all written notices of material default which such Borrower shall send or receive under the Leases.
4.11.4    Security Deposits. All security deposits of Tenants, whether held in cash or any other form, shall be held in compliance with all Legal Requirements and shall not be commingled with any other funds of Borrowers. During the continuance of an Event of Default, Borrowers shall, upon Agent’s request, if permitted by applicable Legal Requirements, cause all such security deposits (and any interest theretofore earned thereon) to be transferred into the Deposit Account (which shall then be held by Deposit Bank in a separate Account), which shall be held by Deposit Bank subject to the terms of the Leases. Any bond or other instrument which Borrowers are permitted to hold in lieu of cash security deposits under any applicable Legal Requirements (i) shall be maintained in full force and effect in the full amount of such deposits unless replaced by cash deposits as herein above described, (ii) shall be issued by an institution reasonably satisfactory to Agent, (iii) shall, if permitted pursuant to any Legal Requirements, name Agent for the benefit of Lenders as payee or mortgagee thereunder (or at Agent’s option, be fully assignable to Agent), and (iv) shall in all respects comply with any applicable Legal Requirements and otherwise be satisfactory to Agent. Borrowers shall, upon request, provide Agent with evidence satisfactory to Agent of Borrowers’ compliance with the foregoing.
4.11.5    Leasing Agent. No Borrower shall appoint or replace any leasing agent for the Property owned by such Borrower, or permit any Person to be subcontracted by Manager as leasing agent for the property without obtaining Agent’s prior written consent.
Section 4.12    Repairs; Maintenance and Compliance; Alterations.
4.12.1    Repairs; Maintenance and Compliance.
(a)    Borrowers shall at all times maintain, preserve and protect all franchises and trade names, and Borrowers shall cause the Properties to be maintained in a good and safe condition and repair and shall not remove, demolish or alter the Improvements or Equipment (except for alterations performed in accordance with Section 4.12.2 below and normal replacement of Equipment with Equipment of equivalent value and functionality). Borrowers shall promptly comply with all Legal Requirements and immediately cure properly any violation of a Legal Requirement. Borrowers shall notify Agent in writing within three (3) Business Days after any Borrower first receives notice of any such non-compliance. Borrowers shall promptly repair, replace or rebuild any part of the Property that becomes damaged, worn or dilapidated and shall complete and pay for any Improvements at any time in the process of construction or repair.
(b)    In furtherance of the foregoing, Borrowers shall diligently cure all violations included in the Zoning Reports no later than (i) seventy-five (75) days after the date hereof with respect to the violations set forth in the Zoning Report for the Pan Am Property, and (ii) June 30, 2017 with respect to the violations set forth in the Zoning Report for the Waterfront Property.
4.12.2    Alterations. Without Agent’s prior written consent (which approval shall not be unreasonably withheld, conditioned or delayed), no Borrower shall perform alterations to the Improvements and Equipment unless such alterations are required by Leases that have been approved in writing by Agent or do not require Agent’s consent hereunder (“Lease Alterations”). In connection with any Material Alteration, Agent may require that Borrowers deliver to Agent security for payment of the cost of such Material Alteration and as additional security for Borrowers’ Obligations under the Loan Documents, which security may be any of the following: (i) cash, (ii) a Letter of Credit, (iii) U.S. Obligations, (iv) other securities acceptable to Agent, or (v) a completion and performance bond. Such security shall be in an amount equal to the excess of the total unpaid amounts incurred and to be incurred with respect to such Lease Alterations to the Improvements (other than such amounts to be paid or reimbursed by Tenants under the Leases), and Agent may apply such security from time to time at the option of Agent to pay for such Lease Alterations. Upon substantial completion of any Material Alteration, Borrowers shall provide evidence satisfactory to Agent that (i) the Material Alteration was constructed in a good and workmanlike manner and in accordance with applicable Legal Requirements, (ii) all contractors, subcontractors, materialmen and professionals who provided work, materials or services in connection with the Material Alteration have been paid in full and have delivered unconditional releases of liens, and (iii) all material licenses and permits necessary for the use, operation and occupancy of the Material Alteration (other than those which depend on the performance of tenant improvement work) have been issued. If Borrowers have provided cash security, as provided above, such cash shall be released by Agent to fund such Material Alterations, and if Borrowers have provided non-cash security, as provided above, except to the extent applied by Agent to fund such Material Alterations, Agent shall release and return such security upon Borrowers’ satisfaction of the requirements of the preceding sentence.
Section 4.13    Approval of Major Contracts. Borrowers shall be required to obtain Agent’s prior written approval of any and all Major Contracts affecting the Properties, which approval shall not be unreasonably withheld, conditioned or delayed.
Section 4.14    Property Management.
4.14.1    Management Agreement. Borrowers shall (i) cause Manager to manage the Properties and to perform its duties under and in accordance with the Management Agreement, (ii) diligently perform and observe all of the terms, covenants and conditions of the Management Agreement on the part of Borrowers to be performed and observed, (iii) promptly notify Agent of any default under the Management Agreement of which it is aware, (iv) promptly deliver to Agent a copy of each financial statement, business plan, capital expenditures plan, report and estimate received by it under the Management Agreement, and (v) promptly enforce the performance and observance of all of the covenants required to be performed and observed by Manager under the Management Agreement. If any Borrower shall default in the performance or observance of any material term, covenant or condition of the Management Agreement on the part of such Borrower to be performed or observed, then, without limiting Agent’s or any Lender’s other rights or remedies under this Agreement or the other Loan Documents, and without waiving or releasing such Borrower from any of its Obligations hereunder or under the Management Agreement, Agent shall have the right, but shall be under no obligation, to pay any sums and to perform any act as may be appropriate to cause all the material terms, covenants and conditions of the Management Agreement on the part of such Borrower to be performed or observed.
4.14.2    Prohibition Against Termination or Modification. No Borrower shall (i) surrender, terminate, cancel, modify, renew or extend the Management Agreement, (ii) enter into any other agreement relating to the management of the applicable Property with Manager or any other Person, (iii) consent to the assignment by the Manager of its interest under the Management Agreement, or (iv) waive or release any of its rights and remedies under the Management Agreement, in each case without the express consent of Agent not to be unreasonably withheld, conditioned or delayed. If at any time Agent consents to the appointment of a new property manager, such new property manager and such Borrower shall, as a condition of Agent’s consent, execute (i) a management agreement in form and substance reasonably acceptable to Agent, and (ii) a subordination of management agreement in a form reasonably acceptable to Agent.
4.14.3    Replacement of Manager. Agent shall have the right to require Borrowers to replace the Manager with another property manager chosen by Agent in its sole discretion upon the occurrence of any one or more of the following events: (i) at any time during the continuance of an Event of Default, (ii) if Manager shall be in default under the Management Agreement beyond any applicable notice and cure period, (iii) if Manager shall become insolvent or a debtor in any bankruptcy or insolvency proceeding, or (iv) if at any time the Manager has engaged in gross negligence, fraud, willful misconduct or misappropriation of funds.

Section 4.15    Performance by Borrowers; Compliance with Agreements.
(a)    Borrowers shall in a timely manner observe, perform and fulfill each and every covenant, term and provision of each Loan Document executed and delivered by, or applicable to, Borrowers, and shall not enter into or otherwise suffer or permit any amendment, waiver, supplement, termination or other modification of any Loan Document executed and delivered by, or applicable to, Borrowers without the prior consent of Agent.
(b)    Borrowers shall at all times comply in all material respects with all Operations Agreements. Borrowers agree that without the prior written consent of Agent, Borrowers will not amend, modify or terminate any of the Operations Agreements.
Section 4.16    Licenses; Intellectual Property; Website.
4.16.1    Licenses. Borrowers shall keep and maintain all Licenses necessary for the operation of the Properties as office buildings. Borrowers shall not transfer any Licenses required for the operation of the Properties.
4.16.2    Intellectual Property. Borrowers shall keep and maintain all Intellectual Property relating to the use or operation of the Properties and all Intellectual Property shall be held by and (if applicable) registered in the name of the applicable Borrower. Borrowers shall not Transfer or let lapse any Intellectual Property without Agent’s prior consent.
4.16.3    Website. Any website with respect to any Property (other than Tenant websites) shall be maintained by or on behalf of the Borrower that owned such Property and any such website shall be registered in the name of (i) for the Davies Center Property, Davies Center Borrower, (ii) for the Pan Am Property, Pan Am I, LLC, and (iii) for the Waterfront Property, Waterfront A, LLC. Such Borrower shall not Transfer any such website without Agent’s prior consent.
Section 4.17    Further Assurances. Borrowers shall, at Borrowers’ sole cost and expense:
(a)    furnish to Agent all instruments, documents, boundary surveys, footing or foundation surveys, certificates, plans and specifications, appraisals, title and other insurance reports and agreements, and each and every other document, certificate, agreement and instrument required to be furnished by Borrowers pursuant to the terms of the Loan Documents or which are reasonably requested by Agent or any Lender in connection therewith;
(b)    cure any defects in the execution and delivery of the Loan Documents and execute and deliver, or cause to be executed and delivered, to Agent such documents, instruments, certificates, assignments and other writings, and do such other acts necessary or desirable, to correct any omissions in the Loan Documents, to evidence, preserve and/or protect the Properties, the Collateral and any other collateral at any time securing or intended to secure the Obligations, as Agent may reasonably require; and
(c)    do and execute all and such further lawful and reasonable acts, conveyances and assurances for the better and more effective carrying out of the intents and purposes of this Agreement and the other Loan Documents, as Agent may reasonably require from time to time.

Section 4.18    Estoppel Statement.
(a)    After request by Agent, Borrowers shall within seven (7) Business Days furnish Agent or any Lender with a statement, duly acknowledged and certified, stating (i) the original principal balance of the Notes, (ii) the Outstanding Principal Balance of the Notes, (iii) the Interest Rate and any other amount payable to Agent and/or Lenders under the Loan Documents (including the Spread Maintenance Premium), (iv) the date installments of interest and/or principal were last paid, (v) any offsets or defenses to the payment and performance of the Obligations, if any, (vi) that the Notes, this Agreement, the Mortgage and the other Loan Documents are valid, legal and binding obligations and have not been modified (or if modified, giving particulars of such modification), and (vii) such other items that Agent may reasonably request.
(b)    Borrowers shall deliver to Agent or any Lender, upon request, an estoppel certificate from each Tenant under any Lease (provided that Borrowers shall only be required to use commercially reasonable efforts to obtain an estoppel certificate from any Tenant not required to provide an estoppel certificate under its Lease) in form and substance reasonably satisfactory to Agent or such Lender; provided, that Borrowers shall not be required to deliver such certificates more frequently than two (2) times in any calendar year.
(c)    Borrowers shall use commercially reasonable efforts to deliver to Agent or any Lender, upon request, estoppel certificates from each party under any Operations Agreement, in form and substance reasonably satisfactory to Agent or such Lender; provided, that Borrowers shall not be required to deliver such certificates more than two (2) times during the Term and not more frequently than once per calendar year (or twice during any calendar year in which a Secondary Market Transaction occurs).
(d)    Borrowers shall deliver to Agent or any Lender, upon request, estoppel certificates from Ground Lessor, in form and substance reasonably satisfactory to Agent or such Lender.
Section 4.19    Notice of Default. Each Borrower shall promptly advise Agent of the occurrence of any Default or Event of Default of which any Borrower has knowledge.
Section 4.20    Cooperate in Legal Proceedings. Borrowers shall cooperate fully with Agent and each Lender with respect to any proceedings before any court, board or other Governmental Authority which may in any way affect the rights of Agent or any Lender hereunder or any rights obtained by Agent or any Lender under any of the other Loan Documents and, in connection therewith, permit Agent and each Lender, at its election, to participate in any such proceedings.
Section 4.21    Indebtedness. No Borrower shall directly or indirectly create, incur or assume any indebtedness other than (i) the Debt and (ii) unsecured trade payables and equipment leases incurred in the ordinary course of business relating to the ownership and operation of the Properties, which in the case of such unsecured trade payables (A) are not evidenced by a note, (B) do not exceed, at any time, a maximum aggregate amount of one percent (1%) of the Allocated Loan Amount of the Property owned by such Borrower and (C) are paid within thirty (30) days of the date incurred (collectively, “Permitted Indebtedness”).

Section 4.22    Business and Operations. Each Borrower will continue to engage in the businesses presently conducted by it as and to the extent the same are necessary for the ownership, maintenance, management and operation of the Property owned by such Borrower. Each Sole Member will continue to engage in the businesses presently conducted by it as and to the extent the same are necessary for the ownership, maintenance, management and operation of the Collateral. Each Borrower will qualify to do business and will remain in good standing under the laws of each jurisdiction as and to the extent the same are required for the ownership, maintenance, management and operation of the Property owned by such Borrower. Each Sole Member will qualify to do business and will remain in good standing under the laws of each jurisdiction as and to the extent the same are required for the ownership, maintenance, management and operation of the Collateral.
Section 4.23    Dissolution. No Borrower shall (nor shall permit its Sole Member to) (i) engage in any dissolution, liquidation or consolidation or merger with or into any other business entity, except to the extent expressly permitted by the Loan Documents, (ii) engage in any business activity not related to the ownership and operation of the Property owned by such Borrower, (iii) transfer, lease or sell, in one transaction or any combination of transactions, all or substantially all of the property or assets of such Borrower except to the extent expressly permitted by the Loan Documents, or (iv) cause, permit or suffer such Borrower to (A) dissolve, wind up or liquidate or take any action, or omit to take any action, as a result of which such Borrower would be dissolved, wound up or liquidated in whole or in part, or (B) amend, modify, waive or terminate the certificate of formation or operating agreement of such Borrower, in each case without obtaining the prior consent of Agent, except that Agent’s consent shall not be required if such amendment, modification, waiver or termination is executed in connection with a Permitted Transfer.
Section 4.24    Debt Cancellation. No Borrower shall cancel or otherwise forgive or release any claim or debt (other than the termination of Leases in accordance herewith) owed to such Borrower by any Person (other than in connection with the settlement of claims with respect to Rents as expressly permitted in the Loan Documents).
Section 4.25    Affiliate Transactions. Except for transactions involving multiple Borrowers as co-owners of a Property, no Borrower shall enter into, or be a party to, any transaction with an Affiliate of any Borrower unless Agent shall have consented to the same in writing and complies with subsection (c) of Schedule V attached hereto.
Section 4.26    No Joint Assessment. No Borrower shall suffer, permit or initiate the joint assessment of the Property owned by such Borrower (i) with any other real property constituting a tax lot separate from such Property, and (ii) with any portion of such Property which may be deemed to constitute personal property, or any other procedure whereby the Lien of any taxes which may be levied against such personal property shall be assessed or levied or charged to such Property.
Section 4.27    Principal Place of Business. No Borrower shall (nor shall permit its Sole Member to) change its principal place of business from the address set forth on the first page of this Agreement without first giving Agent thirty (30) days prior written notice.
Section 4.28    Change of Name, Identity or Structure. No Borrower shall (nor shall permit its Sole Member to) change such Borrower’s or Sole Member’s name, identity (including its trade name or names) or convert from a limited liability company structure without notifying

Agent of such change in writing at least thirty (30) days prior to the effective date of such change and without first obtaining the prior written consent of Agent; provided, however, that each Borrower shall at all times be a Delaware limited liability company. Each Borrower shall (and shall cause its Sole Member to) execute and deliver to Agent, prior to or contemporaneously with the effective date of any such change, any financing statement, financing statement change or other document reasonably required by Agent to establish or maintain the validity, perfection and priority of the security interest granted in the Collateral and in the Properties pursuant to this Agreement and the other Loan Documents. At the request of Agent, Borrower shall execute a certificate in form satisfactory to Agent listing the trade names under which such Borrower intends to operate the Property owned by such Borrower, and representing and warranting that Borrower does business under no other trade name with respect to such Property.
Section 4.29    Costs and Expenses.
(a)    Borrowers covenants and agrees to pay or, if any Borrower fails to pay, to reimburse Agent and each Lender upon receipt of notice from Agent or any Lender, for all reasonable costs and expenses (including reasonable attorneys’ fees and disbursements) incurred by Agent, any Lender or their respective Affiliates in connection with (i) the preparation, negotiation, execution and delivery of this Agreement and the other Loan Documents and the consummation of the transactions contemplated hereby and thereby and all the costs of furnishing all opinions by counsel for Borrowers (including without limitation any opinions requested by Agent or any Lender as to any legal matters arising under this Agreement or the other Loan Documents with respect to the Properties and/or the Collateral), including without limitation, any and all diligence costs, legal fees, consultant costs, accounting fees, costs of obtaining third party reports and underwriting costs; (ii) Borrowers’ ongoing performance of and compliance with Borrowers’ agreements and covenants contained in this Agreement and the other Loan Documents on its part to be performed or complied with after the Closing Date, including confirming compliance with environmental and insurance requirements; (iii) Agent’s, Lenders’ and Servicer’s ongoing performance and compliance with all agreements, conditions and covenants contained in this Agreement and the other Loan Documents on its part to be performed or complied; (iv) the negotiation, preparation, execution, delivery and administration of any consents, amendments, waivers or other modifications to this Agreement and the other Loan Documents and any other documents or matters requested by any Borrower, Agent or any Lender; (v) securing Borrowers’ compliance with any requests made in accordance with the provisions of this Agreement or the other Loan Documents, (vi) the filing and recording fees and expenses, title insurance, and other similar expenses incurred in creating and perfecting the Lien in favor of Agent pursuant to this Agreement and the other Loan Documents (including fees and expenses for title and lien searches, intangibles taxes, personal property taxes, mortgage recording taxes, due diligence expenses, travel expenses, accounting firm fees, costs of appraisals, environmental reports and Casualty Consultant, surveys and engineering reports); (vii) the costs of any appraisal of the Properties obtained by or on behalf of Agent and/or any Lender; (vii) enforcing or preserving any rights in response to third party claims or the prosecuting or defending of any action or proceeding or other litigation, in each case against, under or affecting any Borrower, this Agreement, the other Loan Documents, the Properties, the Collateral or any other security given for the Loan; (viii) fees charged by Servicer (except to the extent expressly set forth in Section 10.21); (ix) the Accounts, and (x) enforcing any Obligations of or collecting any payments due from Borrowers under this Agreement, the other Loan Documents or with respect to the Properties and/

or the Collateral (including any fees incurred by Servicer in connection with the transfer of the Loan to a special servicer prior to a Default or Event of Default) or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a “work-out” or of any insolvency or bankruptcy proceedings (including fees and expenses for title and lien searches, intangible taxes, personal property taxes, mortgage recording taxes, due diligence expenses, travel expenses, accounting firm fees, costs of appraisals, environmental reports and Casualty Consultant, surveys and engineering reports); provided, however, that Borrowers shall not be liable for the payment of any such costs and expenses to the extent the same arise by reason of the illegal acts, fraud or willful misconduct of Agent or any Lender.
(b)    Any costs due and payable to Agent or any Lender may be paid, at Agent’s election in its sole discretion, from any amounts in the Deposit Account or any other Account. Any costs and expenses due and payable by Borrowers hereunder which are not paid by Borrowers within ten (10) days after demand may be paid from any amounts in the Deposit Account, with notice thereof to Borrowers. The obligations and liabilities of Borrowers under this Section 4.29 shall (i) become part of the Obligations, (ii) be secured by the Loan Documents and (iii) survive the Term and the exercise by Agent on behalf of the Lenders of any of its rights or remedies under the Loan Documents, including the acquisition of the Properties by foreclosure or a conveyance in lieu of foreclosure.
Section 4.30    Indemnity. Borrowers shall indemnify, defend and hold harmless Agent, each Lender, Casualty Consultant, Servicer, their direct or indirect constituent owners, each of their respective Affiliates, and each of their respective successors, assigns, employees, agents, officers, directors, shareholders and members (each, an “Indemnified Party” and together, the “Indemnified Parties”) from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including the reasonable fees and disbursements of counsel for Agent and/or any Lender in connection with any investigative, administrative or judicial proceeding commenced or threatened, whether or not such Indemnified Party shall be designated a party thereto), that may be imposed on, incurred by, or asserted against such Indemnified Party in any manner relating to or arising out of (i) any breach by any Borrower of its Obligations under, or any misrepresentation by any Borrower contained in, this Agreement or the other Loan Documents; (ii) the use or intended use of the proceeds of the Loan; (iii) any information provided by or on behalf of any Borrower, or contained in any documentation approved by any Borrower; (iv) ownership of the Mortgage, the Pledge Agreement, the Properties, the Collateral or any interest in any of the foregoing, or receipt of any Rents or other Gross Revenue (including due to any Increased Costs, Special Taxes or Other Taxes); (v) any accident, injury to or death of persons or loss of or damage to property occurring in, on or about any Property or on the adjoining sidewalks, curbs, adjacent property or adjacent parking areas, streets or ways; (vi) any use, nonuse or condition in, on or about any Property or on adjoining sidewalks, curbs, adjacent property or adjacent parking areas, streets or ways; (vii) performance of any labor or services or the furnishing of any materials or other property in respect of any Property; (viii) any failure of any Property to comply with any Legal Requirement; (ix) any claim by brokers, finders or similar persons claiming to be entitled to a commission in connection with any Lease or other transaction involving any Property or any part thereof, or any liability asserted against Agent or any Lender with respect thereto; (x) the claims of any lessee of any portion of any Property or any Person acting through or under any lessee or otherwise arising under or as a consequence of any Lease, and (xi) any failure to pay any permit and application fees, violations, fines and/or any other penalty incurred in connection with ownership, use, leasing and/or operation of any Property (collectively, the “Indemnified Liabilities”); provided, however, that Borrowers shall not have any obligation to an Indemnified Party hereunder to the extent that such Indemnified Liabilities arise from the illegal acts actual fraud, gross negligence or willful misconduct of Agents and/or any Lender, in each case as determined by a final non-appealable judgment of a court of competent jurisdiction. To the extent that the undertaking to indemnify, defend and hold harmless set forth in the preceding sentence may be unenforceable because it violates any law or public policy, Borrowers shall pay the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by each Indemnified Party.
Section 4.31    ERISA.
(a)    No Borrower shall engage in any transaction which would cause any obligation, or action taken or to be taken, hereunder (or the exercise by Agent, any Lender or any assignee of any of its rights under the Notes, this Agreement or the other Loan Documents) to be a non-exempt (under a statutory or administrative class exemption) prohibited transaction under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) or Section 4975 of the Code.
(b)    No Borrower shall maintain, sponsor, contribute to or become obligated to contribute to, or suffer or permit any ERISA Affiliate of Borrower to, maintain, sponsor, contribute to or become obligated to contribute to, any Plan or any Welfare Plan or permit the assets of Borrower to become “plan assets,” within the meaning of 29 C.F.R. 2510.3-101, as modified in application by Section 3(42) of ERISA.
(c)    Each Borrower shall deliver to Agent or any Lender such certifications or other evidence from time to time throughout the Term, as reasonably requested by Agent, that (A) such Borrower and Guarantor are not and do not maintain an “employee benefit plan” as defined in Section 3(32) of ERISA, which is subject to Title I of ERISA, or a “governmental plan” within the meaning of Section 3(32) of ERISA; (B) such Borrower and Guarantor are not subject to state statutes regulating investments and fiduciary obligations with respect to governmental plans; and (C) the assets of such Borrower and Guarantor do not constitute “plan assets” within the meaning of 29 C.F.R §2510.3-101 as modified in application by Section 3(42) of ERISA of any “benefit plan investor” as defined in Section 3(42) of ERISA.
Section 4.32    Patriot Act Compliance.
(a)    Borrowers will use its good faith and commercially reasonable efforts to comply with the Patriot Act and all applicable requirements of Governmental Authorities having jurisdiction over Borrowers and/or any Property, including those relating to money laundering and terrorism. Agent shall have the right to audit Borrowers’ compliance with the Patriot Act and all applicable requirements of Governmental Authorities having jurisdiction over Borrowers and/or the Properties, including those relating to money laundering and terrorism. In the event that any Borrower fails to comply with the Patriot Act or any such requirements of Governmental Authorities, then Agent may, at its option, cause such Borrower to comply therewith and any and all costs and expenses incurred by Agent and any Lender in connection therewith shall be secured by the Mortgage and the other Loan Documents and shall be immediately due and payable.
(b)    No Borrower or any owner of a direct or indirect interest in any Borrower (i) is listed on any Government Lists, (ii) is a person who has been determined by competent authority to be subject to the prohibitions contained in Presidential Executive Order No. 13224 (Sept. 23, 2001) or any other similar prohibitions contained in the rules and regulations of OFAC or in any enabling legislation or other Presidential Executive Orders in respect thereof, (iii) has been previously indicted for or convicted of any felony involving a crime or crimes of moral turpitude or for any Patriot Act Offense, or (iv) is currently under investigation by any Governmental Authority for alleged criminal activity. For purposes hereof, the term “Patriot Act Offense” means any violation of the criminal laws of the United States of America or of any of the several states, or that would be a criminal violation if committed within the jurisdiction of the United States of America or any of the several states, relating to terrorism or the laundering of monetary instruments, including any offense under (A) the criminal laws against terrorism; (B) the criminal laws against money laundering, (C) the Bank Secrecy Act, as amended, (D) the Money Laundering Control Act of 1986, as amended, or (E) the Patriot Act. “Patriot Act Offense” also includes the crimes of conspiracy to commit, or aiding and abetting another to commit, a Patriot Act Offense. For purposes hereof, the term “Government Lists” means (1) the Specially Designated Nationals and Blocked Persons Lists maintained by the Office of Foreign Assets Control (“OFAC”), (2) any other list of terrorists, terrorist organizations or narcotics traffickers maintained pursuant to any of the Rules and Regulations of OFAC that Agent notified Borrowers in writing is now included in “Government Lists”, or (3) any similar lists maintained by the United States Department of State, the United States Department of Commerce or any other Governmental Authority or pursuant to any Executive Order of the President of the United States of America that Agent notified Borrowers in writing is now included in “Government Lists”.
(c)    At all times throughout the term of the Loan, including after giving effect to any Transfers permitted pursuant to the Loan Documents, (a) none of the funds or other assets of any Borrower or Guarantor shall constitute property of, or shall be beneficially owned, directly or indirectly, by any Person subject to trade restrictions under United States law, including, but not limited to, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Orders or regulations promulgated thereunder, with the result that the investment in such Borrower or Guarantor, as applicable (whether directly or indirectly), would be prohibited by law (each, an “Embargoed Person”), or the Loan made by Agent and Lenders would be in violation of law, (b) no Embargoed Person shall have any interest of any nature whatsoever in such Borrower or Guarantor, as applicable, with the result that the investment in such Borrower or Guarantor, as applicable (whether directly or indirectly), would be prohibited by law or the Loan would be in violation of law, and (c) none of the funds of any Borrower or Guarantor, as applicable, shall be derived from any unlawful activity with the result that the investment in such Borrower or Guarantor, as applicable (whether directly or indirectly), would be prohibited by law or the Loan would be in violation of law.
Section 4.33    Zoning. No Borrower shall initiate or consent to any zoning reclassification of any portion of the Property owned by such Borrower or seek any variance under any existing zoning ordinance or use or permit the use of any portion of such Property in any manner that could result in such use becoming a non-conforming use under any zoning ordinance or any other applicable land use law, rule or regulation, without the prior consent of Agent.
Section 4.34    Costs of Enforcement. In the event (a) that any Mortgage is foreclosed in whole or in part or that the Mortgage is put into the hands of an attorney for collection, suit, action or foreclosure, (b) that the Pledge Agreement encumbering the Collateral is foreclosed in whole or in part or that the Pledge Agreement is put into the hands of an attorney for collection, suit, action or foreclosure, (c) of the foreclosure of any mortgage (or pledge) encumbering the any Property (or any direct or indirect ownership interests in any Borrower) prior to or subsequent to the Mortgage (or Pledge Agreement) in which proceeding Agent or any Lender is made a party, or (d) of the bankruptcy, insolvency, rehabilitation or other similar proceeding in respect of any Borrower, any Sole Member or Guarantor or an assignment by any Borrower, any Sole Member or Guarantor for the benefit of its creditors, Borrowers shall be chargeable with and agrees to pay all costs of collection and defense, including reasonable attorneys’ fees and costs, incurred by Agent or any Lender in connection therewith and in connection with any appellate proceeding or post judgment action involved therein, together with all required service or use taxes.
Section 4.35    Interests in Borrowers Certificated. The limited liability company interests in each Borrower are and shall at all times during the Term be evidenced by a “certificated security” governed by Article 8 of the UCC. Each Borrower has “opted in” to Article 8 of the UCC, has not opted out and shall not opt out of such Article 8 of the UCC, and shall cause a registry of the holders of limited liability company interests in such Borrower to be maintained at all times.
Section 4.36    Ground Lease.
(a)    Ground Lease Borrower shall:
(i)    pay all rents, additional rents and other sums required to be paid by Ground Lease Borrower, as tenant under and pursuant to the provisions of the Ground Lease, as and when such rent or other charge is payable,
(ii)    diligently perform and observe all of the terms, covenants and conditions of the Ground Lease on the part of Ground Lease Borrower, as tenant thereunder, to be performed and observed, at least three (3) days prior to the expiration of any applicable grace period therein provided; and
(iii)     promptly notify Agent of the giving of any written notice by the lessor under the Ground Lease to Ground Lease Borrower of any default by Ground Lease Borrower in the performance or observance of any of the terms, covenants or conditions of the Ground Lease on the part of Ground Lease Borrower, as tenant thereunder, to be performed or observed, and deliver to Agent a true copy of each such notice.
(b)    Ground Lease Borrower shall not, without the prior consent of Agent, surrender the leasehold estate created by the Ground Lease or terminate or cancel the Ground Lease or modify, change, supplement, alter or amend the Ground Lease or waive any rights under the Ground Lease, either orally or in writing, and Ground Lease Borrower hereby assigns to Agent, as further security for the payment and performance of the Obligations and for the performance and observance of the terms, covenants and conditions of the Mortgage, this Agreement and the other Loan Documents, all of the rights, privileges and prerogatives of Ground Lease Borrower, as tenant under the Ground Lease, to surrender the leasehold estate created by the Ground Lease or to terminate, cancel, modify, change, supplement, alter, amend or waive any rights under the Ground Lease in any material respect, and any such surrender of the leasehold estate created by the Ground Lease or termination, cancellation, modification, change, supplement, alteration, amendment of or the waiver of rights under the Ground Lease in any material respect without the prior consent of Agent shall be void and of no force and effect.
(c)    If Ground Lease Borrower shall default in the performance or observance of any material term, covenant or condition of the Ground Lease on the part of Ground Lease Borrower, as tenant thereunder, to be performed or observed, then, without limiting the generality of the other provisions of the Mortgage, this Agreement and the other Loan Documents, and without waiving or releasing Ground Lease Borrower from any of its Obligations hereunder, Agent shall have the right, but shall be under no obligation, to pay any sums and to perform any act or take any action as may be appropriate to cause all of the material terms, covenants and conditions of the Ground Lease on the part of Ground Lease Borrower, as tenant thereunder, to be performed or observed or to be promptly performed or observed on behalf of Ground Lease Borrower, to the end that the rights of Ground Lease Borrower in, to and under the Ground Lease shall be kept unimpaired as a result thereof and free from default, even though the existence of such event of default or the nature thereof be questioned or denied by Ground Lease Borrower or by any party on behalf of Ground Lease Borrower. If Agent shall make any payment or perform any act or take action in accordance with the preceding sentence, Agent will notify Borrowers of the making of any such payment, the performance of any such act or the taking of any such action. In any such event, subject to the rights of Tenants, subtenants and other occupants under the Leases, Agent and any Person designated as Agent’s agent by Agent shall have, and are hereby granted, the right to enter upon the Property encumbered by the Ground Lease at any reasonable time, on reasonable notice (which may be given verbally) and from time to time for the purpose of taking any such action. Agent may pay and expend such sums of money as Agent reasonably deems necessary for any such purpose and upon so doing shall be subrogated to any and all rights of the landlord under the Ground Lease. Borrowers hereby agrees to pay to Agent within five (5) days after demand, all such sums so paid and expended by Agent and all of Agent and Lenders’ costs associated therewith, together with interest thereon from the day of such payment at the Default Rate. All sums so paid and expended by Agent and the interest thereon shall be secured by the legal operation and effect of the Mortgage.
(d)    If the lessor under the Ground Lease shall deliver to Agent a copy of any notice of default sent by said lessor to Ground Lease Borrower, as tenant under the Ground Lease, such notice shall constitute full protection to Agent for any reasonable action taken or omitted to be taken by Agent, in good faith, in reliance thereon. Ground Lease Borrower shall exercise each individual option, if any, to extend or renew the term of the Ground Lease upon demand by Agent made at any time within one (1) year prior to the last day upon which any such option may be exercised, and if Ground Lease Borrower shall fail to do so, Ground Lease Borrower hereby expressly authorizes and appoints Agent its attorney-in-fact to exercise any such option in the name of and upon behalf of the Ground Lease Borrower, which power of attorney shall be irrevocable and shall be deemed to be coupled with an interest. Ground Lease Borrower will not subordinate or consent to the subordination of the Ground Lease to any mortgage, security deed, lease or other interest on or in the landlord’s interest in all or any part of the Property encumbered by the Ground Lease, unless, in each such case, the written consent of Agent shall have been first had and obtained.
Section 4.37    Pan Am PSA.
(a)    Pan Am Borrower shall not (i) surrender, terminate, cancel, modify, renew or extend the Pan Am PSA, (ii) enter into any other agreement relating to the sale of the Pan Am Property, or (iii) waive or release any of its rights and remedies under the Pan Am PSA.
(b)    Pan Am Borrower shall (i) promptly perform and/or observe all of the covenants and agreements required to be performed and observed by it under the Pan Am PSA and do all things necessary to preserve and to keep unimpaired its material rights thereunder; (ii) promptly notify Agent of any default under the Pan Am PSA of which it is aware; and (iii) promptly enforce the performance and observance of all of the covenants and agreements required to be performed and/or observed by the Pan Am Purchaser under the Pan Am PSA.
(c)    Pan Am Borrower shall close the transactions contemplated in the Pan Am PSA no later than the second (2nd) anniversary of the Closing Date. Notwithstanding the foregoing, in the event that the transactions contemplated in the Pan Am PSA do not close on or prior to the second (2nd) anniversary of the Closing Date as a result of a default by Pan Am Purchaser, Pan Am Borrower shall have the right to tender a deed to the Pan Am Property to Agent, subject to the Mortgage and the Assignment of Leases on the Pan Am Property, in which case the Outstanding Principal Balance shall be reduced by an amount equal to the Allocated Loan Amount for the Pan Am Property.
Section 4.38    TIC Agreements.
(a)    Each Pan Am Borrower and each Waterfront Borrower shall (i) diligently perform and observe all of the terms, covenants and conditions set forth in the applicable TIC Agreement on the part of each such Borrower to be performed thereunder, and (ii) promptly deliver to Agent any notice given or received by any Borrower under the applicable TIC Agreement.
(b)    No Borrower shall without the prior consent of Agent, terminate or cancel any TIC Agreement or modify, change, supplement, alter or amend any TIC Agreement in any manner whatsoever or assign such Borrower’s interest in any TIC Agreement to any Person, and any such termination, cancellation, modification, change, supplement, alteration, amendment or assignment of any TIC Agreement without the prior consent of Agent shall be void and of no force and effect.
(c)    Each Pan Am Borrower and each Waterfront Borrower hereby assigns to Agent (for the benefit of Lenders), as further security for the payment of the Debt and for the performance and observance of the terms, covenants and conditions of the Loan Documents all of the rights, privileges and prerogatives of the applicable Borrower under the applicable TIC Agreement, including any rights of first refusal (including any such rights arising under Section 363(i) of Chapter 11 of the United States Bankruptcy Code), purchase options or other similar rights under such TIC Agreement. Each Pan Am Borrower and each Waterfront Borrower hereby agrees that any rights of first refusal, purchase options or other similar rights under applicable TIC

Agreement afforded to any such Borrower are hereby made expressly subordinate to the Mortgage and the other Loan Documents.
(d)    Each Pan Am Borrower and each Waterfront Borrower hereby agrees that all rights and remedies of each such Borrower, including rights of indemnification, under the applicable TIC Agreement are hereby expressly made subject and subordinate to the terms and conditions of the Loan Documents and, so long as the Loan is outstanding, no such Borrower shall exercise any such rights and remedies, including any rights of indemnification, against any other tenant-in-common under the applicable TIC Agreement.
(e)    Each Pan Am Borrower and each Waterfront Borrower hereby waives any rights it may have (whether by operation of law or pursuant to the terms of the applicable TIC Agreement), so long as any portion of the Debt is outstanding, to create or suffer to exist any Lien on all or any portion of any other tenant-in-common interest held by the other Borrower pursuant to the terms of the applicable TIC Agreement and, so long as the Loan is outstanding, no such Borrower shall place a Lien on all or any portion of any other tenant-in-common interest held by the other Borrower pursuant to the terms of the applicable TIC Agreement.
(f)    Each Pan Am Borrower and each Waterfront Borrower hereby waives any right that it may have (whether by operation of law or pursuant to the terms of the applicable TIC Agreement), so long as any portion of the Debt is outstanding, to make any application to or petition any court for a partition of the applicable Property, and, so long any portion of the Debt is outstanding, no such Borrower shall make any application to or petition any court for a partition of the applicable Property.
Section 4.39    Payment of Applicable Taxes. Borrowers shall timely pay, as the same shall become due and payable, all Applicable Taxes levied or imposed upon them or their properties, income or assets, except those that are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been established on the books of Borrower (as applicable) in accordance with GAAP.
Section 4.40    Environmental Matters. Without limiting any of Borrowers’ or Guarantor’s obligations under this Agreement or the other Loan Documents, (i) following an Event of Default resulting from the occurrence of the Maturity Date without the Loan being repaid in full or (ii) when Agent has accelerated the Loan, upon notice from Agent, Waterfront Borrowers shall cause an engineer or consultant satisfactory to Agent to conduct any environmental assessment or audit of the Waterfront Property (the scope of which shall be determined in the sole discretion of Agent and may include, without limitation, obtaining new Phase I’s and, if appropriate, Phase II’s) and take any samples of soil, groundwater or other water, air or building materials or any other invasive or non-invasive testing requested by Agent and promptly deliver to Agent the results of any such assessment, audit, sampling or other testing. In the event that, after reviewing such environmental report or assessment, Agent requests, based on the findings of the report, that Waterfront Borrowers undertake any Remediation (as defined in the Environmental Indemnity), Waterfront Borrowers shall promptly effectuate such Remediation and notify Agent upon completion thereof. In addition, Agent shall have the right, but not the obligation, to perform, at Waterfront Borrowers’ cost, any of Waterfront Borrowers’ obligations under this Section 4.40.

ARTICLE 5

INSURANCE, CASUALTY AND CONDEMNATION
Section 5.1    Insurance.
5.1.1    Insurance Policies.
(a)    Each Borrower, at its sole cost and expense, shall obtain and maintain during the entire Term, or cause to be maintained, insurance policies for such Borrower and the Property owned by such Borrower providing at least the following coverages:
(i)    Property insurance against loss or damage by fire, any type of wind (including named storm), lightning and such other perils as are included in a standard “special form” policy (formerly known as an “all-risk” endorsement policy), and against loss or damage by all other risks and hazards covered by a standard extended coverage insurance policy, with no exclusion for damage or destruction caused by the acts of “Terrorists” (as defined by TRIPRA) (or, subject to Section 5.1.1(i) below, standalone coverage with respect thereto) riot and civil commotion, vandalism, malicious mischief, burglary and theft (A) in an amount equal to one hundred percent (100%) of the “Full Replacement Cost” of such Property, which for purposes of this Agreement shall mean actual replacement value (exclusive of costs of excavations, foundations, underground utilities and footings) with a waiver of depreciation; (B) to be written on a no coinsurance form or containing an agreed amount endorsement with respect to the Improvements and personal property at such Property waiving all co-insurance provisions; and (C) containing an “Ordinance or Law Coverage” or “Enforcement” endorsement if any of the Improvements or the use of such Property shall at any time constitute legal non-conforming structures or uses, and compensating for loss of value or property resulting from operation of law and the cost of demolition and the increased cost of construction in amounts as required by Agent. In addition, each Borrower shall obtain: (y) if any portion of the Improvements is currently or at any time in the future located in a federally designated “special flood hazard area”, flood hazard insurance in an amount equal to the lesser of (1) the Outstanding Principal Balance or (2) the maximum amount of such insurance available under the National Flood Insurance Act of 1968, the Flood Disaster Protection Act of 1973 or the National Flood Insurance Reform Act of 1994, as each may be amended, or such greater amount as Agent shall require; and (z) earthquake insurance in amounts and in form and substance satisfactory to Agent (provided that Agent shall not require earthquake insurance unless such Property is located in an area with a high degree of seismic activity and a Probable Maximum Loss (“PML”) of greater than 20%), provided that the insurance pursuant to clauses (y) and (z) hereof shall be on terms consistent with the comprehensive all risk insurance policy required under this subsection (i);
(ii)    commercial general liability insurance, including a broad form comprehensive general liability endorsement and coverages against claims for personal injury, bodily injury, death or property damage occurring upon, in or about such Property, such insurance (A) to be on the so-called “occurrence” form and containing minimum limits per occurrence of One Million and No/100 Dollars ($1,000,000.00), with a combined limit per policy year, excluding umbrella coverage, of not less than Two Million and No/100 Dollars ($2,000,000.00); (B) to continue at not less than the aforesaid limit until required to be changed by Agent by reason of changed economic conditions making such protection inadequate as reasonably determined by Agent; and (C) to cover at least the following hazards: (1) Property and operations; (2) products and completed operations on an “if any” basis; (3) independent contractors; and (4) contractual liability for all legal contracts to the extent the same is available;
(iii)    rental loss and/or business income interruption insurance (A) with dual party endorsement; (B) covering all risks required to be covered by the insurance provided for in subsection (i) above and Section 5.1.1(h) below; (C) covering a period of restoration of twenty-four (24) months and containing an extended period of indemnity endorsement which provides that after the physical loss to the Improvements and Personal Property has been repaired, the continued loss of income will be insured until such income either returns to the same level it was at prior to the loss, or the expiration of twelve (12) months from the date that such Property is repaired or replaced and operations are resumed, whichever first occurs, and notwithstanding that the policy may expire prior to the end of such period; and (D) in an amount equal to one hundred percent (100%) of the projected Gross Revenue from such Property for a period of twenty-four (24) months from the date that such Property is repaired or replaced and operations are resumed. The amount of such business income insurance shall be determined prior to the date hereof and at least once each year thereafter based on Borrowers’ reasonable estimate of the Gross Revenue from such Property for the succeeding twenty-four (24) month period. All proceeds payable to Agent pursuant to this subsection shall be held by Agent and shall be applied to the Obligations secured by the Loan Documents from time to time due and payable hereunder and under the Notes; provided, however, that nothing herein contained shall be deemed to relieve Borrowers of its Obligations to pay the Debt on the respective dates of payment provided for in the Notes and the other Loan Documents except to the extent such amounts are actually paid out of the proceeds of such business income insurance;
(iv)    at all times during which structural construction, repairs or alterations are being made with respect to the Improvements, and only if such property and liability coverage forms do not otherwise apply, (A) commercial general liability and umbrella  liability insurance covering claims related to the construction, repairs or alterations being made which are not covered by or under the terms or provisions of the commercial general liability and umbrella liability insurance policies required herein this Section 5.1.1(a); and (B) the insurance provided for in subsection (i) above written in a so-called builder’s risk completed value form (1) on a non-reporting basis, (2) against all risks insured against pursuant to subsection (i) above, (3) including permission to occupy such Property, and (4) with an agreed amount endorsement waiving co-insurance provisions;

(v)    workers’ compensation, subject to the statutory limits of the state in which such Property is located, and employer’s liability insurance with limits which are required from time to time by Agent in respect of any work or operations on or about such Property, or in connection with such Property or its operation, provided that the insurance described in this subsection (v) shall not be required if Borrower has no employees;
(vi)    comprehensive boiler and machinery insurance, if applicable, in amounts as shall be reasonably required by Agent on terms consistent with the commercial property insurance policy required under subsection (i) above;
(vii)    umbrella liability insurance in addition to primary coverage in an amount not less than $75,000,000 per occurrence on terms consistent with the commercial general liability insurance policy required under subsection (ii) above and subsection (viii) below;
(viii)    motor vehicle liability coverage for all owned and non-owned vehicles, including rented and leased vehicles containing minimum limits per occurrence, including umbrella coverage, with limits which are required from time to time by Agent (if applicable);
(ix)    tsunami coverage (which may be part of Borrowers’ flood insurance) with coverage in an amount not less than $17,500,000.00 and in form and substance acceptable to Lender;
(x)    insurance against employee dishonesty, with respect to any employees of Manager, in an amount acceptable to Agent; and
(xi)    upon sixty (60) days’ notice, such other reasonable insurance and in such reasonable amounts as Agent from time to time may reasonably request against such other insurable hazards which at the time are commonly insured against for properties similar to such Property located in or around the region in which such Property is located.
(b)    All insurance provided for in Section 5.1.1(a) shall be obtained under valid and enforceable policies (collectively, the “Policies” or in the singular, the “Policy”) and shall be subject to the approval of Agent as to form and substance, including insurance companies, amounts, deductibles, loss payees and insureds. Not less than ten (10) days prior to the expiration dates of the Policies theretofore furnished to Agent, certificates of insurance evidencing the Policies (and, upon the written request of Agent, copies of such Policies) accompanied by evidence satisfactory to Agent of payment of the premiums then due thereunder (the “Insurance Premiums”), shall be delivered by each Borrower to Agent.
(c)    Any blanket insurance Policy shall otherwise provide the same protection as would a separate Policy insuring only the Properties in compliance with the provisions of Section 5.1.1(a) (any such blanket policy, an “Acceptable Blanket Policy”).

(d)    All Policies of insurance provided for or contemplated by Section 5.1.1(a), shall name the applicable Borrower as the insured and , with respect to Policies of liability insurance, except for the Policies referenced in Section 5.1.1(a)(v) and (viii), shall name Agent (on behalf of Lenders) and its successors and/or assigns as additional insured, as its interests may appear, and in the case of Policies of property insurance, including but not limited to special form/all risk, boiler and machinery, terrorism, windstorm, flood, tsunami and earthquake insurance, shall contain a standard non-contributing mortgagee clause in favor of Agent (on behalf of Lenders) providing that the loss thereunder shall be payable to Agent unless below the threshold for such Borrower to handle such claim without Agent intervention as provided in Section 5.2 below. Additionally, if any Borrower obtains property insurance coverage in addition to or in excess of that required by Section 5.1.1(a)(i), then such insurance policies shall also contain a standard non-contributing mortgagee clause in favor of Agent (on behalf of Lenders) providing that the loss thereunder shall be payable to Agent.
(e)    All Policies of insurance provided for in Section 5.1.1(a), shall:
(i)    contain clauses or endorsements to the effect that, with respect to the Policies of property insurance, (1) no act or negligence of any Borrower, or anyone acting for any Borrower, or of any Tenant or other occupant, or failure to comply with the provisions of any Policy, which might otherwise result in a forfeiture of the insurance or any part thereof, or foreclosure or similar action, shall in any way affect the validity or enforceability of the insurance insofar as Agent is concerned, (2) the policies shall not be cancelled without at least 30 days’ written notice to Lender, except ten (10) days’ notice for non-payment of premium and (3) the issuer(s) of the policies shall give written notice to Lender if the issuers elect not to renew the policies prior to its expiration, provided that if issuers cannot or will not provide notice, such Borrower shall be obligated to provide such notice;
(ii)    contain clauses or endorsements to the effect that, if obtainable by Borrower using commercially reasonable efforts, the Policy shall not be canceled without at least thirty (30) days’ written notice to Agent and any other party named therein as an additional insured (other than in the case of non-payment in which case only ten days prior notice, or the shortest time allowed by applicable Legal Requirement (whichever is longer), will be required) and shall not be materially changed (other than to increase the coverage provided thereby) without such a thirty (30) day notice. If the issuers cannot or will not provide notice, the Borrower shall be obligated to provide such notice;
(iii)    not contain any clause or provision that would make neither Agent nor any Lender shall be liable for any Insurance Premiums thereon or subject to any assessments thereunder; and
(iv)    contain clauses or endorsements to the effect that, if obtainable by Borrower using commercially reasonable efforts, the issuers thereof shall give notice to Agent if the issuers elect not to renew such Policies prior to its expiration. If the issuers cannot or will not provide notice, the Borrower shall be obligated to provide such notice; and

(f)    If at any time Agent is not in receipt of written evidence that all insurance required hereunder is in full force and effect, Agent shall have the right, without notice to the applicable Borrower, to take such action as Agent deems necessary to protect its interest in the applicable Property, including the obtaining of such insurance coverage as Agent in its sole discretion deems appropriate and all premiums incurred by Agent in connection with such action or in obtaining such insurance and keeping it in effect shall be paid by Borrowers to Agent upon demand and until paid shall be secured by the Mortgage and shall bear interest at the Default Rate.
(g)    In the event of foreclosure of the Mortgage or other transfer of title to the Properties in extinguishment in whole or in part of the Obligations, all right, title and interest of Borrowers in and to the Policies that are not blanket Policies then in force concerning the Properties and all proceeds payable thereunder shall thereupon vest in the purchaser at such foreclosure or Agent or other transferee in the event of such other transfer of title.
(h)    The property insurance, liability insurance and rental loss and/or business interruption insurance required under Sections 5.1.1(a)(i), (ii)  (iii) and (vii) above shall cover perils of terrorism and acts of terrorism (or at least not specifically exclude same) and Borrowers shall maintain property insurance, public liability insurance and rental loss and/or business interruption insurance for loss resulting from perils and acts of terrorism on terms (including amounts) consistent with those required under Sections 5.1.1(a)(i), (ii), (iii) and (vii) above (or at least not specifically excluding same) at all times during the term of the Loan. For so long TRIPA is in effect and continues to cover both foreign and domestic acts, Lender shall accept terrorism insurance with coverage against acts which are “certified” within the meaning of TRIPRA.
(i)    Notwithstanding anything in subsection (a)(i) or (h) above to the contrary, each Borrower shall be required to obtain and maintain coverage in its property insurance Policy (or by a separate Policy) against loss or damage by terrorist acts in an amount equal to 100% of the “Full Replacement Cost” of the Property owned by such Borrower plus the rental loss and/or business interruption coverage under subsection (a)(iii) above; provided that such coverage is available. In the event that such coverage with respect to terrorist acts is not included as part of the “all risk” property policy required by subsection (a)(i) above, such Borrower shall, nevertheless be required to obtain coverage for terrorism (as standalone coverage) in an amount equal to 100% of the “Full Replacement Cost” of such Property plus the rental loss and/or business interruption coverage under subsection (a)(iii) above; provided that such coverage is available. Borrowers shall obtain the coverage required under this clause (i) from a carrier which otherwise satisfies the rating criteria specified in Section 5.1.2 below (a “Qualified Carrier”) or in the event that such coverage is not available from a Qualified Carrier, Borrowers shall obtain such coverage from the highest rated insurance company providing such coverage.
5.1.2    Insurance Company. All Policies required pursuant to Section 5.1.1 (i) shall be issued by companies authorized to do business in the state where the Properties are located, with (1) a financial strength and claims paying ability rating of (x) “A” or better by S&P, , however for multi-layered policies, (A) if four (4) or less insurance companies issue the Policies, then at least 75% of the insurance coverage represented by the Policies must be provided by insurance companies with a claims paying ability rating of “A” or better by S&P, with no carrier below “BBB” or (B) if five (5) or more insurance companies issue the Policies, then at least sixty percent (60%) of the insurance coverage represented by the Policies must be provided by insurance companies with a claims paying ability rating of “A” or better by S&P, with no carrier below “BBB”, and (2) a rating of “A:X” or better in the current Best’s Insurance Reports; (ii) shall, with respect to all property insurance and rental loss and/or business interruption insurance policies, contain a Standard Mortgagee Clause/ Lender’s Loss Payable Endorsement, or their equivalents, naming Agent (on behalf of Lenders) as the person to whom all payments made by such insurance company shall be paid; (ii) shall contain a waiver of subrogation against Agent; (iv) shall contain such provisions as Agent deems reasonably necessary or desirable to protect its interest including endorsements providing (A) that no Borrower, Agent, Lender or any other party shall be a co-insurer under said Policies, , and (B) for a deductible per loss of an amount not more than that which is customarily maintained by prudent owners of properties with a standard of operation and maintenance comparable to and in the general vicinity of such Property, but in no event in excess of an amount reasonably acceptable to Agent; and (v) shall be satisfactory in form and substance to Agent and shall be approved by Agent as to amounts, form, risk coverage, deductibles, loss payees and insureds. In addition to the insurance coverages described in Section 5.1.1 above, Borrowers shall obtain such other insurance as may from time to time be reasonably required by Agent in order to protect its interests. Certificates of insurance evidencing the Policies shall be delivered to Agent at the address below (or to such other address or Person as Agent shall designate from time to time by notice to Borrowers) on the date hereof with respect to the current Policies and within thirty (30) days after the effective date thereof with respect to all renewal Policies:
Midland Loan Services
Attn: Bank Servicing Group
10851 Mastin, Suite 700
Overland Park, KS 66210

Borrowers shall pay the Insurance Premiums annually in advance as the same become due and payable and shall furnish to Agent evidence of the renewal of each of the Policies with receipts for the payment of the Insurance Premiums or other evidence of such payment reasonably satisfactory to Agent (provided, however, that no Borrower shall be required to pay such Insurance Premiums nor furnish such evidence of payment to Agent in the event that the amounts required to pay such Insurance Premiums have been deposited into the Insurance Account pursuant to Section 6.4 hereof). Within thirty (30) days after request by Agent, Borrowers shall obtain such increases in the amounts of coverage required hereunder as may be reasonably requested by Agent, taking into consideration changes in the value of money over time, changes in liability laws, changes in prudent customs and practices.
Section 5.2    Casualty. If any Property shall be damaged or destroyed, in whole or in part, by fire or other casualty (a “Casualty”), Borrowers shall give prompt notice thereof to Agent. Following the occurrence of a Casualty, Borrowers, regardless of whether insurance proceeds are available, shall promptly proceed to restore, repair, replace or rebuild the affected Property, in accordance with Legal Requirements to be of at least equal value and of substantially the same character as prior to such damage or destruction. Agent may, but shall not be obligated to make proof of loss if not made promptly by Borrowers. In addition, Agent may participate in any settlement discussions with any insurance companies (and shall approve any final settlement) (i) if an Event of Default is continuing or (ii) with respect to any Casualty in which the Net Proceeds or the costs of completing the Restoration are equal to or greater than, with respect to the affected Property, two percent (2%) of the Allocated Loan Amount for such Property, and Borrowers shall deliver to Agent all instruments required by Agent to permit such participation. Except as set forth in the foregoing sentence (and, in the case of the Waterfront Property, subject to the terms of the Ground Lease), any Insurance Proceeds in connection with any Casualty (whether or not Agent elects to settle and adjust the claim or Borrowers settle such claim) shall be due and payable solely to Agent and held by Agent in accordance with the terms of this Agreement. In the event any Borrower is a payee on any check representing Insurance Proceeds with respect to any Casualty, Borrowers shall immediately endorse, and cause all such third parties to endorse, such check payable to the order of Agent (on behalf of Lenders). Borrowers hereby irrevocably appoint Agent as its attorney-in-fact, coupled with an interest, to endorse any such check payable to the order of Agent (on behalf of Lenders). Borrowers hereby release Agent and Lenders from any and all liability with respect to the settlement and adjustment by Agent of any claims in respect of any Casualty.
Section 5.3    Condemnation. Borrowers shall promptly give Agent notice of the actual or threatened commencement of any proceeding for the Condemnation of all or any portion of any Property and shall deliver to Agent copies of any and all papers served in connection with such proceedings. Agent may participate in any such proceedings, and Borrowers shall from time to time deliver to Agent all instruments requested by it to permit such participation. Borrowers shall, at its expense, diligently prosecute any such proceedings, and shall consult with Agent, its attorneys and experts, and cooperate with them in the carrying on or defense of any such proceedings. Notwithstanding any taking by any public or quasi-public authority through Condemnation or otherwise (including, but not limited to, any transfer made in lieu of or in anticipation of the exercise of such taking), Borrowers shall continue to pay the Debt at the time and in the manner provided for its payment in the Notes and in this Agreement and the Debt shall not be reduced until any Award shall have been actually received and applied by Agent, after the deduction of expenses of collection, to the reduction or discharge of the Debt. Agent shall not be limited to the interest paid on the Award by the condemning authority but shall be entitled to receive out of the Award interest at the rate or rates provided herein or in the Notes. If any Property or any portion thereof is taken by a condemning authority, Borrowers shall promptly commence and diligently prosecute the Restoration of such Property and otherwise comply with the provisions of Section 5.4, whether or not an Award is available to pay the costs of such Restoration. If such Property is sold, through foreclosure or otherwise, prior to the receipt by Agent of the Award, Agent shall have the right (but, in the case of the Waterfront Property, subject to the terms of the Ground Lease), whether or not a deficiency judgment on the Notes shall have been sought, recovered or denied, to receive the Award, or a portion thereof sufficient to pay the Debt.
Section 5.4    Restoration. The following provisions shall apply in connection with the Restoration (but, in the case of the Waterfront Property, subject to the terms of the Ground Lease):
(a)    If the Net Proceeds shall be less than, with respect to the affected Property, one percent (1%) of the Allocated Loan Amount for such Property, and provided no Event of Default is continuing, the Net Proceeds will be disbursed by Agent to Borrowers upon receipt, provided that all of the conditions set forth in Section 5.4(b)(i) are met and Borrowers deliver to Agent a written undertaking to expeditiously commence and to satisfactorily complete with due diligence and in a good and workmanlike manner the Restoration in accordance with the terms of this Agreement.

(b)    If the Net Proceeds are equal to or greater than, with respect to the affected Property, one percent (1%) of the Allocated Loan Amount for such Property, the Net Proceeds will be held by Agent and Agent shall make the Net Proceeds available for the Restoration in accordance with the provisions of this Section 5.4. The term “Net Proceeds” shall mean: (i) the net amount of all insurance proceeds received by Agent pursuant to Section 5.1.1 (a)(i), (iii), (iv), and (vi) and Section 5.1.1(h) as a result of such damage or destruction, after deduction of its reasonable costs and expenses (including, but not limited to, reasonable counsel fees), if any, in collecting same (“Insurance Proceeds”), or (ii) the net amount of the Award, after deduction of its reasonable costs and expenses (including, but not limited to, reasonable counsel fees), if any, in collecting same (“Condemnation Proceeds”), whichever the case may be.
(i)    The Net Proceeds shall be made available to Borrowers for Restoration upon the determination of Agent, in its sole discretion, that the following conditions are met:
(A)    no Event of Default shall have occurred and be continuing;
(B)    (1) in the event the Net Proceeds are Insurance Proceeds, less than twenty-five percent (25%) of the total floor area of the Improvements on the affected Property has been damaged, destroyed or rendered unusable as a result of such Casualty or (2) in the event the Net Proceeds are Condemnation Proceeds, less than ten percent (10%) of the land constituting the affected Property is taken, and such land is located along the perimeter or periphery of such Property, and no portion of the Improvements is located on such land;
(C)    Leases demising in the aggregate a percentage amount equal to or greater than seventy-five percent (75%) of the total rentable space in the affected Property which has been demised under executed and delivered Leases in effect as of the date of the occurrence of such Casualty or Condemnation, whichever the case may be, shall remain in full force and effect during and after the completion of the Restoration without abatement of rent beyond the time required for Restoration, notwithstanding the occurrence of any such Casualty or Condemnation, whichever the case may be, and will make all necessary repairs and restorations thereto that are not being made by Borrowers as part of the Restoration at their sole cost and expense;
(D)    Borrowers shall commence the Restoration as soon as reasonably practicable (but in no event later than thirty (30) days after Borrowers’ receipt of the building permits for the Restoration, Borrowers agreeing to continuously and diligently pursue obtaining such building permits) and shall diligently pursue the same to satisfactory completion;
(E)    Agent shall be satisfied that any operating deficits, including all scheduled payments of principal and interest under the Notes, which will be incurred with respect to the affected Property as a result of the occurrence of any such Casualty or Condemnation, whichever the case may be, will be covered out of (1) the Net Proceeds, (2) the insurance coverage referred to in Section 5.1.1(a)(iii), if applicable, or (3) by other funds of Borrowers;

(F)    Agent shall be satisfied that the Restoration will be completed in a good and workmanlike manner on or before the earliest to occur of (1) the date six (6) months prior to the Stated Maturity Date, (2) the earliest date required for such completion under the terms of any Lease, (3) such time as may be required under applicable Legal Requirements or (4) three (3) months prior to the exhaustion of the proceeds of the insurance coverage referred to in Section 5.1.1(a)(iii);
(G)    the affected Property and the use thereof after the Restoration will be in compliance with and permitted under all applicable Legal Requirements;
(H)    the Restoration shall be done and completed by Borrowers in a good and workmanlike manner and in an expeditious and diligent fashion and in compliance with all applicable Legal Requirements;
(I)    such Casualty or Condemnation, as applicable, does not result in the loss of access to the affected Property or the related Improvements;
(J)    the Debt Yield, after giving effect to the Restoration, shall be equal to or greater than 8.25%;
(K)    the Loan to Value Ratio after giving effect to the Restoration, shall be equal to or less than the lesser of (x) eighty and one half percent (80.5%), and (y) the Loan to Value Ratio required hereunder in order to exercise the most recent Extension Option under Section 2.7;
(L)    Borrowers shall deliver, or cause to be delivered, to Agent a signed detailed budget approved in writing by Borrowers’ architect or engineer stating the entire cost of completing the Restoration, which budget shall be reasonably acceptable to Agent; and
(M)    the Net Proceeds together with any cash or cash equivalent deposited by Borrowers with Agent are sufficient in Agent’s discretion to cover the cost of the Restoration.
(ii)    The Net Proceeds shall be held by Agent in the Casualty and Condemnation Account and, until disbursed in accordance with the provisions of this Section 5.4(b), shall constitute additional security for the Debt and other obligations under the Loan Documents. The Net Proceeds shall be disbursed by Agent to, or as directed by, Borrowers from time to time during the course of the Restoration, upon receipt of evidence satisfactory to Agent that (A) all materials installed and work and labor performed (except to the extent that they are to be paid for out of the requested disbursement) in connection with the Restoration have been paid for in full, and (B) there exist no notices of pendency, stop orders, mechanic’s or materialman’s liens or notices of intention to file same, or any other liens or encumbrances of any nature whatsoever on the affected Property which have not either been fully bonded to the satisfaction of Agent and discharged of record or in the alternative fully insured to the satisfaction of Agent by the title company issuing the Title Insurance Policy.

(iii)    All plans and specifications required in connection with the Restoration shall be subject to the prior approval of Agent and an independent consulting engineer selected by Agent (the “Casualty Consultant”), which approval shall not be unreasonably withheld, conditioned or delayed. Agent shall have the use of the plans and specifications and all permits, licenses and approvals required or obtained in connection with the Restoration. The identity of the contractors, subcontractors and materialmen engaged in the Restoration, as well as the contracts under which they have been engaged, shall be subject to the approval of Agent and the Casualty Consultant, which approval shall not be unreasonably withheld, conditioned or delayed. All costs and expenses incurred by Agent and/or any Lender in connection with recovering, holding and advancing the Net Proceeds for the Restoration including, without limitation, reasonable attorneys’ fees and disbursements and the Casualty Consultant’s fees and disbursements, shall be paid by Borrowers.
(iv)    In no event shall Agent be obligated to make disbursements of the Net Proceeds in excess of an amount equal to the costs actually incurred from time to time for work in place as part of the Restoration, as certified by the Casualty Consultant, less the Casualty Retainage. The term “Casualty Retainage” shall mean, as to each contractor, subcontractor or materialman engaged in the Restoration, an amount equal to ten percent (10%) of the costs actually incurred for work in place as part of the Restoration, as certified by the Casualty Consultant, until the Restoration has been completed. The Casualty Retainage shall in no event, and notwithstanding anything to the contrary set forth above in this Section 5.4(b), be less than the amount actually held back by Borrowers from contractors, subcontractors and materialmen engaged in the Restoration. The Casualty Retainage shall not be released until the Casualty Consultant certifies to Agent that the Restoration has been completed in accordance with the provisions of this Section 5.4(b) and that all approvals necessary for the re-occupancy and use of the affected Property have been obtained from all appropriate Governmental Authorities, and Agent receives evidence satisfactory to Agent that the costs of the Restoration have been paid in full or will be paid in full out of the Casualty Retainage; provided, however, that Agent will release the portion of the Casualty Retainage being held with respect to any contractor, subcontractor or materialman engaged in the Restoration as of the date upon which (i) the Casualty Consultant certifies to Agent that such contractor, subcontractor or materialman has satisfactorily completed all work and has supplied all materials in accordance with the provisions of such contractor’s, subcontractor’s or materialman’s contract, (ii) copies of appropriate lien waivers and evidence of payment in full of all sums due to the contractor, subcontractor or materialman as may be reasonably requested by Agent or by the title company issuing the Title Insurance Policy are delivered to Agent, and (iii) Agent receives an endorsement to the Title Insurance Policy insuring the continued priority of the Lien of the Mortgage and evidence of payment of any premium payable for such endorsement. If required by Agent, the release of any such portion of the Casualty Retainage shall be approved by the surety company, if any, which has issued a payment or performance bond with respect to the contractor, subcontractor or materialman.

(v)    Agent shall not be obligated to make disbursements of the Net Proceeds more frequently than once every calendar month.
(vi)    If at any time the Net Proceeds or the undisbursed balance thereof shall not, in the opinion of Agent in consultation with the Casualty Consultant, be sufficient to pay in full the balance of the costs which are estimated by the Casualty Consultant to be incurred in connection with the completion of the Restoration, Borrowers shall deposit the deficiency (the “Net Proceeds Deficiency”) with Agent (for deposit into the Casualty and Condemnation Account) before any further disbursement of the Net Proceeds shall be made. The Net Proceeds Deficiency deposited with Agent shall be deposited by Agent into the Casualty and Condemnation Account and shall be disbursed for costs actually incurred in connection with the Restoration on the same conditions applicable to the disbursement of the Net Proceeds, and until so disbursed pursuant to this Section 5.4(b) shall constitute additional security for the Obligations.
(vii)    The excess, if any, of the Net Proceeds and the remaining balance, if any, of the Net Proceeds Deficiency deposited with Agent after the Casualty Consultant certifies to Agent that the Restoration has been completed in accordance with the provisions of this Section 5.4(b), and the receipt by Agent of evidence satisfactory to Agent that all costs incurred in connection with the Restoration have been paid in full, shall be remitted by Agent to Borrowers, provided no Event of Default shall have occurred and shall be continuing.
(c)    Intentionally Omitted.
(d)    All Net Proceeds not required (i) to be made available for the Restoration or (ii) to be returned to Borrowers as excess Net Proceeds pursuant to Section 5.4(b)(vii) may be retained and applied by Agent in accordance with Section 2.4.3 hereof toward the payment of the Debt whether or not then due and payable in such order, priority and proportions as Agent in its sole discretion shall deem proper, or, at the discretion of Agent, the same may be paid, either in whole or in part, to Borrowers for such purposes as Agent shall approve, in its discretion. Additionally, throughout the term of the Loan if an Event of Default is continuing, then Borrowers shall pay to Agent, with respect to any payment of the Debt pursuant to this Section 5.4(d), an additional amount equal to the Spread Maintenance Premium; provided, however, that if an Event of Default is not continuing, then no Spread Maintenance Premium shall be payable.
(e)    In the event of foreclosure of the Mortgage, or other transfer of title to any Property in extinguishment in whole or in part of the Debt all right, title and interest of Borrowers in and to the Policies that are not blanket Policies then in force concerning such Property and all proceeds payable thereunder shall thereupon vest in the purchaser at such foreclosure or Agent or other transferee, as applicable, in the event of such other transfer of title.
(f)    Notwithstanding anything to the contrary contained herein, if in connection with a Casualty, any insurance company makes a payment under a property or business or rental interruption insurance Policy that Borrowers propose be treated as business or rental interruption insurance, then, notwithstanding any designation (or lack of designation) by the insurance company as to the purpose of such payment, as between Agent and Borrowers, such payment shall not be treated as business or rental interruption Insurance Proceeds unless Borrowers (i) have demonstrated to Agent’s satisfaction that the remaining Net Proceeds that have been received from the property insurance companies are sufficient to pay 100% of the cost of the Restoration or, if such Net Proceeds are to be applied to repay the Obligations in accordance with the terms hereof, that such remaining Net Proceeds will be sufficient to satisfy the Obligations in full or (ii) to the extent Borrowers are not able to satisfy Agent as to the sufficiency of the remaining funds to pay 100% of the Restoration or to satisfy the Obligations in full prior to distribution of Net Proceeds, Borrowers have agreed to fund any shortfall from funds other than from Gross Revenue or borrowed funds and has provided such security as Agent may require to insure payment of such shortfalls. To the extent any payment under a property or business or rental interruption insurance Policy is treated as business or rental interruption insurance in accordance with this paragraph (f), such funds shall be deposited into the Casualty and Condemnation Account. Provided that no Event of Default then exists, Insurance Proceeds treated as business or rental interruption insurance in accordance with this paragraph (f) (to the extent of available funds) shall be (A) first applied by Agent, on each Monthly Payment Date, to pay for Debt Service, deposits of Reserve Funds and payments of Monthly Operating Expense Budgeted Amount and Approved Extraordinary Operating Expenses actually incurred (collectively, the “Approved Monthly BI Expenses”) for such month pursuant to, and in the priorities set forth in, Section 6.8, and (B) second, to the extent that Agent determines that the amount of business or rental interruption Insurance Proceeds then remaining in the Casualty and Condemnation Account is sufficient to pay for all future Approved Monthly BI Expenses through the completion of the subject Restoration, disbursed by Agent to Borrowers in an aggregate amount under this clause (B) not to exceed the Approved Monthly BI Expenses actually incurred by Borrowers from the date of the applicable Casualty to the date of the first installment of business or rental interruption Insurance Proceeds advanced by the applicable insurance company (as evidenced by supporting documentation provided by Borrowers that is acceptable to Agent). Provided no Default then exists, all remaining business or rental interruption insurance proceeds shall be disbursed to Borrowers upon the completion of the subject Restoration and the recommencement of full unabated rent being paid by the Tenants under the Leases required to remain in place pursuant to Section 5.4(b)(i)(C).
ARTICLE 6

CASH MANAGEMENT AND RESERVE FUNDS
Section 6.1    Cash Management Arrangements. Each Borrower shall cause all Rents and other Gross Revenue to be (i) transmitted directly into a separate trust account (each, a “Clearing Account”) established for each of the Davies Center Property, the Pan Am Property and the Waterfront Property and maintained by Borrowers at an Eligible Institution selected by Borrowers and reasonably approved by Agent (the “Clearing Bank”) as more fully described in the Clearing Account Agreement. Without in any way limiting the foregoing, if any Borrower, Manager or any of their respective Affiliates receives any Rents or other Gross Revenue from the Davies Center Property, the Pan Am Property or the Waterfront Property, then (i) such amounts shall be deemed to be collateral for the Obligations and shall be held in trust for the benefit of, and as the property of, Agent (for the benefit of Lenders), (ii) such amounts shall not be commingled with any other funds or property of any Borrower, Manager or any of their respective Affiliates, and (iii) each Borrower, Manager or such Affiliate shall deposit such amounts in the Clearing Account for such Property within one (1) Business Day of receipt thereof. Subject to maintaining the Minimum

Balance (as defined in the Clearing Account Agreement), all available funds deposited into any Clearing Account shall be swept by the Clearing Bank on a daily basis into the Deposit Account and applied and disbursed in accordance with this Agreement. Funds in the Deposit Account may be invested in Permitted Investments as Agent shall determine in Agent’s discretion. All funds in the Deposit Account or any Account that are invested in a Permitted Investment are deemed to be held in such Deposit Account or any Account for all purposes of this Agreement and the other Loan Documents. The maturities of the Permitted Investments on deposit in the Deposit Account or any Account shall, to the extent such dates are ascertainable, be selected and coordinated to become due not later than the day before any disbursements from the Accounts must be made. All Permitted Investments shall be held in the name and be under the sole dominion and control of Agent. Neither Agent nor the Deposit Bank shall have any liability for any loss in investments of funds in the Deposit Account or any Account that are invested in Permitted Investments. Borrower shall include all such earnings and losses on the Deposit Account or any Account as income or losses, as the case may be, of Borrower for federal and applicable state tax purposes. Notwithstanding the foregoing, Agent or its designee shall only be permitted to instruct the Deposit Bank to invest amounts held in the Deposit Account in Permitted Investments if: (i) such Permitted Investments are regularly offered by Agent or Servicer for accounts similar in size, scope and type as the Deposit Account and (ii) such Permitted Investments are not prohibited by any Legal Requirements. Agent shall also establish subaccounts of the Deposit Account which shall at all times be Eligible Accounts (and may be ledger or book entry accounts and not actual accounts) (such subaccounts, including the Required Repairs Account, the Tax Account, the Insurance Account, the Ground Rent Account, the Rollover Account, the Capital Expenditure Account, the Casualty and Condemnation Account and the Cash Collateral Account, and any and all bank accounts of Borrowers are referred to herein as “Accounts”). The Deposit Account and all other Accounts (other than any account of Borrowers for the deposit of amounts available to Borrowers pursuant to Sections 6.10.1(xi)(A)(y) and 4.11.4 when no Cash Flow Sweep Period is continuing) will be under the sole control and dominion of Agent, and no Borrower shall have the right of withdrawal from such Accounts under the sole control and dominion of Agent. Borrowers shall pay for all expenses of opening and maintaining all of the above accounts.
Section 6.2    Required Repairs Funds.
6.2.1    Deposit of Required Repairs Funds. Borrowers shall perform the repairs and other work at the Properties as set forth on Schedule II (such repairs and other work hereinafter referred to as “Required Repairs”) and shall complete each of the Required Repairs on or before the respective deadline for each repair as set forth on Schedule II; provided, however, that if any Required Repair has not been completed on or prior to the date set forth on Schedule II for such Required Repair, and provided Borrowers are diligently and continuously pursuing completion of the same, Borrowers shall have such additional time reasonably necessary to complete such Required Repair, such additional period not to exceed sixty (60) days. On the Closing Date, Borrowers shall deposit with Agent the amount set forth on such Schedule II as the estimated cost to complete the Required Repairs multiplied by 115% (the “Required Repairs Funds”), which Required Repairs Funds shall be transferred by Deposit Bank into an Account (the “Required Repairs Account”).
6.2.2    Release of Required Repairs Funds. Provided no monetary Default, material non-monetary Default of which Agent has notified Borrowers or Event of Default shall exist and remain uncured, Agent shall disburse Required Repairs Funds to Borrowers out of the Required Repairs

Account, within twenty (20) days after the delivery by Borrowers to Agent of a request therefor (but not more often than once per month), in increments of at least $10,000 (or a lesser amount if the total amount in the Required Repairs Account is less than $10,000, in which case only one disbursement of the amount remaining in the account shall be made), accompanied by the following items (which items shall be in form and substance satisfactory to Agent): (i) an Officer’s Certificate (A) stating that the Required Repairs (or relevant portion thereof) to be funded by the requested disbursement have been completed in a good and workmanlike manner and in accordance with all applicable Legal Requirements, (B) identifying each Person that supplied materials or labor in connection with the Required Repairs to be funded by the requested disbursement, (C) stating that each such Person has been paid in full or will be paid in full upon such disbursement, or if such payment is a progress payment, that such payment represents full payment to such Person, less any applicable retention amount, for work completed through the date of the relevant invoice from such Person, (D) stating that the Required Repairs (or relevant portion thereof) to be funded have not been the subject of a previous disbursement, (E) stating that all previous disbursements of Required Repair Funds have been used to pay the previously identified Required Repairs, and (F) stating that all outstanding costs of Required Repairs (other than those to be paid from the requested disbursement or those constituting Permitted Indebtedness) have been paid in full other than any applicable retention amount, (ii) as to any completed Required Repair a copy of any license, permit or other approval by any Governmental Authority required, if any, in connection with the Required Repairs and not previously delivered to Agent, (iii) copies of appropriate lien waivers (or conditional lien waivers) or other evidence of payment satisfactory to Agent, (iv) at Agent’s option, a title search for the applicable Property indicating that such Property is free from all Liens, claims and other encumbrances not previously approved by Agent, and (v) such other evidence as Agent shall reasonably request to demonstrate that the Required Repairs to be funded by the requested disbursement have been completed (or completed to the extent of the requested payment) and are paid for or will be paid upon such disbursement to Borrowers. Upon Borrowers’ completion of all Required Repairs in accordance with this Section 6.2, Agent shall release any remaining Required Repairs Funds, if any, in the Required Repairs Account to Borrowers. In addition to the foregoing, with respect to Required Repairs marked “Yes” in column H of Schedule II, if, within 45 days after the date hereof, Borrowers provide backup to Agent that, in Agent’s reasonable discretion, evidences that the applicable Required Repair will be completed in accordance with the terms of this Section 6.2 for less than the cost estimate for such Required Repair set forth on Schedule II, so long as no Event of Default has occurred and is continuing, Agent shall release to Borrowers the difference between the original cost estimate to complete the applicable Required Repair and the amount Agent reasonably determines is required to complete the Required Repair.
Section 6.3    Tax Funds.
6.3.1    Deposits of Tax Funds. Borrowers shall deposit with Agent (i) on the Closing Date, an amount equal to $613,261.68 and (ii) on each Monthly Payment Date, an amount equal to one-twelfth of the Taxes that Agent estimates will be payable during the next ensuing twelve (12) months (initially, $306,630.84), or any greater amount, in each case, in order to accumulate sufficient funds to pay all such Taxes at least thirty (30) days prior to their respective due dates, which amounts shall be transferred into an Account (the “Tax Account”). Amounts deposited from time to time into the Tax Account pursuant to this Section 6.3.1 are referred to herein as the “Tax Funds”. If at any time Agent determines that the Tax Funds will not be sufficient to pay the Taxes, Agent shall notify Borrowers of such determination and the monthly deposits for Taxes shall be increased by the amount that Agent estimates is sufficient to make up the deficiency at least ten (10) days prior to the respective due dates for the Taxes; provided, that if Borrowers receive notice of any deficiency after the date that is ten (10) days prior to the date that Taxes are due, Borrowers will deposit with Agent such amount within three (3) Business Days after its receipt of such notice.
6.3.2    Release of Tax Funds. Provided no monetary Default or Event of Default shall exist and remain uncured, Agent shall apply Tax Funds in the Tax Account to payments of Taxes. In making any payment relating to Taxes, Agent may do so according to any bill, statement or estimate procured from the appropriate public office (with respect to Taxes) without inquiry into the accuracy of such bill, statement or estimate or into the validity of any tax, assessment, sale, forfeiture, tax lien or title or claim thereof. If the amount of the Tax Funds shall exceed the amounts due for Taxes (including, without limitation, in connection with a sale of a Property), Agent shall, in its sole discretion, either (a) return any excess to Borrowers or (b) credit such excess against future payments to be made to the Tax Funds. Any Tax Funds remaining in the Tax Account after the Obligations have been paid in full shall be returned to Borrowers.
Section 6.4    Insurance Funds.
6.4.1    Deposits of Insurance Funds. Borrowers shall deposit with Agent (i) on the Closing Date, an amount equal to $163,209.27 and (ii) on each Monthly Payment Date, an amount equal to one-twelfth of the Insurance Premiums that Agent estimates will be payable for the renewal of the coverage afforded by the Policies upon the expiration thereof (initially $163,209.27), or any greater amount, in each case, in order to accumulate sufficient funds to pay all such Insurance Premiums at least thirty (30) days prior to the expiration of the Policies, which amounts shall be transferred into an Account established at Deposit Bank to hold such funds (the “Insurance Account”). Amounts deposited from time to time into the Insurance Account pursuant to this Section 6.4.1 are referred to herein as the “Insurance Funds”. If at any time Agent determines that the Insurance Funds will not be sufficient to pay the Insurance Premiums, Agent shall notify Borrowers of such determination and the monthly deposits for Insurance Premiums shall be increased by the amount that Agent estimates is sufficient to make up the deficiency at least thirty (30) days prior to expiration of the Policies.
6.4.2    Release of Insurance Funds. Provided no monetary Default or Event of Default shall exist and remain uncured, Agent shall apply Insurance Funds in the Insurance Account to the timely payment of Insurance Premiums, provided Borrowers shall furnish Agent with all bills, invoices and statements for the Insurance Premiums for which such funds are required at least thirty (30) days prior to the date on which such charges first become payable. In making any payment relating to Insurance Premiums, Agent may do so according to any bill, statement or estimate procured from the insurer or its agent, without inquiry into the accuracy of such bill, statement or estimate. If the amount of the Insurance Funds shall exceed the amounts due for Insurance Premiums (including, without limitation, in connection with a sale of a Property), Agent shall, in its sole discretion, either (a) return any excess to Borrowers or (b) credit such excess against future payments to be made to the Insurance Funds. Any Insurance Funds remaining in the Insurance Account after the Obligations have been paid in full shall be returned to Borrowers.
Section 6.5    Ground Rent Funds.

6.5.1    Deposits of Ground Rent Funds. Borrowers shall deposit with Agent, on each Monthly Payment Date commencing with October 10, 2016, an amount equal to one-twelfth of the annual Ground Rent, which amounts shall be transferred into an Account (the “Ground Rent Account”). Such deposit may be increased from time to time by Agent in such amount as Agent shall deem to be necessary in its reasonable discretion to reflect any increases in the Ground Rent. Amounts deposited from time to time into the Ground Rent Account pursuant to this Section 6.5.1 are referred to herein as the “Ground Rent Funds”.
6.5.2    Release of Ground Rent Funds. Provided no monetary Default or Event of Default shall exist and remain uncured, Agent shall apply Ground Rent Funds on deposit in the Ground Rent Account to payments of Ground Rent. Borrowers shall furnish Agent with all bills, invoices and statements for the Ground Rent at least ten (10) days prior to the date on which such Ground Rent first becomes payable. In making any payment relating to Ground Rent, Agent may do so according to any bill or statement given by or on behalf of the ground lessor without inquiry into the accuracy of such bill or statement or into the validity of any rent, additional rent or other charge thereof. If the amount of the Ground Rent Funds shall exceed the amounts due for Ground Rent, Agent shall, in its sole discretion, either (a) return any excess to Borrowers or (b) credit such excess against future payments to be made to the Ground Rent Funds. Any Ground Rent Funds remaining after the Obligations have been paid in full shall be returned to Borrowers.
Section 6.6    Rollover Funds.
6.6.1    Deposits of Rollover Funds.
(a)    Borrowers shall deposit with Agent (i) an amount equal to $1,126,041.49 (the “Initial Rollover Deposit”) on the Closing Date and (ii) on each Monthly Payment Date the sum of $233,520.21, for tenant improvements and leasing commissions that may be incurred following the date hereof, which amounts shall be transferred into an Account (the “Rollover Account”). Borrowers shall deposit with Agent an amount equal to $291,559.96 (the “Initial Free Rent Deposit”) into the Rollover Account on the Closing Date, for the rent concessions set forth on Schedule IX-B attached hereto. Agent may from time to time reassess its estimate of the required monthly amount necessary for tenant improvements and leasing commissions and, upon notice to Borrowers, Borrowers shall be required to deposit with Agent each month such reassessed monthly amount, which shall be transferred into the Rollover Account. Amounts deposited from time to time into the Rollover Account pursuant to this Section 6.6.1 are referred to herein as the “Rollover Funds”.
(b)    In addition to the required monthly deposits set forth in subsection (a) above, the following items shall be deposited into the Rollover Account and held as Rollover Funds and shall be disbursed and released as set forth in Section 6.6.2 below, and Borrowers shall advise Agent at the time of receipt thereof of the nature of such receipt so that Agent shall have sufficient time to instruct the Deposit Bank to deposit and hold such amounts in the Rollover Account pursuant to the Cash Management Agreement:
(i)    All sums paid with respect to (A) a modification of any Lease or otherwise paid in connection with any Borrower taking any action under any Lease (e.g., granting a consent) or waiving any provision thereof, (B) any settlement of claims of any

Borrower against third parties in connection with any Lease, (C) any rejection, termination, surrender or cancellation of any Lease (including in any bankruptcy case) or any lease buy-out or surrender payment from any Tenant (including any payment relating to unamortized tenant improvements and/or leasing commissions) (collectively, “Lease Termination Payments”), and (D) any sum received from any Tenant to obtain a consent to an assignment or sublet or otherwise, or any holdover rents or use and occupancy fees from any Tenant or former Tenant (to the extent not being paid for use and occupancy or holdover rent); and
(ii)    Any other extraordinary event pursuant to which Borrowers receive payments or income (in whatever form) derived from or generated by the use, ownership or operation of the Properties not otherwise covered by this Agreement or the Cash Management Agreement.
6.6.2    Release of Rollover Funds.
(a)    Provided no monetary Default, material non-monetary Default of which Agent has notified Borrowers or Event of Default shall exist and remain uncured, Agent shall disburse Rollover Funds to Borrowers out of the Rollover Account, within ten (10) days after the delivery by Borrowers to Agent of a request therefor (but not more often than once per month), in increments of at least $10,000 provided that: (i) such disbursement is for an Approved Leasing Expense; (ii) the request for disbursement is accompanied by (A) an Officer’s Certificate from Borrowers (1) stating that the items to be funded by the requested disbursement are Approved Leasing Expenses, and a description thereof, (2) stating that any tenant improvements at the applicable Property to be funded by the requested disbursement (or the relevant portion thereof as to which such request for funds relates) have been completed in a good and workmanlike manner and in accordance with all applicable Legal Requirements, (3) stating that the Approved Leasing Expenses (or the relevant portions thereof) to be funded from the disbursement in question have not been the subject of a previous disbursement, (4) stating that all previous disbursements of Rollover Funds have been used to pay the previously identified Approved Leasing Expenses, and (5) stating that all outstanding Approved Leasing Expenses then due (other than those to be paid from the requested disbursement or those constituting Permitted Indebtedness) have been paid in full, (B) a copy of any material license, permit or other approval by any Governmental Authority required in connection with the tenant improvements and not previously delivered to Agent, (C) copies of appropriate lien waivers, conditional lien waivers or other evidence of payment satisfactory to Agent, (D) at Agent’s option, a title search for the applicable Property indicating that the applicable Property is free from all Liens, claims and other encumbrances not previously approved by Agent, (E) if requested by Agent, with respect to the final disbursement from the Rollover Account for tenant improvement costs relating to any Lease requiring tenant improvements in excess of $100,000.00, a current Tenant estoppel certificate in form and substance acceptable to Agent, and (F) such other evidence as Agent shall reasonably request to demonstrate that the Approved Leasing Expenses to be funded by the requested disbursement have been completed and are paid for or will be paid upon such disbursement to Borrowers (or the portion thereof as to which such request for disbursement has been submitted has been completed and is paid for (other than any retention amount which is not a part of such disbursement request) or will be paid upon such disbursement to Borrowers), and (iii) if such disbursement is a disbursement of the Initial Rollover Deposit, such disbursement is for a tenant improvement expense for a Lease set forth on Schedule IX-A attached hereto.

(b)    Provided no Event of Default shall exist, Agent shall transfer a portion of the Initial Free Rent Deposit to the Deposit Account on each Payment Date equal to the amount of the free rent set forth on Schedule IX-B attached hereto that pertains to the immediately preceding calendar month.
Section 6.7    Capital Expenditure Funds.
6.7.1    Deposits of Capital Expenditure Funds. Borrowers shall deposit with Agent, (i) $6,143,171.00 on the Closing Date, and (ii) on each Monthly Payment Date, the amount of $134,525.00, for annual Capital Expenditures, which amounts shall be transferred into an Account (the “Capital Expenditure Account”). Amounts deposited from time to time into the Capital Expenditure Account pursuant to this Section 6.7.1 are referred to herein as the “Capital Expenditure Funds”. Agent may reassess its estimate of the amount necessary for Capital Expenditures from time to time and may require Borrowers to increase the monthly deposits required pursuant to this Section 6.7.1 upon thirty (30) days’ notice to Borrowers if Agent determines in its reasonable discretion that an increase is necessary to maintain proper operation of the Properties.
6.7.2    Release of Capital Expenditure Funds. Provided no monetary Default, material non-monetary Default of which Agent has notified Borrowers or Event of Default shall exist and remain uncured, Agent shall disburse Capital Expenditure Funds to Borrowers out of the Capital Expenditure Account, within ten (10) days after the delivery by Borrowers to Agent of a request therefor (but not more often than once per month), in increments of at least $10,000 (or a lesser amount if the total amount in the Capital Expenditure Account is less than $10,000, in which case only one disbursement of the amount remaining in the account shall be made) provided that: (i) such disbursement is for an Approved Capital Expenditure; (ii) the request for disbursement is accompanied by (A) an Officer’s Certificate from Borrowers (1) stating that the items to be funded by the requested disbursement are Approved Capital Expenditures, and a description thereof, (2) stating that all Approved Capital Expenditures to be funded by the requested disbursement have been completed (or completed to the extent of the requested disbursement) in a good and workmanlike manner and in accordance with all applicable Legal Requirements, (3) stating that the Approved Capital Expenditures (or the relevant portions thereof) to be funded from the disbursement in question have not been the subject of a previous disbursement, (4) stating that all previous disbursements of Capital Expenditure Funds have been used to pay the previously identified Approved Capital Expenditures, and (5) stating that all outstanding Capital Expenditures then due (other than those to be paid from the requested disbursement or those constituting Permitted Indebtedness) have been paid in full, (B) a copy of any material license, permit or other approval required by any Governmental Authority in connection with the Approved Capital Expenditures and not previously delivered to Agent, (C) copies of appropriate lien waivers, conditional lien waivers, or other evidence of payment satisfactory to Agent, (D) at Agent’s option, a title search for the applicable Property indicating that such Property is free from all Liens, claims and other encumbrances not previously approved by Agent, and (E) such other evidence as Agent shall reasonably request to demonstrate that the Approved Capital Expenditures to be funded by the requested disbursement have been completed and are paid for or will be paid upon such disbursement to Borrowers (or the portion thereof as to which such request for disbursement has been submitted has been completed and is paid for (other than any retention amount which is not a part of such disbursement request) or will be paid upon such disbursement to Borrowers) and (iii) if such disbursement request is for $75,000 or more, Agent shall have (if it desires) verified (by an inspection conducted at Borrowers’ expense) performance of the work associated with such Approved Capital Expenditure.
Section 6.8    Casualty and Condemnation Account. Borrowers shall pay, or cause to be paid, to Agent all Insurance Proceeds or Awards due to any Casualty or Condemnation in accordance with the provisions of Sections 5.2 and 5.3, which amounts shall be transferred into an Account (the “Casualty and Condemnation Account”). Amounts deposited from time to time into the Casualty and Condemnation Account pursuant to this Section 6.8 are referred to herein as the “Casualty and Condemnation Funds”. All Casualty and Condemnation Funds shall be held, disbursed and/or applied in accordance with the provisions of Section 5.4 hereof.
Section 6.9    Cash Collateral Funds. If a Cash Flow Sweep Period shall be continuing, all Available Cash shall be paid to Agent (for the benefit of Lenders), which amounts shall be transferred by Agent into an Account (the “Cash Collateral Account”) to be held by Agent as cash collateral for the Debt. Amounts on deposit from time to time in the Cash Collateral Account pursuant to this Section 6.9 are referred to as the “Cash Collateral Funds”. Any Cash Collateral Funds on deposit in the Cash Collateral Account not previously disbursed or applied shall, upon the termination of such Cash Flow Sweep Period, be disbursed to Borrowers.  Funds on deposit in the Cash Collateral Account, at Agent’s sole and absolute election and discretion, may be allocated to (A) the Rollover Account to be applied in accordance with the terms and conditions of Section 6.6 hereof or (B) Capital Expenditure Account to be applied in accordance with the terms and conditions of Section 6.7 hereof. Notwithstanding the foregoing, Agent shall have the right, but not the obligation, at any time during the continuance of an Event of Default, in its sole and absolute discretion to apply any and all Cash Collateral Funds then on deposit in the Cash Collateral Account to the Debt or Obligations, in such order and in such manner as Agent shall elect in its sole and absolute discretion, including to make a prepayment of principal (together with the applicable Spread Maintenance Premium, if any, applicable thereto) or any other amounts due hereunder.
Section 6.10    Property Cash Flow Allocation.
6.10.1    Order of Priority of Funds in Deposit Account. On each Monthly Payment Date during the Term, except during the continuance of an Event of Default, all funds deposited into the Deposit Account during the immediately preceding Interest Period shall be applied on such Monthly Payment Date in the following order of priority:
(i)    First; to Servicer (or to Agent to be delivered to Servicer), to pay the Servicing Fee and any and all fees, costs and expenses due to Agent in accordance with the Loan Documents (other than amounts due and owing to Lenders and payable in accordance with clauses (v) and (vi) below);
(ii)    Second, the Tax Account, to make the required deposit of Tax Funds as required under Section 6.3;
(iii)    Third, to the Insurance Account, to make the required deposit of Insurance Funds as required under Section 6.4;

(iv)    Fourth, to the Ground Rent Account, to make the required deposit of Ground Rent Funds as required under Section 6.5;
(v)    Fifth, to Agent, for itself and for the benefit of Lenders, of any other amounts then due and payable under the Loan Documents (other than the Outstanding Principal Balance, Spread Maintenance Premium and amounts payable pursuant to clauses (vi) and (xi) below);
(vi)    Sixth, to Agent for the benefit of Lenders, funds sufficient to pay the Monthly Debt Service Payment Amount;
(vii)    Seventh, to the Rollover Account, to make the required deposit of Rollover Funds as required under Section 6.6;
(viii)    Eighth, to the Capital Expenditure Account, to make the required deposit of Capital Expenditure Funds as required under Section 6.7;
(ix)    Ninth, to each of Davies Center Borrower, Pan Am Borrower and Waterfront Borrower, funds in an amount equal to the Monthly Operating Expense Budgeted Amount for each Property;
(x)    Tenth, to each of Davies Center Borrower, Pan Am Borrower and Waterfront Borrower, payments for Approved Extraordinary Operating Expenses, if any, for each Property;
(xi)    Eleventh, to Agent in partial repayment of the Loan, which amount described in this clause (xi) shall reduce, pro rata (to the extent each are still owned by the applicable Borrower), the Allocated Loan Amounts of the Davies Center Property and the Waterfront Property in an amount equal to (1) prior to the Stated Maturity Date, 55% of all amounts available for distribution pursuant to this clause (xi) (“Available Cash”) or (2) from and after the Stated Maturity Date, 50% of all Available Cash; and
(xii)    Lastly, all remaining Available Cash: after payment of the amounts set forth in clauses (i) through (xi) above:
(A)    during a Cash Flow Sweep Period, to the Cash Collateral Account to be held or disbursed in accordance with Section 6.9; or
(B)    provided no Cash Flow Sweep Period is continuing, then the remaining funds to be deposited into the Borrower Operating Account for each of the three Properties, provided that the portion of the remaining funds to be deposited into each of the Borrower Operating Accounts shall be based on the Allocated Loan Amount for such Property in proportion to the amount of the Loan.
6.10.2    Failure to Make Payments. The failure of Borrowers to make all of the payments required under clauses (i) through (vii) of Section 6.10.1 in full on each Monthly Payment Date shall constitute an Event of Default under this Agreement; provided, however, if adequate funds are available in the Deposit Account for such payments and no other Event of Default is then continuing (subject only to the applicable cure periods expressly set forth in Section 8.1 hereof), the failure by Agent and/or the Deposit Bank to allocate such funds into the appropriate Accounts shall not constitute an Event of Default.
6.10.3    Application After Event of Default. Notwithstanding anything to the contrary contained in this Article 6, upon the occurrence of an Event of Default, Agent, at its option, may apply any Gross Revenue then in the possession of Agent or Deposit Bank (including any Reserve Funds on deposit in any Cash Management Account) to the payment of the Debt in such order, proportion and priority as Agent may determine in its sole and absolute discretion. Agent’s right to withdraw and apply any of the foregoing funds shall be in addition to all other rights and remedies provided to Agent under the Loan Documents.
Section 6.11    Security Interest in Reserve Funds. As security for payment of the Debt and the performance by Borrowers of all other terms, conditions and provisions of the Loan Documents, Borrowers hereby pledge and assign to Agent for the benefit of Lenders, and grants to Agent and Lenders a security interest in, all Borrowers’ right, title and interest in and to all Gross Revenue and in and to all payments to or monies held in the Clearing Account, the Deposit Account and all Accounts created pursuant to this Agreement, any Loan Document or otherwise maintained by Borrowers (collectively, the “Cash Management Accounts”). Borrowers hereby grants to Agent for the benefit of Lenders a continuing security interest in, and agrees to hold in trust for the benefit of Agent and Lenders, all Rents and other Gross Revenue in its possession prior to the (i) payment of such Gross Revenue to Agent for the benefit of Lenders or (ii) deposit of such Gross Revenue into the Deposit Account. Borrowers shall not, without obtaining the prior written consent of Agent, further pledge, assign or grant any security interest in any Cash Management Account, or permit any Lien to attach thereto, or any levy to be made thereon, or any UCC Financing Statements, except those naming Agent as the secured party, to be filed with respect thereto. This Agreement is, among other things, intended by the parties to be a security agreement for purposes of the UCC. Upon the occurrence and during the continuance of an Event of Default, Agent may apply any sums in any Cash Management Account in any order and in any manner as Agent shall elect in Agent’s discretion without seeking the appointment of a receiver and without adversely affecting the rights of Agent to foreclose the Lien of the Mortgage or exercise its other rights under the Loan Documents. Cash Management Accounts shall not constitute trust funds and may be commingled with other monies held by Agent. All interest which accrues on the funds in any Account shall accrue for the benefit of Agent and shall be taxable to Borrowers. Upon repayment in full of the Debt, all remaining funds in the Accounts, if any, shall be promptly disbursed to Borrowers.
ARTICLE 7

INTENTIONALLY OMITTED
ARTICLE 8

DEFAULTS
Section 8.1    Events of Default. Each of the following events shall constitute an event of default hereunder (an “Event of Default”):

(i)    if (A) any portion of the Debt or the Obligations is not paid when due or (B) Borrowers shall fail to make any deposit into any Account (including, without limitation, the Clearing Account, the Tax Account, the Insurance Account, the Ground Rent Account, the Rollover Account, or the Capital Expenditure Account) as and when required hereunder; provided that if adequate funds are available in the Deposit Account for any such payment of interest or Reserve Funds and no other Event of Default is then continuing, the failure by Agent and/or the Deposit Bank to allocate such funds into the appropriate accounts shall not constitute an Event of Default;
(ii)    if any other amount payable pursuant to this Agreement, the Notes or any other Loan Document (other than as set forth in the foregoing clause (i)) is not paid in full when due and payable in accordance with the provisions of the applicable Loan Document, with such failure continuing beyond the stated cure period for such payment, or, if no cure period, for five (5) Business Days after Agent delivers written notice thereof to Borrowers;
(iii)    if any of the Taxes or Other Charges are not paid when due (provided that it shall not be an Event of Default if there are sufficient funds in the Tax Account to pay such amounts when due, all conditions precedent to the disbursement of such Tax Funds are satisfied, Borrowers request in writing that Agent cause such payment to be made at least ten (10) days prior to such amount becoming due, and Agent fails to direct such payment to be made in violation of this Agreement);
(iv)    if the Policies are not (A) delivered to Agent within five (5) Business Days of Agent’s written request and (B) kept in full force and effect, each in accordance with the terms and conditions hereof;
(v)    a Transfer other than a Permitted Transfer occurs;
(vi)    if any certification, representation or warranty made by any Borrower or Guarantor herein or in any other Loan Document, or in any report, certificate, financial statement or other instrument, agreement or document furnished to Agent shall have been false or misleading in any material respect as of the date such representation or warranty was made;
(vii)    if any Borrower Party shall make an assignment for the benefit of creditors;
(viii)    if a receiver, liquidator or trustee shall be appointed for any Borrower Party or any Borrower Party shall be adjudicated a bankrupt or insolvent, or if any petition for bankruptcy, reorganization or arrangement pursuant to federal bankruptcy law, or any similar federal or state law, shall be filed by or against, consented to, or acquiesced in by, any Borrower Party, or if any proceeding for the dissolution or liquidation of any Borrower Party shall be instituted, or if any Borrower Party is substantively consolidated with any other Person; provided, however, if such appointment, adjudication, petition, proceeding or consolidation was involuntary and not consented to, acquiesced in by or solicited by any Borrower Party, such Event of

Default shall be deemed cured and no longer continuing if the same is discharged, stayed or dismissed within sixty (60) days following its filing;
(ix)    if any Borrower attempts to assign its rights under this Agreement or any of the other Loan Documents or any interest herein or therein in contravention of the Loan Documents;
(x)    if any of the assumptions contained in the Insolvency Opinion, or in any other non-consolidation opinion delivered to Agent in connection with the Loan, or in any other non-consolidation opinion delivered subsequent to the closing of the Loan, is or shall become untrue in any material respect that is not cured within five (5) days of Borrowers’ receipt of written notice of the same from Agent;
(xi)    a breach of the covenants set forth in Sections 4.11 (but only with respect to a breach caused by the entering into, modification, amendment, or termination of any Lease in violation of such Section 4.11), 4.21, 4.23, 4.25, 4.26, 4.31, 4.32, 4.33, 4.35, 4.36(a) or (b), 4.37(a) or (c), or 4.38(b) hereof;
(xii)    if any Borrower shall be in default beyond any applicable notice and cure period under any mortgage or security agreement covering any part of any Property whether it be superior, pari passu or junior in Lien to the Mortgage;
(xiii)    subject to Borrowers’ right to contest set forth in, and in accordance with, Section 4.3 of this Agreement, if any Property becomes subject to any mechanic’s, materialman’s or other Lien except a Permitted Encumbrance;
(xiv)    the alteration, improvement, demolition or removal of any of the Improvements without the prior consent of Agent, other than in accordance with this Agreement and the Leases at any Property entered into in accordance with this Agreement and the other Loan Documents;
(xv)    a breach of the covenants set forth in Sections 4.3, 4.4, 4.7, 4.9, 4.10, 4.11 (other than breaches covered by clause (xi) of this Section 8.1), 4.12.1(b), 4.34, 4.36 (other than breaches covered by clause (xi) of this Section 8.1), or 4.38 (other than breaches covered by clause (xi) of this Section 8.1) that is not cured within ten (10) days of Borrowers’ receipt of written notice of the same from Agent;
(xvi)    if there shall be a material default by any Borrower under the Management Agreement beyond any applicable notice or grace period;
(xvii)    a breach of any representation, warranty or covenant contained Section 3.1.18 hereof with such breach continuing for ten (10) days after Agent delivers written notice thereof to Borrowers;
(xviii)    if there shall be a default under any of the other Loan Documents beyond any applicable cure periods contained in such Loan Documents (including if Guarantor breaches any of the financial covenants set forth in any Loan

Document executed by Guarantor), whether as to Borrowers, Guarantor or any Property;
(xix)    if any Borrower fails to obtain or maintain an Interest Rate Cap Agreement or replacement thereof in accordance with Section 2.6 and/or Section 2.7 hereof;
(xx)    if any Borrower shall act in any way or suffer or permit any Property or any part thereof to be used in a manner that would (i) impair any Borrower’s title to such Property, (ii) create rights of adverse use or possession, or (iii) impair the priority, perfection, enforceability or existence of any Liens created by the Loan Documents, and such act or conduct is not remedied to Agent’s satisfaction within fifteen (15) days after notice thereof from Agent;
(xxi)    if Guarantor ceases to be actively involved in any Property; provided, however, that if Guarantor is a natural person and such cessation is due to the death of Guarantor, Borrowers shall have failed to replace the Guarantor with an individual reasonably acceptable to Agent within forty-five (45) days following such death;
(xxii)    if (A) any Borrower shall fail in the payment of any rent, additional rent or other charge mentioned in or made payable by the Ground Lease as and when such rent or other charge is payable and such failure is not cured within any applicable cure period (unless waived by the landlord under the Ground Lease), (B) there shall occur any default by any Borrower, as tenant under the Ground Lease, in the observance or performance of any term, covenant or condition of the Ground Lease on the part of such Borrower to be observed or performed and such default is not cured within any applicable cure period (unless waived by the landlord under the Ground Lease), (C) if any one or more of the events referred to in the Ground Lease shall occur which would cause the Ground Lease to terminate without notice or action by the landlord under the Ground Lease or which would entitle the landlord to terminate the Ground Lease and the term thereof by giving notice to such Borrower, as tenant thereunder (unless waived by the landlord under the Ground Lease), (D) if the leasehold estate created by the Ground Lease shall be surrendered or the Ground Lease shall be terminated or canceled for any reason or under any circumstances whatsoever, or (E) if any of the terms, covenants or conditions of the Ground Lease shall in any manner be modified, changed, supplemented, altered or amended without the consent of Agent except as otherwise permitted by this Agreement;
(xxiii)    the occurrence of a material default by Pan Am Borrower under the Pan Am PSA beyond all applicable cure periods, and such breach is not cured within five (5) Business Days of Borrowers’ receipt of notice thereof from Agent or Pan Am Purchaser; and
(xxiv)    if any Borrower shall continue to be in Default under any of the other terms, covenants or conditions of this Agreement or any other Loan Document not specified in subsections (i) to (xxiv) above, and such Default shall continue for ten (10) days after notice to Borrowers from Agent, in the case of any such Default which can be cured by the payment of a sum of money, or for thirty (30) days after notice to Borrowers from Agent in the case of any other such Default; provided, however, that if such non-monetary Default is susceptible of cure but cannot reasonably be cured within such 30-day period, and provided further that Borrowers shall have commenced to cure such Default within such 30-day period shall and thereafter diligently and expeditiously proceed to cure the same, such 30-day period shall be extended for such time as is reasonably necessary for Borrowers in the exercise of due diligence to cure such Default, such additional period not to exceed sixty (60) days.
Section 8.2    Remedies.
8.2.1    Acceleration. During the continuance of an Event of Default (other than an Event of Default described in clauses (vii), (viii) or (ix) of Section 8.1 above) and at any time thereafter, Agent may, in addition to any other rights or remedies available to Agent and Lenders pursuant to this Agreement and the other Loan Documents or at law or in equity, take such action, without notice or demand (and Borrowers hereby expressly waive any such notice or demand), that Agent deems advisable to protect and enforce its and Lenders’ rights against Borrowers and in and to the Properties and the Collateral, including declaring the Obligations to be immediately due and payable, and Agent may enforce or avail itself of any or all rights or remedies provided in the Loan Documents against Borrowers, the Properties and the Collateral, including all rights or remedies available at law or in equity; and upon any Event of Default described in clauses (vii), (viii) or (ix) of Section 8.1 above, the Obligations of Borrowers hereunder and under the other Loan Documents shall immediately and automatically become due and payable in full, without notice or demand, and Borrowers hereby expressly waive any such notice or demand, anything contained herein or in any other Loan Document to the contrary notwithstanding.
8.2.2    Remedies Cumulative. During the continuance of an Event of Default, all or any one or more of the rights, powers, privileges and other remedies available to Agent and Lenders against Borrowers under this Agreement or any of the other Loan Documents executed and delivered by, or applicable to, Borrowers or at law or in equity may be exercised by Agent and Lenders at any time and from time to time, whether or not all or any of the Obligations shall be declared due and payable, and whether or not Agent shall have commenced any foreclosure proceeding or other action for the enforcement of its rights and remedies under any of the Loan Documents with respect to the Properties and/or the Collateral. The rights, powers and remedies of Agent and Lenders under this Agreement shall be cumulative and not exclusive of any other right, power or remedy which Agent and/or any Lender may have against Borrowers pursuant to this Agreement or the other Loan Documents, or existing at law or in equity or otherwise. Agent’s and Lenders’ rights, powers and remedies may be pursued independently, singly, successively, together or otherwise, at such time and in such order as Agent or any Lender may determine in its sole discretion, to the fullest extent permitted by law, without impairing or otherwise affecting the other rights and remedies of Agent and Lenders permitted by law or contract or as set forth herein or in the other Loan Documents or by equity. Without limiting the generality of the foregoing, if an Event of Default is continuing (i) neither Agent nor any Lender shall be subject to any “one action” or “election of remedies” law or rule, and (ii) all Liens and other rights, remedies or privileges provided to Agent and Lenders shall remain in full force and effect until Agent on behalf of Lenders have exhausted all of its remedies against the Properties and the Collateral and the Mortgage and the Pledge Agreement has

been foreclosed, sold and/or otherwise realized upon in satisfaction of the Obligations or the Obligations have been paid in full. No delay or omission to exercise any remedy, right or power accruing upon an Event of Default shall impair any such remedy, right or power or shall be construed as a waiver thereof, but any such remedy, right or power may be exercised from time to time and as often as may be deemed expedient. A waiver of one Default or Event of Default with respect to Borrowers shall not be construed to be a waiver of any subsequent Default or Event of Default by Borrowers or to impair any remedy, right or power consequent thereon.
8.2.3    Severance.
(a)    During the continuance of an Event of Default, Agent shall have the right from time to time to partially foreclose the Mortgage and/or the Pledge Agreement in any manner and for any amounts secured by the Mortgage then due and payable as determined by Agent in its sole discretion, including the following circumstances: (i) in the event Borrowers default beyond any applicable grace period in the payment of one or more scheduled payments of principal and interest, Agent may foreclose the Mortgage and/or the Pledge Agreement to recover such delinquent payments, or (ii) in the event Agent elects to accelerate less than the entire Outstanding Principal Balance, Agent may foreclose the Mortgage and/or the Pledge Agreement to recover so much of the principal balance of the Loan as Agent may accelerate and such other sums secured by the Mortgage and/or the Pledge Agreement as Agent may elect. Notwithstanding one or more partial foreclosures, the Properties and the Collateral shall remain subject to the Mortgage and the Pledge Agreement to secure payment of the sums secured by the Mortgage and/or the Pledge Agreement and not previously recovered. With respect to Borrowers, the Properties and the Collateral, nothing contained herein or in any other Loan Document shall be construed as requiring Agent or any Lender to resort to the Properties or the Collateral for the satisfaction of any of the Debt in any preference or priority, and Agent and/or any Lender may seek satisfaction out of the Properties and/or the Collateral, or any part thereof, in its absolute discretion in respect of the Debt.
(b)    During the continuance of an Event of Default, Agent shall have the right from time to time to sever any Note and the other Loan Documents into one or more separate notes, mortgages and other security documents in such denominations as Agent shall determine in its sole discretion for purposes of evidencing and enforcing its rights and remedies provided hereunder. Borrowers shall execute and deliver to Agent from time to time, promptly after the request of Agent, a severance agreement and such other documents as Agent shall request in order to effect the severance described in the preceding sentence, all in form and substance reasonably satisfactory to Agent. Borrowers hereby absolutely and irrevocably appoint Agent as its true and lawful attorney, coupled with an interest, in its name and stead to make and execute all documents necessary or desirable to effect the aforesaid severance, Borrowers ratifying all that its said attorney shall do by virtue thereof; provided, however, Agent shall not make or execute any such documents under such power until three (3) days after notice has been given to Borrowers by Agent of Agent’s intent to exercise its rights under such power.
(c)    Any amounts recovered from the Properties or any other collateral for the Loan after an Event of Default may be applied by Agent toward the payment of any interest and/or principal of the Loan and/or any other amounts due under the Loan Documents, in such order, priority and proportions as Agent in its sole discretion shall determine.

8.2.4    Additional Remedies. In addition to all remedies conferred it by law and by the terms of this Agreement and the other Loan Documents, upon the occurrence and during the existence of an Event of Default, Agent (for the benefit of Lenders) may pursue any one or more of the following remedies concurrently or successively, on its own or through a court appointed receiver, it being the intent hereof that none of such remedies shall be to the exclusion of any other, and with full rights to reimbursement from Borrowers and any Guarantor:
(a)    take possession of the Properties and complete any work (including any Lease Alterations) at the Properties, including the right to avail itself of and procure performance of existing contracts or let contracts or contractors or others and to employ watchmen to protect the Properties from injury. Without restricting the generality of the foregoing and for the purposes aforesaid to be exercised during the existence and continuance of an Event of Default, Borrowers hereby appoint and constitute Agent (for the benefit of Lender) its lawful attorney-in-fact with full power of substitution to complete any work (including any Lease Alterations) at the Properties in the name of Borrowers;
(b)    except as set forth herein, use Reserve Funds to complete any work or other improvements (including any Lease Alterations) at the Properties;
(c)    enter into change orders which shall be necessary or desirable to complete any work (including any Lease Alterations) at the Properties;
(d)    retain or employ new general contractors, subcontractors, architects, engineers and inspectors as shall be required for said purposes; to pay, settle or compromise all existing bills and claims which may be liens or security interests, or to avoid such bills and claims becoming liens against the Properties, or as may be necessary or desirable for the completion of any construction work at the Properties or for the clearance of title to the Properties;
(e)    execute all applications and certificates in the name of Borrowers which may be required by any of contracts or other agreements;
(f)    prosecute and defend all actions or proceedings in connection with any work (including any Lease Alterations) at the Properties; and
(g)    take any action and require such performance as it deems necessary to be furnished hereunder and to make settlements and compromises with the surety or sureties thereunder, and in connection therewith, to execute instruments of release and satisfaction.
8.2.5    Tenancy in Common. During the continuance of an Event of Default, Agent shall have the right to require Pan Am Borrowers and/or Waterfront Borrowers to transfer the applicable Property to a newly formed Special Purpose Bankruptcy Remote Entity such that such Property shall no longer be subject to a tenancy in common structure (provided that the beneficial ownership of such Property shall remain the same in connection therewith).
8.2.6    Agent’s Right to Perform. If Borrowers fail to perform any covenant or obligation contained herein and such failure shall continue for a period of five (5) Business Days after Borrowers’ receipt of written notice thereof from Agent, without in any way limiting Agent’s right to exercise any of its rights, powers or remedies as provided hereunder, or under any of the other

Loan Documents, Agent may, but shall have no obligation to, perform, or cause the performance of, such covenant or obligation, and all costs, expenses, liabilities, penalties and fines of Agent or any Lender incurred or paid in connection therewith shall be payable by Borrowers to Agent or such Lender upon demand and if not paid shall be added to the Obligations (and to the extent permitted under applicable laws, secured by the Mortgage and the other Loan Documents) and shall bear interest thereafter at the Default Rate. Notwithstanding the foregoing, neither Agent nor any Lender shall have any obligation to send notice to Borrowers of any such failure.
ARTICLE 9

SPECIAL PROVISIONS
Section 9.1    Sale of Loan.
(a)    Each Lender shall have the right (a) to sell or otherwise transfer its Note or any portion thereof, or (b) to issue or sell one or more participation interests in its Note (collectively, “Secondary Market Transactions”) without the consent of Borrowers or any other Person.
(b)    If requested by Agent or any Lender, Borrowers shall assist Agent or such Lender, in satisfying the market standards to which Agent customarily adheres or which may be required in the marketplace in connection with any Secondary Market Transactions, including to:
(i)    (A) provide updated financial and other information with respect to the Properties, the business operated at the Properties or the Borrowers, (B) provide updated budgets relating to the Properties, and (C) provide updated appraisals, market studies, environmental reviews and reports (Phase I’s and, if appropriate, Phase II’s), property condition reports and other due diligence investigations of the Properties (the “Updated Information”), together, if customary, with appropriate verification of the Updated Information through letters of auditors or opinions of counsel acceptable to Agent;
(ii)    provide opinions of counsel, which may be relied upon by Agent, each Lender, and their respective successors, assigns and participants, and their respective counsel, agents and representatives, customary in Secondary Market Transactions with respect to the Properties and Borrowers and their Affiliates, which counsel and opinions shall be reasonably satisfactory to Agent, which counsel and opinions shall be satisfactory to Agent and each Lender;
(iii)    provide updated, as of the closing date of any Secondary Market Transaction, representations and warranties made in the Loan Documents to the extent applicable; and
(iv)    execute non-material amendments to the Loan Documents and Borrowers’ organizational documents and such other documents requested by Agent, including without limitation, those documents required pursuant to Section 9.3 below; provided, however, that Borrowers shall not be required to modify or amend any Loan Document if such modification or amendment would (i) change the interest rate, the stated maturity or the amortization of principal as set forth herein or in the

Note, (ii) alter the rights or increase the obligations of Borrowers or Guarantor under the Loan Documents, or (iii) subject to Section 9.3, modify or amend any other economic or other material term of the Loan; and
(v)    at Agent’s request, make such representatives of Borrowers requested by Agent available to meet with any to investors or prospective investors in any potential Secondary Market Transaction at Borrowers’ offices.
(c)    Agent and each Lender may disclose to an assignee (or proposed assignee), participant (or proposed participant), underwriter, investor (or proposed investor), lender (or proposed lender), regulator or other Governmental Authority and their representatives (including, without limitation, any commission or agency established pursuant to a legislative act of the United States Congress, the New York State Assembly and/or the applicable legislative body of the state in which the Properties is located), accountants, and/or attorneys, representatives or agents of any of the foregoing, any information relating to the Loan and any Person that is a party to a Loan Document; provided, however, that, prior to any such disclosure of non-public or confidential information, any such Person shall be advised of the confidentiality of any non-public or confidential information received by it.
Section 9.2    Register.
(a)    Loan Registry. Borrowers hereby designate Agent to serve as Borrowers’ agent, solely for purposes of this Section 9.2, to maintain at one of its offices a register for the recordation of the names and addresses of the Lenders, and the principal amount of the Loans (or portions thereof) owing to and/or Advances to be funded by, each Lender pursuant to the terms hereof from time to time and each repayment with respect to the principal amount of the Loan of each Lender (the “Register”). Failure to make any such recordation, or any error in such recordation shall not affect Borrowers’, Agent’s or any Lender’s obligations in respect of the Loan. Without limiting the terms and provisions of Section 9.1 hereof, no assignment, sale, negotiation, pledge, hypothecation or other transfer of any part of any Lender’s interest in and to the Loan shall be effective until such Lender shall have provided Agent with written notice of such transfer and Agent shall have registered such assignee’s name and address in the Register. The entries in the Register shall be conclusive absent manifest error, and Borrowers, Agent and each Lender may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by Borrowers and any Lender, at any reasonable time and from time to time upon reasonable prior notice. Each Lender hereby agrees to indemnify Agent and to hold Agent harmless from any actions, suits, claims, demands, liabilities, losses, damages, obligations and actual costs and expenses which such Lender sustains or incurs as a consequence of Agent maintaining the Registry, except to the extent such loss or expense is caused by Agent’s fraud or willful misconduct.
(b)    Participation Registry. Each Lender that sells a participation interest in the Loan shall, acting solely for this purpose as an agent of Borrowers, maintain a register on which it enters the name and address of each participant and the principal amounts (and stated interest) of each participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any participant or any information relating to a participant's interest in the Loan or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, Agent shall have no responsibility for maintaining a Participant Register.
(c)    This Section 9.2, the Register and the Participant Register are intended to be construed so that the Note is at all times maintained in “registered form” within the meaning of Section 5f.103-1(c) of the United States Treasury Regulations (or any other successor provision of such regulations).
Section 9.3    Severance. Agent, without in any way limiting Agent’s and Lenders’ other rights hereunder, in its sole and absolute discretion, shall have the right, at any time (whether prior to or after any Secondary Market Transaction), to require Borrowers to execute and deliver “component” notes and/or one or more substitute notes evidencing the portion of the Loan held by a particular Lender (and the term “Note” as used in this Agreement and in all the other Loan Documents shall include all such component notes and/or substitute notes but shall exclude any Note replaced by the same), and/or modify the Loan in order to create one or more senior and subordinate notes (e.g., an A/B or A/B/C structure) or pari passu notes and/or one or more additional components of the Notes (including the implementation of a mezzanine loan structure secured by a pledge of direct and indirect ownership interests, which may require the creation of additional Borrower entities), reduce the number of components of the Notes, revise the interest rate for each component, reallocate the principal balances of the Notes and/or the components, eliminate the component structure and/or the multiple note structure of the Loan (including the elimination of the related allocations of principal and interest payments) or divide the Loan into one or more pari passu or mezzanine and mortgage component(s), provided that, in each case, the Outstanding Principal Balance and the aggregate monthly payments required of all components immediately after the effective date of such modification equals the Outstanding Principal Balance and the aggregate monthly payments required immediately prior to such modification, the weighted average of the interest rates for all components immediately after the effective date of such modification equals the interest rate of the original Note immediately prior to such modification. At Agent’s election, each note comprising the Loan may be subject separately to one or more Secondary Market Transactions. Agent shall have the right to modify the Note and/or Notes and any components in accordance with this Section 9.3 and, provided that such modification shall comply with the terms of this Section 9.3, such modification shall become immediately effective. If requested by Agent, Borrowers shall promptly execute an amendment to the Loan Documents to evidence any such modification. Borrowers shall (1) cooperate with all reasonable requests of Agent in order to establish the “component” notes, and (2) execute and deliver such documents as shall be reasonably required by Agent in connection therewith, all in form and substance reasonably satisfactory to Agent, including, without limitation, the severance of security documents if requested, provided, however, that Borrowers shall not be required to modify or amend any Loan Document if such modification or amendment would (i) change the weighted interest rate effective immediately prior to such modification, the stated maturity date or the amortization of principal as set forth herein or in the Notes (provided that such weighted average interest rate may change after the occurrence of an Event of Default and/or the application of Net Proceeds pursuant hereto), (ii) alter the rights or increase the obligations of Borrowers or Guarantor under the Loan Documents , or (iii) subject to this Section 9.3, modify or amend any other economic or other material term of the Loan in a manner that is detrimental to Borrowers. In the event Borrowers fail to execute and deliver such documents to Agent within ten (10) Business Days following such request by Agent, Borrowers hereby absolutely and irrevocably appoint Agent as its true and lawful attorney, coupled with an interest, in its name and stead to make and execute all documents necessary or desirable to effect such transactions, Borrowers hereby ratifying all that such attorney shall do by virtue thereof.
Section 9.4    Expenses. In connection with any Secondary Market Transaction, severance or other transaction permitted pursuant to this Article 9, the Borrower Parties shall pay their own expenses (including legal fees) incurred in connection therewith (including with respect to executing any documentation, or providing any Updated Information or other documentation, in accordance therewith, and otherwise cooperating with Agent and complying with the provisions thereof), and Agent and each Lender shall pay their own expenses (including legal fees) incurred in connection therewith.
ARTICLE 10

MISCELLANEOUS
Section 10.1    Recourse.
10.1.1    Recourse to Borrowers. Subject to the qualifications below, Agent shall not enforce the liability and obligation of Borrowers to perform and observe the Obligations contained in the Note, this Agreement, the Mortgage or the other Loan Documents by any action or proceeding wherein a money judgment shall be sought against Borrowers, except that Agent may bring a foreclosure action, an action for specific performance or any other appropriate action or proceeding to enable Agent to enforce and realize upon its interest under the Note, this Agreement, the Mortgage and the other Loan Documents, or in any Property, the Gross Revenues or any other collateral given to Agent (for the benefit of Lenders) pursuant to the Loan Documents; provided, however, that, except as specifically provided herein, any judgment in any such action or proceeding shall be enforceable against Borrowers only to the extent of Borrowers’ interest in the Properties, in the Gross Revenues and in any other collateral given to Lender, and Lender, by accepting the Note, this Agreement, the Mortgage and the other Loan Documents, shall not sue for, seek or demand any deficiency judgment against any Borrower in any such action or proceeding under or by reason of or under or in connection with the Note, this Agreement, the Mortgage or the other Loan Documents. The provisions of this Section 10.1.1 shall not, however, (a) constitute a waiver, release or impairment of any obligation evidenced or secured by any of the Loan Documents; (b) impair the right of Agent to name any Borrower as a party defendant in any action or suit for foreclosure and sale under any Mortgage; (c) affect the validity or enforceability of any of the Loan Documents or any guaranty made in connection with the Loan or any of the rights and remedies of Agent or Lender thereunder; (d) impair the right of Agent or Lender to obtain the appointment of a receiver; (e) impair the enforcement of the Assignment of Leases; (f) impair the enforcement of the Environmental Indemnity; (g) constitute a prohibition against Agent or Lender to seek a deficiency judgment against any Borrower in order to fully realize the security granted by any Mortgage or to commence any other appropriate action or proceeding in order for Agent or Lender to exercise its remedies against any Property; or (h) constitute a waiver of the right of Agent or Lender to enforce the liability and obligation of any Borrower, by money judgment or otherwise, to the extent of any Section 10.1 Obligations (as defined herein).
10.1.2    Intentionally Omitted.
10.1.3    Section 10.1 Obligations. As used herein, the term “Section 10.1 Obligations” means (i) Borrowers’ Section 10.1 Liabilities (as defined below) and (ii) the full repayment of all of the Obligations in the event that any Springing Recourse Event (as defined below) occurs.
10.1.4    Section 10.1 Liabilities. As used herein, the term “Section 10.1 Liabilities” means any actual loss, damage, cost, expense, liability, claim or other obligation incurred by Agent or any Lender (including reasonable attorneys’ fees and costs incurred and any costs of enforcement or collection) arising out of, related to or in connection with the following:
(i)    fraud, gross negligence, willful misconduct, intentional misrepresentation or intentional failure to disclose a material fact by or on behalf of any Borrower Related Party in connection with the Loan, including by reason of any claim under the Racketeer Influenced and Corrupt Organizations Act (RICO);
(ii)    the breach of any representation, warranty, covenant or indemnification provision in the Environmental Indemnity or in any other Loan Document concerning environmental laws, hazardous substances and/or asbestos and any indemnification of Agent and Lenders with respect thereto in any such document;
(iii)    the physical waste, wrongful removal or destruction of any material portion of any Property or Improvements in violation of the Loan Documents, or damage to any Property or Improvements caused by willful misconduct or gross negligence of any Borrower Related Party;
(iv)    if (A) any TIC Agreement shall be cancelled or terminated, (B) any Borrower amends or modifies any TIC Agreement without the prior written consent of Agent or (C) any defaults occur under the applicable TIC Agreement, in each case other than in connection with a Permitted Transfer under Section 4.2(d)(viii) or (ix);
(v)    the forfeiture by any Borrower of any Property owned by such Borrower, or any portion thereof, because of the conduct of criminal activity by any Borrower Related Party;
(vi)    failure of Borrowers to (A) obtain and maintain the Policies required to be obtained and maintained in accordance with the provisions of the Loan Documents with respect to any Property, and/or (B) pay when due any and all Insurance Premiums required to be paid in connection therewith; until such time Borrowers are no longer the owner of all or any portion of the Properties (unless (A) funds to maintain the Policies or pay the Insurance Premiums were, at the time in question, available in an applicable reserve account(s) and Agent failed to pay (or make such funds available to pay) such amounts in violation of this Agreement, or (B) the Gross Revenue of Borrowers during the period in question was insufficient to make the required deposits to the Tax Account and the Insurance Account);
(vii)    failure by Borrowers to pay when due any and all Taxes and Other Charges with respect to any Property required to be paid in connection with or relating to (1) the Loan or the transactions contemplated by the Loan Documents, (2) Borrowers’ ownership of the Properties, and/or (3) the execution, delivery, recordation, filing, registration, perfection or enforcement of any of the Loan Documents, including without limitation the Mortgage (unless (A) funds to pay such Taxes and Other Charges were, at the time in question, available in an applicable reserve account(s) and Agent failed to pay (or make such funds available to pay) such amounts in violation of this Agreement, or (B) the Gross Revenue of Borrowers during the period in question was insufficient to make the required deposits to the Tax Account and the Insurance Account);
(viii)    the failure by any Borrower Related Party to apply in accordance with the express terms of the Loan Documents: (A) any Net Proceeds paid by reason of any loss, damage or destruction to any Property, (B) any Awards received in connection with a Condemnation of all or a portion of any Property, (C) any Rents or Gross Revenue of any nature (including any Lease Termination Payments), which shall include the failure of any Borrower Related Party to deposit such amounts in the Deposit Account in accordance with this Agreement or breach of the Clearing Account Agreement or Cash Management Agreement, or (D) any other funds due under the Loan Documents;
(ix)    any breach of the covenants contained in this Agreement or the other Loan Documents relating to the requirement that each Borrower and each Sole Member be a Special Purpose Bankruptcy Remote Entity;
(x)    failure to pay charges for labor or materials or other charges that can create Liens on any portion of any Property, unless such charges are being contested in accordance with the provisions of the Loan Documents (unless the Gross Revenue available to Borrowers during the period in question is insufficient to pay such amounts;
(xi)    any security deposits, advance deposits or any other deposits collected with respect to any Property which are not delivered to Agent in accordance with the provisions of the Loan Documents;
(xii)    (A) any obligation of Borrowers to indemnify any Person that, immediately prior to any acquisition of title to the Collateral pursuant to a UCC foreclosure sale, a UCC strict foreclosure, an assignment in lieu of foreclosure or other enforcement action under the Loan Documents (collectively, an “Equity Collateral Enforcement Action”; and the date on which an equity Collateral Enforcement Action is consummated, an “Equity Collateral Transfer Date”), was a Borrower Related Party, to the extent such obligation continues to be the obligation of the applicable entity acquired in connection with such Equity Collateral Enforcement Action and is not expressly waived in writing by the Borrower Related Party covered by such indemnification obligation and (B) any obligation of Borrowers accruing prior to the Equity Collateral Transfer Date to pay amounts due under any contract between any Borrower, on the one hand, and any Borrower Related Party, on the other hand (unless such contract is cancelled by the Borrower Related Party or is assumed in writing by the Person acquiring the Collateral on or after the Equity Collateral Transfer Date);
(xiii)    any Lease is entered into without Agent’s consent when Agent’s consent is required;
(xiv)    any Borrower Party fails to comply with the provisions of Section 8.2.5; and/or
(xv)    any cost or expense incurred by Agent or any Lender in connection with the exercise or enforcement of their respective rights and remedies with respect to the Section 10.1 Liabilities.
10.1.5    Springing Recourse Event. Notwithstanding anything to the contrary in this Agreement or any of the other Loan Documents, (A) neither Agent nor any Lender shall be deemed to have waived any right which Agent or any Lender may have under Section 506(a), 506(b), 1111(b) or any other provisions of the Bankruptcy Code to file a claim for the full amount of the Obligations or to require that all collateral shall continue to secure all of the Obligations owing to Agent and Lenders in accordance with the Loan Documents, and (B) the Obligations shall be fully recourse to Borrowers and Guarantor in the event of (each, a “Springing Recourse Event”):
(a)    any Borrower Party files a voluntary petition under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law;
(b)    any Borrower Related Party solicits or causes to be solicited petitioning creditors for the filing by any Person(s) of any involuntary petition against any Borrower Party under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law;
(c)    an involuntary petition is filed against any Borrower Party under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law by any Person in which any Borrower Related Party colludes with such Person;
(d)    any Borrower Related Party files an answer consenting to, or otherwise supporting or joining in, any involuntary petition filed against any Borrower Party by any other Person under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law;
(e)    any Borrower Related Party consents to, or supports, or joins in, an application for the appointment of a custodian, receiver, trustee or examiner for any Borrower Party or any portion of any Property or the Collateral or colludes with or otherwise assists any Person in filing such an application;
(f)    any Borrower Party makes an assignment for the benefit of creditors, or admitting in any legal proceeding, its insolvency or inability to pay its debts as they become due

(provided, that if such Borrower Party is required by applicable law to admit the same in a legal proceeding and such Borrower Party is in fact insolvent, then such admission, in and of itself, shall not be a Springing Recourse Event);
(g)    Borrowers fail to obtain Agent’s prior written consent to any Indebtedness or Lien encumbering any Property or the Collateral or any indirect interest (of any form of ownership) in any Property, the Collateral or Borrowers (other than (i) Permitted Indebtedness and (ii) indirect pledges of interest in the Collateral or Borrowers which, if exercised, would result in a Permitted Transfer) if such Lien was filed by, or such filing was affirmatively approved by, a Borrower Party;
(h)    other than a Permitted Transfer, the occurrence, without the prior written consent of Agent, of (A) any Transfer of all or any portion of any Property (or any interest therein) provided that any Lease entered into without Agent’s consent when Agent’s consent is required shall only be a Springing Recourse Event if such Leases is for all or substantially all of any Property, (B) any Transfer of all or any portion of the Collateral (or any interest therein), (C) any Transfer of any direct or indirect interest in Borrowers, (D) any change in Control of Borrowers; and/or (E) without limitation of the foregoing clauses (A), (B), (C) or (D), a voluntary Sale or Pledge of any Property (or any interest therein), the Collateral (or any interest therein) or any direct or indirect interest in any Borrowers in order to obtain additional financing for any Borrower Party;
(i)    Borrowers surrender, terminate or materially modify the Ground Lease without Agent’s prior written consent to the same (provided, for the avoidance of doubt, that a termination or cancellation of the Ground Lease by the ground lessor in connection with a default thereunder by Borrowers caused by insufficient Gross Revenues being available to Borrowers to make the required payments thereunder shall not constitute a Springing Recourse Event);
(j)    the breach of any covenant contained herein relating to the requirement that Borrowers shall each be a Special Purpose Bankruptcy Remote Entity that is cited as a factor in a substantive consolidation of any Borrower with any other Person;
(k)    any Borrower Party or other Person with judicial standing brings or consents to any action or proceeding for the partition of any Property or any portion thereof or interest therein;
(l)    with respect to the enforcement of the Obligations against the Property, the Collateral and/or other property securing the Obligations, any Borrower Related Party (i) interferes with or hinders the prosecution of such enforcement action or such exercise of rights or remedies by Agent or Lender under any Loan Document, (ii) seeks a defense, judicial intervention or injunctive or other equitable relief of any kind against Agent or any Lender in connection with the enforcement of the Obligations against the Property, the Collateral and/or other property securing the Obligations, or (iii) asserts in a pleading filed in connection with a judicial proceeding any defense against Agent or any Lender or any right in connection with the enforcement of the Obligations against the Property, the Collateral and/or other property securing the Obligations; or
(m)    While Waterfront Borrowers have possession and the right to control the Waterfront Property, (i) Waterfront Borrowers fail to comply with Section 4.40 hereof (whether by failure to obtain an environmental assessment, failure to effectuate the Remediation described therein or otherwise), or (ii) any Borrower Related Party interferes with or hinders Agent’s performance of Waterfront Borrowers’ obligations under Section 4.40 hereof; provided that such failure by Waterfront Borrowers to comply with Section 4.40 hereof and/or such interference or hindrance by a Borrower Related Party with Agent’s performance of Waterfront Borrowers’ obligations under Section 4.40 hereof shall have continued for a period of ten (10) Business Days after written notice by Agent to Waterfront Borrowers and to Guarantor.
Section 10.2    Survival; Successors and Assigns. This Agreement and all covenants, agreements, representations and warranties made herein and in the certificates delivered pursuant hereto shall survive the making by Lenders of the Loan and the execution and delivery to Lenders of the Note, and shall continue in full force and effect so long as all or any of the Obligations are outstanding and unpaid unless a longer period is expressly set forth herein or in the other Loan Documents. Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the legal representatives, successors and assigns of such party. All covenants, promises and agreements in this Agreement, by or on behalf of Borrowers, shall inure to the benefit of the legal representatives, successors and assigns of Agent and Lenders.
Section 10.3    Agent’s and Lenders' Discretion. Whenever pursuant to this Agreement, Agent or any Lender exercises any right given to it to approve or disapprove, or any arrangement or term is to be satisfactory to Agent or such Lender, the decision of Agent or such Lender to approve or disapprove or to decide whether arrangements or terms are satisfactory or not satisfactory shall (except as is otherwise expressly otherwise herein provided) be in the sole and absolute discretion of Agent or such Lender and shall be final and conclusive. All consents or approvals of Agent or any Lender given by Agent or such Lender pursuant to the Loan Documents shall not be deemed to have given by Agent or any Lender unless such consent or approval is in writing. Whenever pursuant to this Agreement or any other Loan Document, Agent or any Lender is required to be reasonable in making any determination or granting any consent or approval, such qualification of reasonability shall be disregarded at any time that an Event of Default has occurred and is continuing. Agent and Lenders may reasonably withhold, condition or delay their consent or approval in the event that (i) the granting of such consent shall have any material adverse effect on Borrowers or the Properties, or such granting of consent may result in a material decrease in the market value of the Properties, or (ii) such consent will result in any impairment of the Lien, priority or enforceability of the Mortgage, the Pledge Agreement or this Agreement or the enforceability of the other Loan Documents.
Section 10.4    Governing Law.
(a)    THIS AGREEMENT WAS NEGOTIATED IN THE STATE OF NEW YORK, AND MADE BY AGENT AND LENDERS AND ACCEPTED BY BORROWERS IN THE STATE OF NEW YORK, AND THE PROCEEDS OF THE NOTE DELIVERED PURSUANT HERETO WERE DISBURSED FROM THE STATE OF NEW YORK, WHICH STATE THE PARTIES AGREE HAS A SUBSTANTIAL RELATIONSHIP TO THE PARTIES AND TO THE UNDERLYING TRANSACTION EMBODIED HEREBY, AND IN ALL RESPECTS, INCLUDING, WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, THIS AGREEMENT AND THE OBLIGATIONS ARISING HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN SUCH STATE (WITHOUT REGARD TO

PRINCIPLES OF CONFLICT OF LAWS) AND ANY APPLICABLE LAW OF THE UNITED STATES OF AMERICA, EXCEPT THAT AT ALL TIMES THE PROVISIONS FOR THE CREATION, PERFECTION AND ENFORCEMENT OF THE LIEN AND SECURITY INTEREST IN REAL PROPERTY CREATED PURSUANT HERETO AND PURSUANT TO THE OTHER LOAN DOCUMENTS SHALL BE GOVERNED BY, AND CONSTRUED ACCORDING TO, THE LAW OF THE STATE OF HAWAII, IT BEING UNDERSTOOD THAT, TO THE FULLEST EXTENT PERMITTED BY THE LAW OF SUCH STATE, THE LAW OF THE STATE OF NEW YORK SHALL GOVERN THE CONSTRUCTION, VALIDITY AND ENFORCEABILITY OF ALL LOAN DOCUMENTS AND ALL OF THE OBLIGATIONS ARISING HEREUNDER OR THEREUNDER. TO THE FULLEST EXTENT PERMITTED BY LAW, EACH BORROWER HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVES ANY CLAIM TO ASSERT THAT THE LAW OF ANY OTHER JURISDICTION GOVERNS THIS AGREEMENT AND THE NOTE, AND THIS AGREEMENT AND THE NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK PURSUANT TO SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW.
(b)    ANY LEGAL SUIT, ACTION OR PROCEEDING AGAINST ANY LENDER, AGENT OR ANY BORROWER ARISING OUT OF OR RELATING TO THIS AGREEMENT MAY AT AGENT’S OPTION BE INSTITUTED IN ANY FEDERAL OR STATE COURT IN THE CITY OF NEW YORK, COUNTY OF NEW YORK, PURSUANT TO SECTION 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW, AND BORROWERS WAIVE ANY OBJECTIONS WHICH IT MAY NOW OR HEREAFTER HAVE BASED ON VENUE AND/OR FORUM NON CONVENIENS OF ANY SUCH SUIT, ACTION OR PROCEEDING, AND BORROWERS HEREBY IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF ANY SUCH COURT IN ANY SUIT, ACTION OR PROCEEDING. EACH BORROWER DOES HEREBY DESIGNATE AND APPOINT:
Wilmington Trust SP Services, Inc.
166 Mercer Street, Suite 2R
New York, New York 10012
AS ITS AUTHORIZED AGENT TO ACCEPT AND ACKNOWLEDGE ON ITS BEHALF SERVICE OF ANY AND ALL PROCESS WHICH MAY BE SERVED IN ANY SUCH SUIT, ACTION OR PROCEEDING IN ANY FEDERAL OR STATE COURT IN NEW YORK, NEW YORK, AND EACH BORROWER AGREES THAT SERVICE OF PROCESS UPON SAID AGENT AT SAID ADDRESS AND WRITTEN NOTICE OF SAID SERVICE MAILED OR DELIVERED TO SUCH BORROWER IN THE MANNER PROVIDED HEREIN SHALL BE DEEMED IN EVERY RESPECT EFFECTIVE SERVICE OF PROCESS UPON SUCH BORROWER IN ANY SUCH SUIT, ACTION OR PROCEEDING IN THE STATE OF NEW YORK. EACH BORROWER (I) SHALL GIVE PROMPT NOTICE TO AGENT OF ANY CHANGED ADDRESS OF ITS AUTHORIZED AGENT HEREUNDER, (II) MAY AT ANY TIME AND FROM TIME TO TIME DESIGNATE A SUBSTITUTE AUTHORIZED AGENT WITH AN OFFICE IN NEW YORK, NEW YORK (WHICH SUBSTITUTE AGENT AND OFFICE SHALL BE DESIGNATED AS THE PERSON AND ADDRESS FOR SERVICE OF PROCESS), AND (III) SHALL PROMPTLY DESIGNATE SUCH A SUBSTITUTE IF ITS AUTHORIZED AGENT CEASES TO HAVE AN OFFICE IN NEW YORK, NEW YORK OR IS DISSOLVED WITHOUT

LEAVING A SUCCESSOR. NOTHING CONTAINED HEREIN SHALL AFFECT THE RIGHT OF AGENT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST SUCH BORROWER IN ANY OTHER JURISDICTION.
Section 10.5    Modification, Waiver in Writing. No modification, amendment, extension, discharge, termination or waiver of any provision of this Agreement or of any other Loan Document, nor consent to any departure by Borrowers therefrom, shall in any event be effective unless the same shall be in a writing signed by the party or parties against whom enforcement is sought, and then such waiver or consent shall be effective only in the specific instance, and for the purpose, for which given. Except as otherwise expressly provided herein, no notice to, or demand on, Borrowers shall entitle Borrowers to any other or future notice or demand in the same, similar or other circumstances. Neither any failure nor any delay on the part of Agent in insisting upon strict performance of any term, condition, covenant or agreement, or exercising any right, power, remedy or privilege hereunder or under any other Loan Document, shall operate as or constitute a waiver thereof, nor shall a single or partial exercise thereof preclude any other future exercise, or the exercise of any other right, power, remedy or privilege. In particular, and not by way of limitation, by accepting payment after the due date of any amount payable under this Agreement or any other Loan Document, Agent shall not be deemed to have waived any right either to require prompt payment when due of all other amounts due under this Agreement or the other Loan Documents, or to declare a default for failure to effect prompt payment of any such other amount. Agent shall have the right to waive or reduce any time periods that Agent is entitled to under the Loan Documents in its sole and absolute discretion.
Section 10.6    Notices. All notices, demands, requests, consents, approvals or other communications (any of the foregoing, a “Notice”) required, permitted or desired to be given hereunder shall be in writing and shall be (i) delivered by hand (with signed acknowledgement of receipt by the designated recipient) or (ii) by reputable overnight courier, addressed to the party to be so notified at its address hereinafter set forth, or to such other address as such party may hereafter specify in accordance with the provisions of this Section 10.6. Notwithstanding the foregoing, any ordinary course communications related to the loan, including requests for leasing approvals and delivery of financial reporting (but not any request for other consent or modification of the Loan) may be delivered by electronic mail, provided that the subject line of such electronic mail correspondence begins with the following words in all capital letters: “MESSAGE CONTAINS WRITTEN NOTICE UNDER LOAN DOCUMENTS,” and provided further that such notice shall not be deemed given if the sender of the same receives a reply indicating that the message was not delivered to any of its intended recipients. Any Notice shall be deemed to have been received: (a) on the next Business Day if sent by an overnight commercial courier and (b) on the date of delivery by hand if delivered and acknowledged during business hours of a Business Day, and in each case addressed to the parties as follows:

If to Agent:	Goldman Sachs Specialty Lending Group, L.P.
6011 Connection Drive
Irving, Texas 75039
Attention:  Scott Miller

with a copy to:	Goldman Sachs Specialty Lending Group, L.P.
6011 Connection Drive
Irving, Texas 75039
Attention:  Kelly Turner
Facsimile No. (917) 977-3019

and to:	Gibson Dunn & Crutcher LLP 200 Park Avenue New York, New York 10166-0193 Attention: Matthew Kidd, Esq. Facsimile No. (212) 351-5342

If to Lenders:	Special Situations Investing Group II, LLC
6011 Connection Drive
Irving, Texas 75039
Attention:  Kelly Turner
Facsimile No. (917) 977-3019

and to:	c/o Don Quijote Holdings Co., Ltd. 2-19-10 Aobadai Meguro-ku Tokyo 153-0042, Japan Attention: Naoki Yoshida Facsimile No. +81 3 5725 7063

and to:	Gibson Dunn & Crutcher LLP 200 Park Avenue New York, New York 10166-0193 Attention: Matthew Kidd, Esq. Facsimile No. (212) 351-5342

and to:	Skadden, Arps, Slate, Meagher & Flom LLP 4 Times Square
New York, New York 10036-6522
Attention: Audrey Sokoloff
Facsimile No. (917) 777-2170

If to a Borrower:	841 Bishop Street, Suite 1700 Honolulu, Hawaii 96813 Attention: Lawrence J. Taff Facsimile No. (808) 528-7127

with a copy to:	Schneider Tanaka Radovich Andrew & Tanaka, LLLC 1100 Alakea Street, Suite 2100 Honolulu, Hawaii 96813 Attention: Robert F. Schneider, Esq. Facsimile No. (808) 664-8944

Any party may change the address to which any such Notice is to be delivered by furnishing ten (10) days written notice of such change to the other parties in accordance with the provisions of this Section 10.6. Notices shall be deemed to have been given on the date as set forth above, even if there is an inability to actually deliver any such Notice because of a changed address of which no Notice was given, or there is a rejection or refusal to accept any Notice offered for delivery. Notice for any party may be given by its respective counsel. Additionally, Notice from Agent or any Lender may also be given by Servicer and Agent and each Lender hereby acknowledges and agrees that Borrowers shall be entitled to rely on any Notice given by Servicer as if it had been sent by Agent or such Lender.
Section 10.7    Waiver of Trial by Jury. EACH BORROWER, AGENT AND EACH LENDER HEREBY EACH AGREES NOT TO ELECT A TRIAL BY JURY OF ANY ISSUE TRIABLE OF RIGHT BY JURY, AND WAIVES ANY RIGHT TO TRIAL BY JURY FULLY TO THE EXTENT THAT ANY SUCH RIGHT SHALL NOW OR HEREAFTER EXIST WITH REGARD TO THE LOAN DOCUMENTS OR ANY CLAIM, COUNTERCLAIM OR OTHER ACTION ARISING IN CONNECTION THEREWITH. THIS WAIVER OF RIGHT TO TRIAL BY JURY IS GIVEN KNOWINGLY AND VOLUNTARILY BY BORROWERS, AGENT AND EACH LENDER AND IS INTENDED TO ENCOMPASS INDIVIDUALLY EACH INSTANCE AND EACH ISSUE AS TO WHICH THE RIGHT TO A TRIAL BY JURY WOULD OTHERWISE ACCRUE. EACH PARTY IS HEREBY AUTHORIZED TO FILE A COPY OF THIS PARAGRAPH IN ANY PROCEEDING AS CONCLUSIVE EVIDENCE OF THIS WAIVER.
Section 10.8    Headings, Schedules and Exhibits. The Article and/or Section headings and the Table of Contents in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose. The Schedules and Exhibits annexed hereto are hereby incorporated herein as a part of this Agreement with the same effect as if set forth in the body hereof.
Section 10.9    Severability. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.
Section 10.10    Preferences. Agent and each Lender shall have the continuing and exclusive right to apply or reverse and reapply any and all payments by Borrowers to any portion of the Obligations of Borrowers hereunder. To the extent any Borrower makes a payment or payments to Agent or any Lender, which payment or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then, to the extent of such payment or proceeds received, the Obligations hereunder or part thereof intended to be satisfied shall be revived and continue in full force and effect, as if such payment or proceeds had not been received by Agent or any Lender.
Section 10.11    Waiver of Notice. Borrowers shall not be entitled to any notices of any nature whatsoever from Agent or any Lender except with respect to matters for which this Agreement or the other Loan Documents specifically and expressly provide for the giving of notice by Agent or any Lender to Borrowers and except with respect to matters for which Borrowers are not, pursuant to applicable Legal Requirements, permitted to waive the giving of notice. Borrowers hereby expressly waive the right to receive any notice from Agent or any Lender with respect to any matter for which this Agreement or the other Loan Documents do not specifically and expressly provide for the giving of notice by Agent or any Lender to Borrowers.
Section 10.12    Remedies of Borrowers. In the event that a claim or adjudication is made that Agent, any Lender or an agent of the foregoing has acted unreasonably or unreasonably delayed acting in any case where, by law or under this Agreement or the other Loan Documents, Agent, such Lender or such agent, as the case may be, has an obligation to act reasonably or promptly, none of Agent, any Lender or any agent of the foregoing shall be liable for any monetary damages and Borrowers’ sole remedy shall be limited to commencing an action seeking injunctive relief or declaratory judgment. Any action or proceeding to determine whether Agent or any Lender has acted reasonably shall be determined by an action seeking declaratory judgment.
Section 10.13    Offsets, Counterclaims and Defenses. Any assignee of Agent’s or any Lender’s interest in and to this Agreement and the other Loan Documents shall take the same free and clear of all offsets, counterclaims or defenses which are unrelated to such documents which Borrowers may otherwise have against any assignor of such documents, and no such unrelated counterclaim or defense shall be interposed or asserted by Borrowers in any action or proceeding brought by any such assignee upon such documents and any such right to interpose or assert any such unrelated offset, counterclaim or defense in any such action or proceeding is hereby expressly waived by Borrowers.
Section 10.14    No Joint Venture or Partnership; No Third Party Beneficiaries.
(a)    Each Borrower, Agent and each Lender intend that the relationships created hereunder and under the other Loan Documents be solely that of borrower and lender. Nothing herein or therein is intended to create a joint venture, partnership, tenancy-in-common or joint tenancy relationship among Borrowers, Agent and Lenders nor to grant Agent and/or any Lender any interest in the Properties other than that of mortgagee, beneficiary or lender.
(b)    This Agreement and the other Loan Documents are solely for the benefit of Agent, Lenders and Borrowers and nothing contained in this Agreement or the other Loan Documents shall be deemed to confer upon anyone other than Agent, Lenders and Borrowers any right to insist upon or to enforce the performance or observance of any of the obligations contained herein or therein. All conditions to the obligations of Lenders to make the Loan hereunder are imposed solely and exclusively for the benefit of Agent and Lenders and no other Person shall have standing to require satisfaction of such conditions in accordance with their terms or be entitled to assume that any Lender will refuse to make the Loan in the absence of strict compliance with any or all thereof and no other Person shall under any circumstances be deemed to be a beneficiary of such conditions, any or all of which may be freely waived in whole or in part by Agent or any Lender if, in Agent’s or such Lender’s sole discretion, Agent or Lender deems it advisable or desirable to do so.
Section 10.15    Publicity. All news releases, publicity or advertising by Borrowers or its Affiliates through any media intended to reach the general public which refers to the Loan

Documents or the financing evidenced by the Loan Documents, to Agent, Lenders, any Affiliate of Agent or any Affiliates of the foregoing shall be subject to the prior written approval of Agent and/or such Lender; Agent acknowledging that information regarding the Loan Documents may be included in any filing to be made by any Affiliate of Borrowers, to the extent such filing is required by a Governmental Authority, without Agent’s prior written consent. Agent and each Lender shall have the right to issue any of the foregoing without Borrowers’ approval and Borrowers authorize Agent and each Lender to issue press releases, advertisements and other promotional materials in connection with Agent’s and Lenders’ own promotional and marketing activities, including in connection with a Secondary Market Transaction, and such materials may describe the Loan in general terms or in detail and Agent’s and Lenders’ participation therein in the Loan.
Section 10.16    Waiver of Marshalling of Assets. To the fullest extent permitted by law, each Borrower, for itself and its successors and assigns, waives all rights to a marshalling of the assets of Borrowers, Borrowers’ members or partners, as applicable, and others with interests in Borrowers, and of the Properties and the Collateral, and shall not assert any right under any laws pertaining to the marshalling of assets, the sale in inverse order of alienation, homestead exemption, the administration of estates of decedents, or any other matters whatsoever to defeat, reduce or affect the right of Agent and Lenders under the Loan Documents to a sale of the Properties and/or the Collateral for the collection of the Obligations without any prior or different resort for collection, or of the right of Agent and Lenders to the payment of the Obligations out of the net proceeds of the Properties and/or the Collateral in preference to every other claimant whatsoever.
Section 10.17    Certain Waivers. Borrowers hereby waive the right to assert a counterclaim, other than a compulsory counterclaim, in any action or proceeding brought against it by Agent, any Lender or any agents of the foregoing or otherwise to offset any obligations to make the payments required by the Loan Documents. No failure by Agent or any Lender to perform any of its obligations hereunder shall be a valid defense to, or result in any offset against, any payments which Borrowers are obligated to make under any of the Loan Documents. Without limiting any of the other provisions contained herein, Borrowers hereby unconditionally and irrevocably waives, to the maximum extent not prohibited by applicable law, any rights it may have to claim or recover against Agent or any Lender in any legal action or proceeding any special, exemplary, punitive or consequential damages; provided that this waiver shall not apply to illegal acts, actual fraud, gross negligence or willful misconduct.
Section 10.18    Conflict; Construction of Documents; Reliance. In the event of any conflict between the provisions of this Agreement and any of the other Loan Documents, the provisions of this Agreement shall control. The parties hereto acknowledge that they were represented by competent counsel in connection with the negotiation, drafting and execution of the Loan Documents and that such Loan Documents shall not be subject to the principle of construing their meaning against the party which drafted same. Borrowers acknowledge that, with respect to the Loan, Borrowers shall rely solely on its own judgment and advisors in entering into the Loan, without relying in any manner on any statements, representations or recommendations of Agent, any Lender or any parent, subsidiary or affiliate of the foregoing. Neither Agent nor any Lender shall be subject to any limitation whatsoever in the exercise of any rights or remedies available to it under any of the Loan Documents or any other agreements or instruments which govern the Loan by virtue of the ownership by it or any parent, subsidiary or affiliate of Agent or any Lender of any equity interest any of them may acquire in Borrowers, and Borrowers hereby irrevocably waive the right to raise any defense or take any action on the basis of the foregoing with respect to Agent’s and each Lender’s exercise of any such rights or remedies. Borrowers acknowledge that Agent and Lenders engage in the business of real estate financings and other real estate transactions and investments which may be viewed as adverse to or competitive with the business of Borrowers or their Affiliates.
Section 10.19    Brokers and Financial Advisors. Borrowers hereby represent that, except for Eastdil Secured (“Broker”), it has dealt with no financial advisors, brokers, underwriters, placement agents, agents or finders in connection with the transactions contemplated by this Agreement. Borrowers will pay Broker a commission pursuant to a separate agreement. Borrowers shall indemnify, defend and hold Agent and each Lender harmless from and against any and all claims, liabilities, losses, costs and expenses of any kind (including Agent’s and each Lender’s attorneys’ fees and expenses) in any way relating to or arising out of a claim by any Person (including Broker) that such Person acted on behalf of Borrowers or Agent or any Lender in connection with the transactions contemplated herein. The provisions of this Section 10.19 shall survive the expiration and termination of this Agreement and the payment of the Obligations.
Section 10.20    Prior Agreements. This Agreement and the other Loan Documents contain the entire agreement of the parties hereto and thereto and their respective affiliates in respect of the transactions contemplated hereby and thereby, and all prior agreements among or between such parties, including any confidentiality agreements or any similar agreements between or among any such parties or any of their affiliates, whether oral or written, are superseded by the terms of this Agreement and the other Loan Documents.
Section 10.21    Servicer.
(a)    At the option of Agent, the Loan may be serviced by a servicer or special servicer (the “Servicer”) selected by Agent and Agent may delegate all or any portion of its responsibilities under this Agreement and the other Loan Documents to the Servicer pursuant to a servicing agreement (the “Servicing Agreement”) between Agent and Servicer. Servicer may, at any time, delegate all or any portion of its responsibilities for the servicing and administration of the Loan to a sub-servicer or sub-servicers. Borrowers shall be responsible for any costs and expenses of Servicer to the extent such costs and expenses would otherwise be payable by Borrowers if incurred by Agent or any Lender hereunder, provided, however, that Borrowers shall not be responsible for any set-up fees or any other initial costs incurred after a Securitization of the Loan. Agent and Borrowers agree that Midland Loan Services, a PNC Real Estate business shall be the initial Servicer hereunder. Borrowers agree that the Servicer shall be paid an annual fee of $50,000, payable monthly on each Monthly Payment Date (the “Servicing Fee”). Notwithstanding any collection of the Servicing Fee by Agent on behalf of Servicer, the Servicing Fee will be deemed to have been paid directly to Servicer.
(b)    Other than as set forth in Section 10.21(a) above, Borrowers shall pay all of the fees and expenses of the Servicer and any reasonable third-party fees (if applicable) and expenses in connection with the Loan, including any prepayments, releases of the Properties, approvals under the Loan Documents requested by Borrowers, other requests under the Loan, assumption of Borrowers’ obligations or modification of the Loan, as well as any fees and expenses in connection with the special servicing or work-out of the Loan or enforcement of the Loan Documents, including, special servicing fees, operating or trust advisor fees (if the Loan is a specially serviced loan or in connection with a workout), work-out fees, liquidation fees, attorneys’ fees and expenses and other fees and expenses in connection with the modification or restructuring of the Loan.
Section 10.22    Joint and Several Liability.
(a)    If Borrower consists of more than one (1) Person the obligations and liabilities of each Person comprising Borrower shall be joint and several.
(b)    If Lender consists of more than one (1) Person the obligations and liabilities of each Person comprising Lender shall be several, and not joint.
Section 10.23    Creation of Security Interest. Notwithstanding any other provision set forth in this Agreement, the Notes, the Mortgage or any of the other Loan Documents, Agent may at any time create a security interest in all or any portion of its rights under this Agreement, the Notes, the Mortgage and any other Loan Document (including the advances owing to it) in favor of any Federal Reserve Bank in accordance with Regulation A of the Board of Governors of the Federal Reserve System.
Section 10.24    Taxes. Any and all payments by Borrowers hereunder and under the other Loan Documents shall be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding taxes imposed on Agent’s or any Lender’s income, and franchise taxes imposed on Agent or any Lender by the law or regulation of any Governmental Authority (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to in this Section 10.24 as “Applicable Taxes”). If Borrowers shall be required by law to deduct any Applicable Taxes from or in respect of any sum payable hereunder to Agent (on behalf of Lenders), the following shall apply: (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 10.24), Agent receives an amount equal to the sum it would have received had no such deductions been made, (ii) Borrowers shall make such deductions and (iii) Borrowers shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law. Payments pursuant to this Section 10.24 shall be made within ten (10) days after the date Agent makes written demand therefor.
Section 10.25    Cross Default; Cross Collateralization. Each Borrower acknowledges that Agent (for the benefit of Lenders) has made the Loan to Borrower upon the security of its collective interest in the Properties and in reliance upon the aggregate of the Properties taken together being of greater value as collateral security than the sum of the Properties taken separately. Each Borrower agrees that the Mortgages are and will be cross-collateralized and cross-defaulted with each other so that (i) an Event of Default under any of the Mortgages shall constitute an Event of Default under each of the other Mortgages which secure the Notes; (ii) an Event of Default under the Notes or this Agreement shall constitute an Event of Default under each Mortgage; and (iii) each Mortgage shall constitute security for the Notes as if a single blanket lien were placed on all of the Properties as security for the Notes.

Section 10.26    Contribution among Borrowers. Notwithstanding that Borrowers are jointly and severally liable to Lenders for payment of the Loan, as among Borrowers, each shall be liable only for such Borrower’s Allocated Loan Amount and, accordingly, each Borrower whose Property or other assets are, from time to time, utilized to satisfy a portion of the Debt in excess of such Borrower’s Allocated Loan Amount, shall be entitled, commencing 95 days after payment in full of the Debt, to contribution from each of the other Borrower pro-rata in accordance with their respective liabilities in accordance with this Agreement. This Allocated Loan Amount for each Borrower shall equal the Allocated Loan Amount for the Property owned by such Borrower.
Section 10.27    Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument.
Section 10.28    Set-Off. In addition to any rights and remedies of Agent and Lenders provided by this Agreement and by law, Agent and each Lender shall have the right in its sole discretion, without prior notice to Borrowers, any such notice being expressly waived by Borrowers to the extent permitted by applicable law, upon any amount becoming due and payable by Borrowers hereunder (whether at the stated maturity, by acceleration or otherwise), to set-off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by agent or any Lender or any Affiliate thereof to or for the credit or the account of Borrowers; provided however, Agent and Lenders may only exercise such right during the continuance of an Event of Default. Agent or the relevant Lender agrees promptly to notify Borrowers after any such set-off and application made by Agent or such Lender; provided that the failure to give such notice shall not affect the validity of such set-off and application.
Section 10.29    Modification, Waiver in Writing; Approvals.
(a)    No modification, amendment, extension, discharge, termination or waiver of any provision of this Agreement or of any other Loan Document shall be effective unless the same shall be in a writing signed by Agent and, in the case of modifications and amendments, Borrowers, and then such waiver or consent shall be effective only in the specific instance, and for the purpose for which given. Neither any failure nor any delay on the part of Agent or any Lender in insisting upon strict performance of any term, condition, covenant or agreement, or exercising any right, power, remedy or privilege hereunder or under any other Loan Document, shall operate as or constitute a waiver thereof, nor shall a single or partial exercise thereof preclude any other future exercise, or the exercise of any other right, power, remedy or privilege. In particular, and not by way of limitation, by accepting payment after the due date of any amount payable under this Agreement or any other Loan Document, neither Agent nor any Lender shall be deemed to have waived any right either to require prompt payment when due of all other amounts due under this Agreement or the other Loan Documents, or to declare a default for failure to effect prompt payment of any such other amount. Agent shall have the right to waive or reduce any time periods that Lenders and/or Agent is entitled to under the Loan Documents in its sole and absolute discretion.
(b)    Borrowers hereby acknowledges and agrees that notwithstanding the fact that the Loan may be serviced by Servicer, all requests for approval and consents hereunder and in every instance in which Lenders’ consent or approval is required, all copies of documents, reports, requests and other delivery obligations of Borrowers and Guarantor required hereunder shall be delivered by Borrowers or Guarantor, as applicable, to Agent.
Section 10.30    Waiver of Lender Liability. Borrower hereby (i) acknowledges that DQ Lender 1 (or one of its Affiliates) is the purchaser under the Pan Am PSA and in such capacity has certain rights and approvals with respect to the Pan Am Property and (ii) agrees that Borrower shall not allege or bring, and Borrower hereby waives, any claim of lender liability in connection with DQ Lender 1's exercise of such rights thereunder or any rights of Agent or the Lenders hereunder.
ARTICLE 11

AGENT
Section 11.1    Appointment.
(a)    Each Lender hereby irrevocably designates and appoints Agent as the agent of such Lender under this Agreement and the other Loan Documents, including acting as collateral agent for the Lenders under the Loan Documents, or any of them. Each such Lender irrevocably authorizes Agent, as the agent for such Lender, to take such action on its behalf and in Agent’s designated capacity under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement and the other Loan Documents, Agent shall not have any duties or responsibilities, except those expressly set forth herein or therein, or any fiduciary relationship with any Lender, and no implied covenants (except for the implied covenant of good faith and fair dealing), functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against Agent and in favor of Lenders.
(b)    No individual Lender or group of Lenders shall have any right to modify or waive, or consent to the departure of any party from any provision of any Loan Document, or secure or enforce the Obligations. All such rights, on behalf of Agent or any Lender or Lenders, shall be held and exercised solely by and at the option of Agent for the benefit of Lenders. Except as expressly otherwise provided in this Agreement or the other Loan Documents, Agent shall have and may use its sole discretion with respect to exercising or refraining from exercising any discretionary rights or taking or refraining from taking any actions which Agent is expressly entitled to exercise or take under this Agreement or the other Loan Documents, including (i) the determination if and to what extent matters or items subject to Agent’s satisfaction are acceptable or otherwise within its discretion, (ii) the making of Agent Advances, and (iii) the exercise of remedies under this Agreement or any other Loan Document, and any action so taken or not taken shall be deemed consented to by Lenders.
(c)    In case of the pendency of any bankruptcy, receivership, insolvency, liquidation, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to Borrowers, Guarantor or any Affiliate of Borrowers or Guarantor, no individual Lender or group of Lenders shall have the right, and Agent (irrespective of whether the principal of the

Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether Agent shall have made any demand on Borrowers) shall be exclusively entitled and empowered on behalf of itself and Lenders, by intervention in such proceeding or otherwise:
(i)    to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loan and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of Lenders and Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of Lenders and Agent and their respective agents and counsel) and all other amounts due Lenders and Agent hereunder allowed in such judicial proceeding; and
(ii)    to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
and any custodian, receiver, assignee, trustee, liquidator, conservator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to Agent and, in the event that Agent shall consent to the making of such payments directly to Lenders, to pay to Agent any amount due for the reasonable compensation, expenses, disbursements and advances of Agent and its agents and counsel, and any other amounts due Agent hereunder. Nothing contained herein shall be deemed to authorize Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of Lenders except as approved by the Lenders or to authorize Agent to vote in respect of the claims of Lenders except as approved by the Lenders in any such proceeding.
Section 11.2    Delegation of Duties. Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys‑in‑fact and shall be entitled to receive and rely upon advice of counsel concerning all matters pertaining to such duties. Agent shall not be responsible for the negligence of any agents or attorneys-in‑fact selected by it with reasonable care.
Section 11.3    Exculpatory Provisions. Neither Agent nor any of its officers, directors, employees, agents, attorneys‑in‑fact or affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person or Persons under or in connection with this Agreement or any other Loan Document (except to the extent the same is caused by or the result of Agent’s gross negligence, willful misconduct or intentional and material breach of this Agreement) or (ii) responsible in any manner to any Lender for any recitals, statements, representations or warranties made by Borrowers or Guarantor or any officer thereof contained in any Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by Agent under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of Borrowers or Guarantor to perform its obligations thereunder. Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of Borrowers or Guarantor.

Section 11.4    Reliance by Agent. Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, instrument, writing, resolution, notice, consent, certificate, certification, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Loan Parties), independent accountants and other experts selected by Agent. Agent shall take any and all direction with regard to administration of the Loan Documents from the Lenders holding such portion of the Loan as may be agreed by the Lenders in any Co-Lender Agreement. Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless such Note shall have been transferred in accordance with this Agreement and all actions required in connection with such transfer shall have been taken. Notwithstanding anything to the contrary set forth herein: (1) Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of or it shall first be indemnified to its satisfaction by Lenders ratably in accordance with their respective Ratable Share against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of Lenders and such request and any action taken or failure to act pursuant thereto shall be binding upon all Lenders and all future holders of all or any interest in the Loan.
Section 11.5    Notice of Default. Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder or under any of the other Loan Documents unless Agent shall have received notice from a Lender or Borrowers, referring to the Loan Documents, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that Agent receives such a notice and a Default has occurred, Agent shall promptly give notice thereof to Lenders. Agent shall take such action with respect to such Default or Event of Default as may be agreed by Agent and Lenders separately in any Co-Lender Agreement; provided that unless and until Agent shall have received such directions, Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of Lenders.
Section 11.6    Non‑Reliance on Agent and Other Lenders. Each Lender expressly acknowledges that neither Agent nor any of its respective officers, directors, employees, agents, attorneys‑in‑fact or Affiliates have made any representations or warranties to it and that no act by Agent hereafter taken, including any review of the affairs of Borrowers or Guarantor or any Affiliate of Borrowers or Guarantor, shall be deemed to constitute any representation or warranty by Agent to any Lender. Each Lender represents to Agent that it has, independently and without reliance upon Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Borrower Parties and their Affiliates and made its own decision to make its Ratable Share of the Loan hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their Affiliates. Except for notices, reports and other documents expressly required to be furnished to the Lenders by Agent hereunder, Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Borrower Party or any Affiliate of any Borrower Party that may come into the possession of Agent or any of its officers, directors, employees, agents, attorneys‑in‑fact or Affiliates.
Section 11.7    Indemnification. Lenders agree to indemnify Agent in its capacity as such (to the extent not reimbursed by Borrowers and without limiting the obligation of Borrowers to do so), ratably according to their respective Ratable Share on the date on which indemnification is sought under this Section 11.7 (or, if indemnification is sought after the date upon which the Loan shall have been paid in full, ratably in accordance with such Ratable Share immediately prior to such date), for, and to save Agent harmless from and against, any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including, without limitation, at any time following the payment of the Obligations) be imposed on, incurred by or asserted against Agent in any way relating to or arising out of, the Loan, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by Agent under or in connection with any of the foregoing, except to the extent the same is caused by or the result of Agent’s gross negligence, willful misconduct or intentional and material breach of this Agreement. The provisions of this Section 11.7 shall survive the payment of the Obligations and the termination of this Agreement.
Section 11.8    Agent in Its Individual Capacity. Agent and its affiliates may make loans to, accept deposits from and generally engage in any kind of business with any Borrower Party or any Affiliate of any Borrower Party as though Agent were not an agent hereunder. With respect to the Ratable Share of the Loan made or held by it at any time, Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not an agent, and the terms “Lender” and “Lenders” shall include Agent in its individual capacity.
Section 11.9    Appraisals. Agent may, at its option, commission one or more new and/or updated appraisals from time to time after the Closing Date; provided, however, that Borrowers shall only be required to reimburse Agent for such new and/or updated appraisal (A) not more than one (1) time annually unless (1) an Event of Default is continuing or (2) there is, in Agent’s reasonable judgment, a material adverse change in the Properties or the market conditions related to the Properties, (B) in connection with Section 2.7 hereof and (C) at any time such appraisal is required by applicable law or regulatory requirements.
Section 11.10    Ratable Share. (i) The liabilities of Lenders shall be several and not joint, (ii) no Lender shall be responsible for the obligations of any other Lender, and (iii) each Lender shall be liable to Borrowers only for its respective Ratable Share of the Loan. Notwithstanding anything to the contrary herein, all indemnities by Borrowers and obligations for costs, expenses, damages or advances set forth herein shall run to and benefit each Lender in accordance with its Ratable Share.

Section 11.11    Modifications to Article 11. Borrowers, Agent and Lenders acknowledge and agree that the provisions of this Article 11 solely govern the relationship among the Lenders and Agent and do not alter or otherwise modify the provisions of this Agreement applicable to Borrowers or otherwise apply to Borrowers. The provisions of this Article 11 may be modified without Borrowers’ consent so long as such modifications do not alter any of Borrowers’ rights or obligations under this Agreement or any of the other Loan Documents or otherwise alter the economic terms of the Loan or the Loan Documents in any manner.
Section 11.12    Successor Agents. Agent may resign as Agent under the Loan Documents upon five (5) days’ notice to Lenders and Borrowers. If Agent shall resign, then the Lender shall appoint a successor Agent. The term “Agent” shall mean each such successor Agent, effective upon its appointment, and the former Agent’s rights, powers and duties as Agent shall be terminated, without any other or further act or deed on the part of such former Agent or any of the parties to this Agreement or any of the Loan Documents or successors thereto. After any retiring Agent’s resignation hereunder as Agent, the provisions of the Loan Documents shall inure to its benefit as to any actions taken or omitted to be taken by it while it was an Agent under the Loan Documents. In no event shall there be more than one Agent hereunder.
Section 11.13    Limitations on Agent’s Liability. No syndication agents, arranger, or book running manager, in such capacities, shall have any right, power, obligation, liability, responsibility or duty under this Agreement.
Section 11.14    Co-Lender Agreement. Borrowers hereby acknowledge and agree that any one or more co-lender agreements may at any time be entered into between Agent and any or all Lenders (each, a “Co-Lender Agreement”) pursuant to which, among other things, the Lenders shall agree upon rights of the Lenders as among themselves and the manner in which Agent shall administer the Loan. Any Co-Lender Agreement will be solely for the benefit of Agent and the applicable Lenders, and neither any Borrower Party nor any other Person shall be a third-party beneficiary of any of the provisions therein, or have any rights thereunder or be entitled to rely on any of the provisions contained therein. Neither Agent nor any Lenders shall have any obligation to disclose to any Borrower Party or any of its Affiliates the contents of any Co-Lender Agreement. The Borrower Party’s obligations under the Loan Documents are and will be independent of any Co-Lender Agreement and shall remain unmodified by the provisions thereof (although Borrowers acknowledge that with respect to certain approvals, calculations and other decisions hereunder, any Co-Lender Agreement may require Agent to consult with or receive the approval of one or more Lenders prior to providing its own approval or determination regarding the same).
Section 11.15    Pan Am Property. Notwithstanding any provision of this Agreement or any other Loan Document to the contrary, with respect to any consent or approval required to be obtained from Agent under this Agreement or any other Loan Document with respect to the Pan Am Property (including, without limitation, under Sections 4.11, 4.12, 4.13, 4.14, 4.15, 4.33 and 4.37 hereof), or any determination otherwise made by Agent with respect to the Pan Am Property (including without limitation, determinations made under Sections 5.2, 5.3 or 5.4 hereof), such matters shall also require the prior written consent of DQ Lender 1.  All requests for Agent’s consent sent via email pursuant to Sections 4.9 and 4.11 with respect to the Pan Am Property shall also be sent to DQ Lender 1’s representative at naoki@donki.co.jp.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized representatives, all as of the day and year first above written.
AGENT:
GOLDMAN SACHS SPECIALTY LENDING GROUP, L.P., a Delaware limited partnership, individually and as Agent for one or more Lenders

By:	/s/ Gaurav Seth Name: Gaurav Seth Title: Senior Vice President

LENDERS:
SPECIAL SITUATIONS INVESTING GROUP II, LLC, a Delaware limited liability company

By:	/s/ Gaurav Seth Name: Gaurav Seth Title: Senior Vice President

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[Signature Page to Loan Agreement]

DON QUIJOTE HOLDINGS CO., LTD.,
a Japan corporation

By:	/s/ Naoki Yoshida Name: Naoki Yoshida Title: Senior Managing Director & CCO

DON QUIJOTE (USA) CO., LTD.,
a Hawaii corporation

By:	/s/ Reid Matsumoto Name: Reid Matsumoto Title: Chief Administrative Officer

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[Signature Page to Loan Agreement]

BORROWERS:
DAVIES PACIFIC, LLC
a Delaware limited liability company
By:    DPC Mezzanine, LLC
a Delaware limited liability company
Its Sole Equity Member
By:    Pacific Office Properties, L.P.
a Delaware limited partnership
Its Sole Equity Member
By:    Pacific Office Properties Trust, Inc.
a Maryland corporation
Its General Partner

By:    /s/ Lawrence J. Taff
Lawrence J. Taff
Its President

[Signature Page to Loan Agreement]

PAN AM I, LLC
a Delaware limited liability company
By:    Pan Am Mezzanine I, LLC
a Delaware limited liability company
Its Sole Equity Member
By:    Pacific Office Properties, L.P.
a Delaware limited partnership
Its Sole Equity Member
By:    Pacific Office Properties Trust, Inc.
a Maryland corporation
Its General Partner

By:    /s/ Lawrence J. Taff
Lawrence J. Taff
Its President

PAN AM II, LLC
a Delaware limited liability company
By:    Pan Am Mezzanine II, LLC
a Delaware limited liability company
Its Sole Equity Member
By:    Pacific Office Properties, L.P.
a Delaware limited partnership
Its Sole Equity Member
By:    Pacific Office Properties Trust, Inc.
a Maryland corporation
Its General Partner

By:    /s/ Lawrence J. Taff
Lawrence J. Taff
Its President

[Signature Page to Loan Agreement]

PAN AM III, LLC
a Delaware limited liability company
By:    Pan Am Mezzanine III, LLC
a Delaware limited liability company
Its Sole Equity Member
By:    Pacific Office Properties, L.P.
a Delaware limited partnership
Its Sole Equity Member
By:    Pacific Office Properties Trust, Inc.
a Maryland corporation
Its General Partner

By:    /s/ Lawrence J. Taff
Lawrence J. Taff
Its President

PAN AM IV, LLC
a Delaware limited liability company
By:    Pan Am Mezzanine IV, LLC
a Delaware limited liability company
Its Sole Equity Member
By:    Pacific Office Properties, L.P.
a Delaware limited partnership
Its Sole Equity Member
By:    Pacific Office Properties Trust, Inc.
a Maryland corporation
Its General Partner

By:    /s/ Lawrence J. Taff
Lawrence J. Taff
Its President

[Signature Page to Loan Agreement]

WATERFRONT A, LLC
a Delaware limited liability company
By:    WFP Mezzanine A, LLC
a Delaware limited liability company
Its Sole Equity Member
By:    Pacific Office Properties, L.P.
a Delaware limited partnership
Its Sole Equity Member
By:    Pacific Office Properties Trust, Inc.
a Maryland corporation
Its General Partner

By:    /s/ Lawrence J. Taff
Lawrence J. Taff
Its President

WATERFRONT B, LLC
a Delaware limited liability company
By:    WFP Mezzanine B, LLC
a Delaware limited liability company
Its Sole Equity Member
By:    Pacific Office Properties, L.P.
a Delaware limited partnership
Its Sole Equity Member
By:    Pacific Office Properties Trust, Inc.
a Maryland corporation
Its General Partner

By:    /s/ Lawrence J. Taff
Lawrence J. Taff
Its President

[Signature Page to Loan Agreement]

WATERFRONT C, LLC
a Delaware limited liability company
By:    WFP Mezzanine C, LLC
a Delaware limited liability company
Its Sole Equity Member
By:    Pacific Office Properties, L.P.
a Delaware limited partnership
Its Sole Equity Member
By:    Pacific Office Properties Trust, Inc.
a Maryland corporation
Its General Partner

By:    /s/ Lawrence J. Taff
Lawrence J. Taff
Its President

WATERFRONT D, LLC
a Delaware limited liability company
By:    WFP Mezzanine D, LLC
a Delaware limited liability company
Its Sole Equity Member
By:    Pacific Office Properties, L.P.
a Delaware limited partnership
Its Sole Equity Member
By:    Pacific Office Properties Trust, Inc.
a Maryland corporation
Its General Partner

By:    /s/ Lawrence J. Taff
Lawrence J. Taff
Its President

[Signature Page to Loan Agreement]

WATERFRONT E, LLC
a Delaware limited liability company
By:    WFP Mezzanine E, LLC
a Delaware limited liability company
Its Sole Equity Member
By:    Pacific Office Properties, L.P.
a Delaware limited partnership
Its Sole Equity Member
By:    Pacific Office Properties Trust, Inc.
a Maryland corporation
Its General Partner

By:    /s/ Lawrence J. Taff
Lawrence J. Taff
Its President

[Signature Page to Loan Agreement]